UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

Transocean Ltd.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0‑11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 19, 2018

Letter to Shareholders

While commodity prices improved throughout 2017, customers continued to curtail spending on offshore exploration and development, further extending what has become one of the worst downturns in the offshore drilling market. Still, through our continued commitment to fleet quality, operational excellence and organizational and operating efficiency, Transocean delivered another strong year, producing financial results that once again exceeded expectations.

As we enter 2018, we are encouraged by improving macro conditions, with recent prices for both Brent and WTI surpassing $65 per barrel for the first time in over three years. This increase in oil prices, coupled with the efficiencies and resulting cost reductions that the offshore industry has realized over the past three years, has made a significant number of offshore projects around the world economically viable.

As a testament to this fact, the harsh environment markets of Northern Europe and Eastern Canada are now in recovery. Fixtures have increased over 70% from 2016, with utilization and dayrates for high-specification, harsh environment semisubmersibles increasing by approximately 20% and more than 50%, respectively. In fact, growing concern around asset availability in this market is driving customers to tender for multi-year programs.

While certainly not as promising as the harsh environment market, the world’s ultra-deepwater markets are also demonstrating signs of improvement. For the first time in over two years, customers are trying to secure some of the more technically capable assets by entering into multi-year contracts. Unfortunately, utilization rates for ultra-deepwater assets remain low; therefore, leading-edge dayrates in these markets continue to remain challenged.

In short, we enter 2018 with more optimism than we had in any of the past three years; however, since the precise timing and trajectory of the eventual recovery continues to elude us, we will continue to be prudent as we take the necessary actions to maintain our industry-leading position and strategically position Transocean to benefit from the recovery ahead.

We have added contracted rigs to the industry’s most competitive floating fleet, while removing our older, less competitive assets. Over the past six months, we welcomed to our fleet the fourth and fifth newbuild ultra-deepwater drillships, Deepwater Pontus and Deepwater Poseidon. All five of our newbuild assets added since 2016 are backed by long-term contracts, and represent some of the most technically capable rigs in the world. In January of 2018, we closed the acquisition of Songa Offshore, which added seven semisubmersibles, including four CAT-D high-specification, harsh environment floaters, the Equinox,  Endurance,  Encourage and Enabler. These four floaters were designed to the specification of our customer, Statoil, and the rigs are on long-term contracts extending out as far as 2024, with each asset including follow-on options for twelve additional years. We also opportunistically upgraded our drillship, the Discoverer India, which was recently awarded a new contract to work offshore Ivory Coast. The additions of our newbuild drillships and the harsh environment semisubmersibles, as well as the enhancement to the Discoverer India, have further strengthened our position as the industry’s largest and most capable ultra-deepwater and harsh environment drilling contractor.

We continued our fleet high-grading process with the recycling of nine older, less-competitive assets. In total, we have retired 39 floaters during the past four years. Also, through the sale of our jackup fleet, we have focused our efforts exclusively on the floating rig market, where we believe that we clearly differentiate our service offering as we continue to maintain and grow our market-leading position.

We are adding new contracts to our backlog. In both the improving harsh environment markets and the more challenged deep and ultra-deepwater markets throughout the rest of the world, we successfully added fixtures in 2017.

Over the course of the year, Transocean added almost $900 million of backlog from 25 awards, winning approximately 20% of the global floater contracts awarded. Our contracting success is directly attributable to our recognized performance in some of the most challenging harsh environment and ultra-deepwater basins around the world. In some situations, our success was due to our willingness to propose flexible contracting arrangements that include performance-driven models, tying our success to the success of our customers’ drilling programs. Our customers’ trust in our ability to execute enabled us to reactivate an additional four floaters during the year for new contracts. Going forward, these assets will be well-positioned for future opportunities. As of February 19, 2018, our backlog totaled $12.8 billion and includes the lion’s share of the industry’s above market, long-term contracts with the industry’s strongest customers.

We are focused on efficient well delivery. In 2017, we commenced a strategic initiative related to our asset and inventory management system. This initiative will focus on the key areas of well efficiency: inventory optimization, reliability-centered maintenance, and equipment condition, as well as ensuring the timely availability and precise use of parts. Through the thorough collection, evaluation and use of data, we are positioning the company to operate our equipment in the most efficient manner possible while executing our customer’s drilling plans better than previously possible. These actions support a robust condition-based monitoring program that pinpoints early detection of equipment issues to best enable us to address these in the most expedient manner, thus reducing downtime and improving our asset reliability. Our ability to identify root-causes improves our insight into maintenance planning and execution, as well as overall equipment health. This proactive management tool will enable Transocean to better demonstrate our value proposition to our customers.

We continue to identify and capitalize on opportunities to further differentiate Transocean. The downturn in the energy industry has driven change. It is imperative that we have the most capable assets and operate them in a manner that delivers more effectively and efficiently. Building on our prior success of supplier service arrangements related to the rigs’ most critical equipment, in 2017, we executed several more agreements again focusing on uptime performance. These new agreements cover some of the most important equipment on the rig, including the blowout preventers, thrusters, risers, iron roughnecks, top drives, and the drill floor. These agreements rely significantly on condition-based monitoring and help keep our rigs drilling while reducing costly downtime and maintenance expenditures. With the involvement of the original equipment manufacturers, these arrangements also lengthen the time between our costly periodic surveys and allow for the scheduling of maintenance as needed, as opposed to on a calendar basis. We are excited as we enter 2018. The strategic and operational improvements we have implemented and expanded upon over the last two years should continue to enhance our operating performance.

Enhancing our liquidity runway. Following our financing successes in 2016, we again executed financing transactions during the year that further strengthened our liquidity and balance sheet. These actions provide an extended runway that enables us to successfully navigate the current industry downturn, while continuing to provide strategic optionality. In 2017, we issued approximately $1.2 billion of debt maturing in 2022 and 2026, while retiring $1.8 billion of debt with maturities primarily between 2017 and 2020. We additionally removed approximately $1 billion of shipyard obligations with the sale of our five uncontracted jackups that were under construction. These transactions, along with our outstanding operational performance, positioned us with $3.0 billion of cash and short-term investments entering 2018 and a $3 billion undrawn, unsecured revolving credit facility.

We expect 2018 to continue to be challenging as the market remains uncertain and many of our customers remain cautious. However, we enter the year with more positive data points than we have seen in three years.

•	Oil supply and demand fundamentals are improving, as OPEC continues to comply with its committed production cuts, and the global economy continues to flourish.
•	Oil prices have more than doubled from their lows in early 2016, and have demonstrated stability and upward price momentum since mid-2017.
•

Global reserve replacement has plummeted to historic lows and the sanctioning of new offshore projects is expected to replace only one-third of current offshore production as global demand is anticipated to accelerate.

•

Through eliminating, standardizing, streamlining, automating and/or integrating, the offshore industry has dramatically reduced the break-even costs for many of our customers’ offshore projects. As (if not more)

important, the offshore industry has shortened the time to deliver first-oil, which is vital in a market where our customers are focused on shorter time horizons for cash returns.

Needless to say, we believe that we could soon be approaching an inflection point in the offshore drilling industry. We appreciate your patience and trust as we have battled this downturn together. And, we look forward to ultimately emerging from this downturn as the undisputed leader in deepwater and harsh environment drilling.

Merrill A. “Pete” Miller, Jr.	Jeremy D. Thigpen
Chairman of the Board of Directors	President and Chief Executive Officer

Notice to Shareholders	ii
Proxy Statement Summary	iv
Invitation to 2018 Annual General Meeting of Transocean Ltd.	vii
Important Notice Regarding the Availability of Proxy Materials	xiii
Information About the Meeting and Voting	P-1

Agenda Item 1. Approval of the 2017 Annual Report, Including the Audited Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2017 and the Audited Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2017

P-6
Agenda Item 2. Discharge of the Members of the Board of Directors and the Executive Management Team from Liability for Activities During Fiscal Year 2017	P-7

Agenda Item 3. Appropriation of the Accumulated Loss for Fiscal Year 2017 and Release of CHF 1,500,000,000 of Statutory Capital Reserves from Capital Contribution and Allocation to Free Capital Reserves from Capital Contribution

P-8
Agenda Item 4. Renewal of Authorized Share Capital	P-9
Agenda Item 5. Reelection of 11 Directors, Each for a Term Extending Until Completion of the Next Annual General Meeting	P-11
Agenda Item 6. Election of the Chairman of the Board of Directors for a Term Extending Until Completion of the Next Annual General Meeting	P-16
Agenda Item 7. Election of the Members of the Compensation Committee, Each for a Term Extending Until Completion of the Next Annual General Meeting	P-17
Agenda Item 8. Reelection of the Independent Proxy for a Term Extending Until Completion of the Next Annual General Meeting	P-18

Agenda Item 9. Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2018 and Reelection of Ernst & Young Ltd, Zurich, as the Company’s Auditor for a Further OneYear Term‑

P-19
Agenda Item 10. Advisory Vote to Approve Named Executive Officer Compensation	P-21
Agenda Item 11. Prospective Votes on the Maximum Compensation of the Board of Directors and the Executive Management Team	P-23
Agenda Item 12. Approval of Amendment to Transocean Ltd. 2015 Long-Term Incentive Plan for Additional Reserves	P-28
Corporate Governance	P-34
Board Meetings and Committees	P-40
2017 Director Compensation	P-44
Audit Committee Report	P-46
Security Ownership of Certain Beneficial Owners	P-48
Security Ownership of Directors and Executive Officers	P-49
Compensation Discussion and Analysis	P-50
Compensation Committee Report	P-72
Executive Compensation	P-73
Equity Compensation Plan Information	P-82
Other Matters	P-83
Annex A – Proposed Amendments to the Company’s Articles of Association	A-1
Annex B – Transocean Ltd. 2015 Long-Term Incentive Plan and Proposed Amendment to Transocean Ltd. 2015 Long-Term Incentive Plan	B-1
Appendix A. Non-GAAP Financial Information	AP-1

i

NOTICE TO SHAREHOLDERS

March 19, 2018

Dear Shareholder:

The 2018 annual general meeting of the shareholders (the “2018 Annual General Meeting”) of Transocean Ltd. (the “Company”) will be held on Friday, May 18, 2018, at 6:30 p.m., Swiss time, at our offices at Turmstrasse 30, CH-6312, Steinhausen, Switzerland. Information regarding the matters to be acted upon at the meeting is set forth in the attached invitation to the 2018 Annual General Meeting and the proxy statement, which is available at: www.deepwater.com by selecting Financial Reports, Annual and Quarterly Reports in the dropdown of the Investors section.

At the 2018 Annual General Meeting, we will ask you to vote on the following items:

Agenda Item	Description	Board of Directors Recommendation
1

Approval of the 2017 Annual Report, Including the Audited Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2017 and the Audited Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2017

FOR
2	Discharge of the Members of the Board of Directors and Executive Management Team from Liability for Activities During Fiscal Year 2017	FOR
3

Appropriation of the Accumulated Loss for Fiscal Year 2017 and Release of CHF 1,500,000,000 of Statutory Capital Reserves from Capital Contribution and Allocation to Free Capital Reserves from Capital Contribution

FOR
4	Renewal of Authorized Share Capital	FOR
5	Reelection of 11 Directors, Each for a Term Extending Until Completion of the Next Annual General Meeting	FOR
6	Election of the Chairman of the Board of Directors for a Term Extending Until Completion of the Next Annual General Meeting	FOR
7	Election of the Members of the Compensation Committee, Each for a Term Extending Until Completion of the Next Annual General Meeting	FOR
8	Reelection of the Independent Proxy for a Term Extending Until Completion of the Next Annual General Meeting	FOR
9

Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2018 and Reelection of Ernst & Young Ltd, Zurich, as the Company’s Auditor for a Further One‑Year Term

FOR
10	Advisory Vote to Approve Named Executive Officer Compensation	FOR
11	Prospective Votes on the Maximum Compensation of the Board of Directors and the Executive Management Team	FOR
12	Approval of Amendment to Transocean Ltd. 2015 Long-Term Incentive Plan for Additional Reserves	FOR

It is important that your shares be represented and voted at the meeting, whether you plan to attend or not. If you are a shareholder registered in our share register, you may submit voting instructions electronically over the internet, or, if you request that the proxy materials be mailed to you, by completing, signing and returning the proxy card enclosed with those materials. If you hold your shares in the name of a bank, broker or other nominee, please follow the instructions provided by your bank, broker or nominee for submitting voting instructions, including whether you may submit voting instructions by mail, telephone or over the internet.

Under rules of the U.S. Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders as of the close of business on March 12, 2018. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. The Notice also instructs you on how you may submit your proxy over the internet or via mail. If you receive the Notice, you will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice or as otherwise described in the proxy statement.

A copy of the proxy materials, including a proxy card or voting instruction form, will also be sent to any additional shareholders who are registered in our share register as shareholders with voting rights, or who become beneficial owners through a nominee registered in our share register as a shareholder with voting rights, as of the close of business on April 30, 2018, and who were not registered as of March 12, 2018. The proxy statement and form of proxy are first being mailed to shareholders on or about March 20, 2018.

A note to Swiss and other European investors: Transocean Ltd. is incorporated in Switzerland, has issued registered shares and trades on the New York Stock Exchange; however, unlike some Swiss incorporated companies, share blocking and re‑registration are not requirements for any shares of Transocean Ltd. to be voted at the meeting, and all shares may be traded after the record date.

Thank you in advance for your vote.

Sincerely,

Merrill A. “Pete” Miller, Jr.	Jeremy D. Thigpen
Chairman of the Board of Directors	President and Chief Executive Officer

Proxy Statement Summary

2018 Annual General Meeting Details

Date:	Friday, May 18, 2018
Time:	6:30 p.m., Swiss time
Place:	Offices of Transocean Ltd. Turmstrasse 30 CH-6312 Steinhausen, Switzerland
Record Date:	April 30, 2018
Voting:

Shareholders registered in our share register on the record date have the right to attend the 2018 Annual General Meeting and vote their shares. Such shareholders may designate proxies to vote their shares by submitting their proxy electronically over the internet, or, if they request that the proxy materials be mailed to them, by completing, signing and returning the proxy card enclosed with those materials. Please review the voting instructions in the proxy statement for each of these methods. Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee for voting their shares, including whether they may submit voting instructions by mail, telephone or over the internet.

Shareholders who wish to attend and vote at the meeting in person are required to present either the Notice, or any proxy card that is sent to them, or, if they hold their shares in the name of a bank, broker or other nominee, a legal proxy issued by their bank, broker or other nominee in their name, each with proof of identification.

Materials:	Our proxy statement and 2017 Annual Report are available at: www.deepwater.com by selecting Financial Reports/Annual and Quarterly Reports in the dropdown of the Investors section.

Nominees to the Board of Directors

We are asking you to vote FOR all of the director nominees listed below. During 2017, each of the current directors attended at least 80% of the Board of Directors’ meetings and committee meetings held by committees on which he or she served during his or her elected term, except for Mr. Frederik Mohn, who was elected to the Board of Directors effective as of January 30, 2018. Detailed information regarding these individuals is provided under Agenda Item 5:

Independent*
Directors for Reelection
Glyn A. Barker	
Vanessa C.L. Chang	
Frederico F. Curado	
Chadwick C. Deaton	
Vincent J. Intrieri	
Samuel J. Merksamer	
Merrill A. “Pete” Miller, Jr.	
Frederik W. Mohn	
Edward R. Muller	
Tan Ek Kia	
Jeremy D. Thigpen

* As determined by the Board of Directors in accordance with applicable rules and regulations.

Swiss Minder Ordinance

Under the Swiss Ordinance Against Excessive Compensation At Public Companies (the “Minder Ordinance”) and our Articles of Association, the authority to elect the Chairman of the Board of Directors and the members of the Compensation Committee is vested in the general meeting of shareholders. The Board of Directors recommends that you elect Merrill A. “Pete” Miller, Jr. as Chairman of the Board of Directors (Agenda Item 6) and Frederico F. Curado, Vincent J. Intrieri and Tan Ek Kia as members of the Compensation Committee (Agenda Item 7) to serve until completion of the 2019 annual general meeting of the shareholders (the “2019 Annual General Meeting”). Note that under the Minder Ordinance and our Articles of Association, if any of these individuals were to resign or there were vacancies in the office of the Chairman or the Compensation Committee for other reasons, the Board of Directors would have the authority to replace him or her with another member of the Board of Directors for a term expiring at the next Annual General Meeting.

Pursuant to the Minder Ordinance, the Company is not permitted to appoint a corporate representative to act as the proxy for purposes of voting at the 2018 Annual General Meeting. Swiss companies may only appoint an independent proxy for these purposes. At the 2017 annual general meeting of the shareholders (the “2017 Annual General Meeting”), shareholders elected Schweiger Advokatur / Notariat to serve as our independent proxy for the 2018 Annual General Meeting. Agenda Item 8 asks that you again elect this firm to act as the independent proxy for the 2019 Annual General Meeting and any extraordinary general meeting of shareholders of the Company that may be held prior to the 2019 Annual General Meeting.

The Minder Ordinance and our Articles of Association also require that shareholders ratify the maximum aggregate amount of compensation of the Board of Directors for the period between the 2018 Annual General Meeting and the 2019 Annual General Meeting (Agenda Item 11A) and the maximum aggregate amount of compensation of the Executive Management Team for fiscal year 2019 (Agenda Item 11B). The shareholder vote is binding.

Features of Executive Compensation Program

Our executive compensation program reflects a commitment to retain and attract highly qualified executives. The elements of our program are designed to motivate our executives to achieve our overall business objectives and create sustainable shareholder value in a cost‑effective manner and reward executives for achieving superior financial, safety and operational performance, each of which is important to the long‑term success of the Company. We believe our executive

v

compensation program includes key features that align the interests of our executives with those of our shareholders and does not include features that could misalign those interests.

What We Do		What We Don’t Do
☑	Conduct an annual review of our compensation strategy, including a review of our compensation-related risk profile	☒	Allow our executives to hedge, sell short or hold derivative instruments tied to our shares (other than options issued by us)
☑	Mandate meaningful share ownership requirements for our executives	☒	Allow our executives or directors to pledge Company shares
☑	Maintain a clawback policy that allows for the forfeiture, recovery or adjustment of incentive compensation paid to executives due to a material misstatement of financial results	☒

Have pre-arranged individual severance agreements or special change-in-control compensation agreements with any Executive Officers; however, to the extent permitted under Swiss law, our executives are eligible for severance and change-in-control provisions pursuant to our policies

☑	Base annual and long-term incentive payments on quantitative, formulaic metrics	☒	Provide gross-ups for severance payments
☑	Maintain compensation plans that are weighted significantly toward variable pay to align our executive compensation with long-term shareholder interests	☒	Guarantee salary increases, non-performance based bonuses or unrestricted equity compensation
☑	Link long-term incentive compensation to relative performance metrics to incent strong performance	☒	Provide any payments or reimbursements for tax equalization
☑	Deliver at least 50% of long-term incentives in performance-based equity awards	☒	Pay dividend equivalents on performance units that have not vested
☑	Retain an independent consultant who does not perform any services for management (i.e., retained by and reports to our Compensation Committee)	☒	Offer executive perquisites
☑	Maintain double trigger change-in-control provisions

INVITATION TO 2018 ANNUAL GENERAL MEETING OF TRANSOCEAN LTD.

Friday, May 18, 2018

6:30 p.m., Swiss time

at the Offices of Transocean Ltd.

Turmstrasse 30
CH-6312 Steinhausen, Switzerland

Agenda Items

(1)            Approval of the 2017 Annual Report, Including the Audited Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2017 and the Audited Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2017.

Proposal of the Board of Directors

The Board of Directors proposes that the 2017 Annual Report, including the audited consolidated financial statements for the year ended December 31 (“fiscal year”) 2017, and the audited statutory financial statements for fiscal year 2017, be approved.

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 1.

(2)          Discharge of the Members of the Board of Directors and the Executive Management Team from Liability for Activities During Fiscal Year 2017.

Proposal of the Board of Directors

The Board of Directors proposes that the members of the Board of Directors and Messrs. Jeremy D. Thigpen, Mark L. Mey and John B. Stobart, who served as members of our Executive Management Team in 2017, be discharged from liability for activities during fiscal year 2017.

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 2.

(3)          Appropriation of Accumulated Loss for Fiscal Year 2017 and Release of CHF 1,500,000,000 of Statutory Capital Reserves from Capital Contribution and Allocation to Free Capital Reserves from Capital Contribution.

Proposal of the Board of Directors

The Board of Directors proposes that (i) the accumulated loss of the Company be carried forward, and (ii) CHF 1,500,000,000 of statutory capital reserves from capital contribution be released and allocated to free capital reserves from capital contribution.

Appropriation of Accumulated Loss	in CHF thousands
Balance brought forward from previous years	(4,997,032)

Net loss of the year	(468,002)
Total accumulated loss	(5,465,034)
Appropriation of accumulated loss
Balance to be carried forward on this account	(5,465,034)

Proposed Release of Statutory Capital Reserves from Capital Contributions to Free Capital Reserves from Capital Contribution	in CHF thousands
Statutory capital reserves from capital contribution	11,403,842
Release to free capital reserves from capital contribution	1,500,000
Remaining statutory capital reserves from capital contribution	9,903,842

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 3.

(4)          Renewal of Authorized Share Capital.

Proposal of the Board of Directors

The Board of Directors proposes that its authority to issue shares out of the Company’s authorized share capital be renewed for a further two-year period, expiring on May 18, 2020. Pursuant to the proposal, the Board of Directors’ authority to issue shares in one or several steps will be limited to a maximum of 27,703,889 shares, or approximately 6% of the Company’s share capital currently recorded in the Commercial Register. The Board of Directors does not currently have plans to issue shares under this authorization. The Board of Directors believes, however, that providing the flexibility to issue additional shares out of the authorized share capital quickly is a strategic benefit for the Company. The proposed amendments to the Company’s Articles of Association are included in Annex A.

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 4.

(5)          Reelection of 11 Directors, Each for a Term Extending Until Completion of the Next Annual General Meeting.

Proposal of the Board of Directors

The Board of Directors proposes that the following 11 candidates be reelected to the Board of Directors, each for a term extending until completion of the next Annual General Meeting.

5A	Reelection of Glyn A. Barker as a director.
5B	Reelection of Vanessa C.L. Chang as a director.
5C	Reelection of Frederico F. Curado as a director.
5D	Reelection of Chadwick C. Deaton as a director.
5E	Reelection of Vincent J. Intrieri as a director.
5F	Reelection of Samuel J. Merksamer as a director.
5G	Reelection of Merrill A. “Pete” Miller, Jr. as a director.
5H	Reelection of Frederik W. Mohn as a director.
5I	Reelection of Edward R. Muller as a director.
5J	Reelection of Tan Ek Kia as a director.
5K	Reelection of Jeremy D. Thigpen as a director.

Recommendation

The Board of Directors recommends you vote “FOR” the reelection of each of these nominees to the Board of Directors.

(6)          Election of the Chairman of the Board of Directors for a Term Extending Until Completion of the Next Annual General Meeting.

Proposal of the Board of Directors

The Board of Directors proposes that Merrill A. “Pete” Miller, Jr. be elected as the Chairman of the Board of Directors for a term extending until completion of the next Annual General Meeting, subject to his re-election as a member of the Board of Directors.

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 6.

(7)          Election of the Members of the Compensation Committee, Each for a Term Extending Until Completion of the Next Annual General Meeting.

Proposal of the Board of Directors

The Board of Directors proposes that the following three candidates be reelected as members of the Compensation Committee, each for a term extending until completion of the next Annual General Meeting, subject in each case to such candidate’s re-election as a member of the Board of Directors:

7A	Election of Frederico F. Curado as a member of the Compensation Committee.
7B	Election of Vincent J. Intrieri as a member of the Compensation Committee.
7C	Election of Tan Ek Kia as a member of the Compensation Committee.

Recommendation

The Board of Directors recommends you vote “FOR” the election of each of these nominees as members of the Compensation Committee.

(8)          Reelection of the Independent Proxy for a Term Extending Until Completion of the Next Annual General Meeting.

Proposal of the Board of Directors

The Board of Directors proposes that Schweiger Advokatur / Notariat be reelected to serve as independent proxy at (and until completion of) the 2019 Annual General Meeting and at any extraordinary general meeting of shareholders of the Company that may be held prior to the 2019 Annual General Meeting.

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 8.

(9)          Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2018 and Reelection of Ernst & Young Ltd, Zurich, as the Company’s Auditor for a Further One‑Year Term.

Proposal of the Board of Directors

The Board of Directors proposes that Ernst & Young LLP be appointed as the Company’s independent registered public accounting firm for fiscal year 2018 and that Ernst & Young Ltd, Zurich, be reelected as the Company’s auditor pursuant to the Swiss Code of Obligations for a further one‑year term, commencing on the date of the 2018 Annual General Meeting and terminating on the date of the 2019 Annual General Meeting.

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 9.

(10)        Advisory Vote to Approve Named Executive Officer Compensation for Fiscal Year 2018.

Proposal of the Board of Directors

Pursuant to Section 14A of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), shareholders are entitled to cast an advisory vote on the Company’s executive compensation program for the Company’s Named Executive Officers. Detailed information regarding the Company’s compensation program for its Named Executive Officers is set forth in the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in this proxy statement. The Board of Directors believes the Company’s compensation program is designed to reward performance that creates long‑term value for the Company’s shareholders and has proposed the following resolution to provide shareholders with the opportunity to endorse or not endorse the Company’s Named Executive Officer compensation program by voting on the below resolution:

RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative disclosure in the proxy statement for the Company’s 2018 Annual General Meeting, is hereby APPROVED.

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 10.

(11)        Prospective Vote on the Maximum Compensation of the Board of Directors and the Executive Management Team.

11A  Ratification of the Maximum Aggregate Amount of Compensation of the Board of Directors for the Period Between the 2018 Annual General Meeting and the 2019 Annual General Meeting.

x

Proposal of the Board of Directors

The Board of Directors proposes that the shareholders ratify an amount of U.S. $4,121,000 as the maximum aggregate amount of compensation of the Board of Directors for the period between the 2018 Annual General Meeting and the 2019 Annual General Meeting.

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 11A.

11B  Ratification of the Maximum Aggregate Amount of Compensation of the Executive Management Team for Fiscal Year 2019.

Proposal of the Board of Directors

The Board of Directors proposes that the shareholders ratify an amount of U.S. $24,000,000 as the maximum aggregate amount of compensation of the Executive Management Team for fiscal year 2019.

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 11B.

(12)       Approval of Amendment to Transocean Ltd. 2015 Long-Term Incentive Plan for Additional Reserves

Proposal of the Board of Directors

The Board of Directors proposes that the shareholders approve an increase of 12,000,000 shares in the aggregate amount of shares available for issuance pursuant to the Transocean Ltd. 2015 Long-Term Incentive Plan.

Recommendation

The Board of Directors recommends you vote “FOR” this proposal number 12.

Organizational Matters

A copy of the Notice has been sent to each shareholder registered in Transocean Ltd.’s share register as of the close of business on March 12, 2018. Any additional shareholders who are registered in Transocean Ltd.’s share register as of the close of business on April 30, 2018, will receive after that date a copy of the proxy materials, including a proxy card. Shareholders not registered in Transocean Ltd.’s share register as of April 30, 2018, will not be entitled to attend, vote or grant proxies to vote at the 2018 Annual General Meeting. While no shareholder will be entered in Transocean Ltd.’s share register as a shareholder with voting rights between the close of business on April 30, 2018, and the opening of business on the day following the 2018 Annual General Meeting, share blocking and re‑registration are not requirements for any shares of Transocean Ltd. to be voted at the meeting, and all shares may be traded after the record date. Computershare, which maintains Transocean Ltd.’s share register, will continue to register transfers of Transocean Ltd. shares in the share register in its capacity as transfer agent during this period.

Shareholders registered in Transocean Ltd.’s share register as of April 30, 2018, have the right to attend the 2018 Annual General Meeting and vote their shares (in person or by proxy), or may grant a proxy to vote on each of the proposals in this invitation and any modification to any agenda item or proposal identified in this invitation or other matter on which voting is permissible under Swiss law and which is properly presented at the 2018 Annual General Meeting for consideration. Such shareholders may designate proxies to vote their shares electronically over the internet or, if they request that the proxy materials be mailed to them, by completing, signing and returning the proxy card enclosed with those materials at the 2018 Annual General Meeting. Even if you plan to attend the 2018 Annual General Meeting, we encourage you to submit your voting instructions prior to the meeting.

We urge you to submit your voting instructions electronically over the internet or return the proxy card as soon as possible. All electronic voting instructions or proxy cards must be received no later than 8:00 a.m. Eastern Daylight Time (2:00 p.m. Swiss time), on Friday, May 18, 2018 unless extended by the Company.

If you have timely submitted electronic voting instructions or a properly executed proxy card, your shares will be voted by the independent proxy in accordance with your instructions. Holders of shares who have timely submitted their proxy, but have not specifically indicated how to vote their shares, will be deemed to have instructed the independent proxy to vote in accordance with the recommendations of the Board of Directors with regard to the items listed in the notice of meeting. If any modifications to agenda items or proposals identified in this invitation or other matters on which voting is permissible under Swiss law are properly presented at the 2018 Annual General Meeting for consideration, you will be deemed to have instructed the independent proxy, in the absence of other specific instructions, to vote in accordance with the recommendations of the Board of Directors.

As of the date of this proxy statement, the Board of Directors is not aware of any such modifications or other matters proposed to come before the 2018 Annual General Meeting.

Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee for voting their shares, including whether they may submit voting instructions by mail, telephone or over the internet.

Shareholders may grant proxies to any third party. Such third party need not be a shareholder.

Directions to the 2018 Annual General Meeting can be obtained by contacting our Corporate Secretary at our registered office, Turmstrasse 30, CH‑6312 Steinhausen, Switzerland, telephone number +41 (41) 749 0500, or Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, Texas 77046, USA, telephone number +1 (713) 232‑7500. If you plan to attend and vote at the 2018 Annual General Meeting in person, you are required to present either the Notice or any proxy card that is sent to you, together with proof of identification, or, if you own shares held in the name of a bank, broker or other nominee, a legal proxy issued by your bank, broker or other nominee in your name, together with proof of identification. If you plan to attend the 2018 Annual General Meeting in person, we urge you to arrive at the meeting location no later than 5:30 p.m., Swiss time on Friday, May 18, 2018. In order to determine attendance correctly, any shareholder leaving the 2018 Annual General Meeting early or temporarily, will be requested to present such shareholder’s admission card upon exit.

Annual Report, Consolidated Financial Statements, Statutory Financial Statements

A copy of the 2017 Annual Report (including the consolidated financial statements for fiscal year 2017, the statutory financial statements of Transocean Ltd. for fiscal year 2017 and the audit reports on such consolidated and statutory financial statements) and the 2017 Compensation Report is available for physical inspection at Transocean Ltd.’s registered office, Turmstrasse 30, CH‑6312 Steinhausen, Switzerland. Copies of these materials may be obtained without charge by contacting our Corporate Secretary at our registered office, Turmstrasse 30, CH‑6312 Steinhausen, Switzerland, telephone number +41 (41) 749 0500, or Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, Texas 77046, USA, telephone number +1 (713) 232‑7500.

On behalf of the Board of Directors,

Merrill A. “Pete” Miller, Jr. Chairman of the Board of Directors

Steinhausen, Switzerland

March 19, 2018

YOUR VOTE IS IMPORTANT

You may designate a proxy to vote your shares by submitting your voting instructions electronically over the internet or, if you requested a printed copy of the proxy materials, by completing, signing and returning by mail the proxy card you will receive in response to your request. Please review the instructions in the Notice of Internet Availability of Proxy Materials and the proxy statement.

Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee for voting their shares, including whether they may submit voting instructions by mail, telephone or over the internet.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2018 ANNUAL GENERAL MEETING TO BE HELD ON MAY 18, 2018.

Our proxy statement and 2017 Annual Report are available at:

www.proxyvote.com

PROXY STATEMENT
FOR 2018 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF TRANSOCEAN LTD.
MAY 18, 2018

INFORMATION ABOUT THE MEETING AND VOTING

This proxy statement is furnished in connection with the solicitation of proxies by Transocean Ltd., on behalf of the Board of Directors, to be voted at our 2018 Annual General Meeting to be held on May 18, 2018 at 6:30 p.m., Swiss time, at our offices at Turmstrasse 30, CH-6312, Steinhausen, Switzerland. This proxy statement and form of proxy are first being mailed to shareholders on or about March 20, 2018.

Record Date

Only shareholders of record on April 30, 2018, are entitled to notice of, to attend, and to vote or to grant proxies to vote at, the 2018 Annual General Meeting. No shareholder will be entered in Transocean Ltd.’s share register with voting rights between the close of business on April 30, 2018, and the opening of business on the day following the 2018 Annual General Meeting.

While no shareholder will be entered in Transocean Ltd.’s share register as a shareholder with voting rights between the close of business on April 30, 2018, and the opening of business on the day following the 2018 Annual General Meeting, share blocking and re‑registration are not requirements for any shares of Transocean Ltd. to be voted at the meeting, and all shares may be traded after the record date. Computershare, which maintains Transocean Ltd.’s share register, will continue to register transfers of Transocean Ltd. shares in the share register in its capacity as transfer agent during this period.

Quorum

Our Articles of Association provide that the presence of shareholders, in person or by proxy, holding at least a majority of all the shares entitled to vote at the meeting constitutes a quorum for purposes of convening the 2018 Annual General Meeting and voting on all of the matters described in the notice of meeting. Abstentions and “broker non‑votes” will be counted as present for purposes of determining whether there is a quorum at the meeting, so long as the broker has discretion to vote the shares on at least one matter before the 2018 Annual General Meeting.

Votes Required

The following table sets forth the applicable vote standard required to pass each enumerated agenda item:

Agenda Item	Description	Relative Majority(1)		Qualified Two-Thirds Majority		Plurality of Votes
1	Approval of the 2017 Annual Report, Including the Audited Consolidated Financial Statements and Audited Statutory Financial Statements for Fiscal Year 2017 of Transocean Ltd.	
2	Discharge of the Members of the Board of Directors and Executive Management Team from Liability for Activities During Fiscal Year 2017	
3	Appropriation of the Accumulated Loss and Release of CHF 1,500,000,000 of Statutory Capital Reserves from Capital Contribution and Allocation to Free Reserves from Capital Contribution	
4	Renewal of Authorized Share Capital				(4)
5	Reelection of 11 Directors						(2)(5)
6	Election of Chairman of the Board of Directors						(2)
7	Election of Members of the Compensation Committee						(2)
8	Reelection of Independent Proxy	
9	Appointment of Ernst & Young as Independent Auditor	
10	Advisory Vote to Approve Named Executive Officer Compensation		(3)
11	Prospective Votes on the Maximum Compensation of the Board of Directors and the Executive Management Team	
12	Approval of Amendment to Transocean Ltd. 2015 Long-Term Incentive Plan for Additional Reserves	

(1)    Affirmative vote of a simple majority of the votes cast in person or by proxy at the 2018 Annual General Meeting on the applicable agenda item.  Abstentions, broker non‑votes (if any) or blank or invalid ballots are not counted for such purposes and shall have no impact on the approval of such agenda item.

(2)    Affirmative vote of a plurality of the votes cast in person or by proxy at the 2018 Annual General Meeting. The plurality requirement means that the nominee who receives the largest number of votes for a board position, or the chair or a position on the Compensation Committee, as applicable, is elected to that position. Only votes “FOR” are counted in determining whether a plurality has been cast in favor of a nominee. Abstentions, broker non‑votes, blank or invalid ballots are not counted for such purposes and shall have no impact on the election of such nominees. As described later in this proxy statement, our Corporate Governance Guidelines set forth our procedures if a nominee is elected but does not receive more votes cast “FOR” than “AGAINST” the nominee’s election.

(3)    The proposal is an advisory vote; as such, the vote is not binding on the Company.

(4)    The affirmative vote of at least two-thirds of the votes and the absolute majority of the par value of shares, each as present or represented at the 2018 Annual General Meeting. An abstention, blank or invalid ballot will have the effect of a vote “AGAINST” this proposal. Broker non-votes are not counted for this agenda item and therefore will have no impact on the approval of this agenda item.

(5)    Even if a nominee receives a plurality of votes that nominee may not ultimately serve as a director if the nominee does not receive more votes cast for than against the nominee’s election, and the Company’s Board of Directors accepts the resignation of the nominee pursuant to the Company’s majority vote policy, as described later in this proxy statement.

Outstanding Shares

As of March 12, 2018, there were 460,506,997 Transocean Ltd. shares outstanding, which exclude 1,225,664 issued shares that are held by our subsidiaries. Only registered holders of our shares on April 30, 2018, the record date established for the 2018 Annual General Meeting, are entitled to notice of, to attend and to vote at, the meeting. Holders of shares on the record date are entitled to one vote for each share held.

Voting Procedures

A copy of the Notice of Internet Availability of Proxy Materials has been sent to each shareholder registered in Transocean Ltd.’s share register as of the close of business on March 12, 2018. Any additional shareholders who are registered in Transocean Ltd.’s share register as of the close of business on April 30, 2018, but who were not registered in the share register as of March 12, 2018, will receive a copy of the proxy materials, including a proxy card, after April 30, 2018. Shareholders not registered in Transocean Ltd.’s share register as of April 30, 2018, will not be entitled to attend, vote or grant proxies to vote at, the 2018 Annual General Meeting.

If you are registered as a shareholder in Transocean Ltd.’s share register as of April 30, 2018, or if you hold shares of Transocean Ltd. in “street name” as of such date, you may grant a proxy to vote on each of the proposals and any modification to any of the proposals or other matter on which voting is permissible under Swiss law and which is properly presented at the meeting for consideration in one of the following ways:

By Internet: Go to www.proxyvote.com 24 hours a day, seven days a week, and follow the instructions. You will need the 12‑digit control number that is included in the Notice, proxy card or voting instructions form that is sent to you. The internet system allows you to confirm that the system has properly recorded your voting instructions. This method of submitting voting instructions will be available up until 8:00 a.m. Eastern Daylight Time (2:00 p.m. Swiss time), on Friday, May 18, 2018 unless extended by the Company.

By Telephone (available only to beneficial owners of our shares): On a touch‑tone telephone, call toll‑free +1 (800) 690‑6903, 24 hours a day, seven days a week, and follow the instructions. You will need the 12‑digit control number that is included in the Notice, proxy card or voting instructions form that is sent to you. As with the internet system, you will be able to confirm that the telephonic system has properly recorded your votes. This method of submitting voting instructions will be available up until 8:00 a.m. Eastern Daylight Time (2:00 p.m. Swiss time), on Friday, May 18, 2018 unless extended by the Company. If you are a holder of record, you cannot vote by telephone.

By Mail: Mark, date and sign your proxy card exactly as your name appears on the card and return it by mail to:

Transocean 2018 AGM Vote Processing		Transocean 2018 AGM Vote Processing
c/o Broadridge		Schweiger Advokatur / Notariat
51 Mercedes Way	Or	Dammstrasse 19
Edgewood, NY 11717		CH‑6300 Zug
USA		Switzerland

All proxy cards must be received no later than 8:00 a.m. Eastern Daylight Time (2:00 p.m. Swiss time), on Friday, May 18, 2018 unless extended by the Company. Do not mail the proxy card or voting instruction form if you are submitting voting instructions over the internet or (if you are a beneficial owner of our shares) by telephone.

Even if you plan to attend the 2018 Annual General Meeting, we encourage you to submit your voting instructions over the internet or by mail prior to the meeting.

If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee for voting your shares, including whether you may submit voting instructions by mail, telephone or over the internet.

Many of our shareholders hold their shares in more than one account and may receive more than one Notice. To ensure that all of your shares are represented at the 2018 Annual General Meeting, please submit your voting instructions for each account.

Under New York Stock Exchange (“NYSE”) rules, brokers who hold shares in street name for customers, such that the shares are registered on the books of the Company as being held by the brokers, have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners, but are precluded from exercising their voting discretion with respect to proposals for “non‑routine” matters. Proxies submitted by brokers without instructions from customers for these non‑routine or contested matters are referred to as “broker non‑votes.” The following matters are non‑routine matters under NYSE Rules:

•	Agenda Item No. 2—Discharge of the Members of the Board of Directors and the Executive Management Team from Liability for Activities During Fiscal Year 2017
•	Agenda Item No. 5—Reelection of 11 Directors
•	Agenda Item No. 6—Election of the Chairman of the Board of Directors
•	Agenda Item No. 7—Election of the Members of the Compensation Committee
•	Agenda Item No. 10—Advisory Vote to Approve Named Executive Officer Compensation
•	Agenda Item No. 11A—Ratification of the Maximum Aggregate Compensation of the Board of Directors for the Period Between the 2018 Annual General Meeting and the 2019 Annual General Meeting
•	Agenda Item No. 11B—Ratification of the Maximum Aggregate Compensation of the Executive Management Team for Fiscal Year 2019
•	Agenda Item No. 12 – Approval of Amendment to Transocean Ltd. 2015 Long-Term Incentive Plan for Additional Reserves

If you hold your shares in “street name,” your broker will not be able to vote your shares on the agenda items set forth above and may not be able to vote your shares on other matters at the 2018 Annual General Meeting unless the broker receives appropriate instructions from you. We recommend that you contact your broker to exercise your right to vote your shares.

If you have timely submitted electronic or telephonic voting instructions or a properly executed proxy card, your shares will be voted by the independent proxy according to your instructions. Holders of shares who have timely submitted their proxy, but have not specifically indicated how to vote their shares will be deemed to have instructed the independent proxy to vote in accordance with the recommendations of the Board of Directors with regard to the items listed in the notice of meeting.

If any modifications to agenda items or proposals identified in this invitation or other matters on which voting is permissible under Swiss law are properly presented at the 2018 Annual General Meeting for consideration, you will be deemed to have instructed the independent proxy, in the absence of other specific instructions, to vote in accordance with the recommendations of the Board of Directors.

As of the date of this proxy statement, the Board of Directors is not aware of any such modifications or other matters to come before the 2018 Annual General Meeting.

You may revoke your proxy card at any time prior to its exercise by taking one of the following actions:

•

submitting a properly completed and executed proxy card with a later date and timely delivering it either directly to the independent proxy or to Vote Processing, c/o Broadridge at the addresses indicated below

•	giving written notice of the revocation prior to the meeting to:

Transocean 2018 AGM Vote Processing		Transocean 2018 AGM Vote Processing
c/o Broadridge		Schweiger Advokatur / Notariat
51 Mercedes Way	Or	Dammstrasse 19
Edgewood, NY 11717		CH‑6300 Zug
USA		Switzerland

•	appearing at the meeting, notifying the independent proxy, with respect to proxies granted to the independent proxy, and voting in person.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes in relation to agenda items that have already been voted on. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

Shareholders may grant proxies to any third party. Such third party need not be a shareholder.

If you wish to attend and vote at the 2018 Annual General Meeting in person, you are required to present either the Notice or any proxy card that is sent to you, together with proof of identification, or, if you own shares held in the name of a bank, broker or other nominee, a legal proxy issued by your bank, broker or other nominee in your name, together with proof of identification. If you plan to attend the 2018 Annual General Meeting in person, we urge you to arrive at the meeting location no later than 5:30 p.m. Swiss time on Friday, May 18, 2018. In order to determine attendance correctly, any shareholder leaving the 2018 Annual General Meeting early or temporarily will be requested to present such shareholder’s admission card upon exit.

References to “Transocean,” the “Company,” “we,” “us” or “our” include Transocean Ltd. together with its subsidiaries and predecessors, unless the context requires otherwise.

AGENDA ITEM 1

Approval of the 2017 Annual Report, Including the Audited Consolidated Financial Statements of Transocean Ltd. for Fiscal Year 2017 and the Audited Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2017

Proposal of the Board of Directors

The Board of Directors proposes that the 2017 Annual Report, including the audited consolidated financial statements of Transocean Ltd. for fiscal year 2017 and the audited statutory financial statements of Transocean Ltd. for fiscal year 2017, be approved.

Explanation

The audited consolidated financial statements of Transocean Ltd. for fiscal year 2017 and the audited Swiss statutory financial statements of Transocean Ltd. for fiscal year 2017 are contained in the 2017 Annual Report, which, along with this proxy statement, is available at: www.deepwater.com by selecting Financial Reports, Annual and Quarterly Reports in the Investors section dropdown. In addition, these materials will be available for physical inspection at the Company’s registered office, Turmstrasse 30, CH‑6312 Steinhausen, Switzerland. The 2017 Annual Report also contains information on the Company’s business activities and the Company’s business and financial situation, and the reports of Ernst & Young Ltd, Zurich, the Company’s auditors pursuant to the Swiss Code of Obligations, on the Company’s consolidated financial statements for fiscal year 2017 and statutory financial statements for fiscal year 2017. In its reports, Ernst & Young Ltd recommended without qualification that the Company’s consolidated financial statements and statutory financial statements for the year ended December 31, 2017, be approved. Ernst & Young Ltd expresses its opinion that the “consolidated financial statements for the years ended December 31, 2017 and 2016 present fairly in all material respects the consolidated financial position of Transocean Ltd. and subsidiaries at December 31, 2017 and 2016, and the consolidated results of operations and cash flows for each of the three years in the period ended December 31, 2017, in accordance with accounting principles generally accepted in the United States and comply with Swiss law.” Ernst & Young Ltd further expresses its opinion and confirms that the statutory financial statements for fiscal year 2017 comply with Swiss law and the Articles of Association of the Company.

Under Swiss law, the annual report, the consolidated financial statements and Swiss statutory financial statements must be submitted to shareholders for approval at each annual general meeting.

If the shareholders do not approve this proposal, the Board of Directors may call an extraordinary general meeting of shareholders for reconsideration of this proposal by shareholders.

Recommendation

The Board of Directors recommends a vote “FOR” this Agenda Item 1.

AGENDA ITEM 2

Discharge of the Members of the Board of Directors and the Executive Management Team from Liability for Activities During Fiscal Year 2017

Proposal of the Board of Directors

The Board of Directors proposes that the members of the Board of Directors and Messrs. Jeremy D. Thigpen, Mark L. Mey and John B. Stobart, who served as members of our Executive Management Team in 2017, be discharged from liability for activities during fiscal year 2017.

Explanation

As is customary for Swiss corporations and in accordance with Article 698, subsection 2, item 5 of the Swiss Code of Obligations, shareholders are requested to discharge the members of the Board of Directors and our Executive Management Team from liability for their activities during the past fiscal year.

Discharge pursuant to the proposed resolution is only effective with respect to facts that have been disclosed to shareholders (including through any publicly available information, whether or not included in our filings with the SEC) and only binds shareholders who either voted in favor of the proposal or who subsequently acquired shares with knowledge that shareholders have approved this proposal. In addition, shareholders who vote against this proposal, abstain from voting on this proposal, do not vote on this proposal, or acquire their shares without knowledge of the approval of this proposal, may bring, as a plaintiff, any claims in a shareholder derivative suit within six months after the approval of the proposal. After the expiration of the six‑month period, such shareholders will generally no longer have the right to bring, as a plaintiff, claims in shareholder derivative suits against members of the Board of Directors or Executive Management Team with respect to activities during fiscal year 2017.

Recommendation

The Board of Directors recommends a vote “FOR” this Agenda Item 2.

AGENDA ITEM 3

Appropriation of the Accumulated Loss for Fiscal Year 2017 and Release of CHF 1,500,000,000 of Statutory Capital Reserves from Capital Contribution and Allocation to Free Capital Reserves from Capital Contribution

Proposal of the Board of Directors

The Board of Directors proposes that (1) the accumulated loss of the Company be carried forward and (2) CHF 1,500,000,000 of statutory capital reserves from capital contribution be released and allocated to free capital reserves from capital contribution.

Appropriation of Accumulated Loss	in CHF thousands
Balance brought forward from previous years	(4,997,032)
Net loss of the year	(468,002)
Total accumulated loss	(5,465,034)

Appropriation of accumulated loss

Balance to be carried forward on this account	(5,465,034)

Proposed Release of Statutory Capital Reserves from Capital Contribution to Free Capital Reserves from Capital Contribution	in CHF thousands
Statutory capital reserves from capital contribution	11,403,842
Release to free capital reserves from capital contribution	1,500,000
Remaining statutory capital reserves from capital contribution	9,903,842

Explanation

Under Swiss law, the appropriation of available earnings or accumulated loss, as the case may be, as set forth in the Swiss statutory financial statements must be submitted to shareholders for approval at each annual general meeting. The accumulated loss subject to the vote of the Company’s shareholders at the 2018 Annual General Meeting is the accumulated loss of Transocean Ltd., on a standalone basis.

The total accumulated loss as of December 31, 2017, has resulted in our net assets covering about 53% of our statutory share capital and statutory capital reserves. Under Swiss law, if assets cover less than 50% of our statutory share capital and statutory capital reserves, the Board of Directors must propose measures to address such a capital loss. In light of the continuing market uncertainty the Board of Directors believes it is advisable and in the best interest of the Company to ensure now that it maintains excess coverage. The Board of Directors proposes that CHF 1,500,000,000 of statutory capital reserves from capital contribution be released and allocated to free capital reserves from capital contribution, thereby reducing the statutory capital reserves from capital contribution which, unlike free capital reserves, are part of the equity capital against which excess coverage is measured. The Board of Directors believes such a release and reallocation is in the best interest of shareholders.

Recommendation

The Board of Directors recommends a vote “FOR” this Agenda Item 3.

AGENDA ITEM 4

Renewal of Authorized Share Capital

Proposal of the Board of Directors

The Board of Directors proposes that its authority to issue shares out of the Company’s authorized share capital be renewed for an additional two-year period, expiring on May 18, 2020. Pursuant to the proposal, the Board of Directors’ authority to issue shares in one or several steps under this authorization will be limited to a maximum of 27,703,889 shares, or approximately 6% of the Company’s share capital currently recorded in the Commercial Register. The Board of Directors does not currently have plans to issue shares under this authorization. The Board of Directors believes, however, that providing the flexibility to issue shares out of the authorized share capital quickly is a strategic benefit for the Company.

The proposed amendments to the Articles of Association are included in Annex A.

Explanation

Under the Swiss Code of Obligations, the authority of the Board of Directors to issue shares out of the Company’s authorized share capital is limited to a maximum two-year period. The Company’s Articles of Association currently include authorized share capital in Articles 5 and 5 bis.

The authorized share capital in Article 5 is limited to a maximum of 22,258,043 common shares, par value CHF 0.10, which will expire on May 12, 2018. At the time of shareholder approval in connection with the Company’s 2016 annual general meeting of shareholders, the authorized share capital pursuant to the current Article 5 represented approximately 6% of the Company’s share capital recorded in the Commercial Register. The proposal of the Board of Directors maintains the approximately 6% authorized share capital approved by the shareholders at the Company’s 2016 annual general meeting of shareholders. Although the Board of Directors has not issued, and does not currently have plans to issue, shares from this portion of the authorized share capital, it believes the proposed renewal of authorized share capital will provide the Company with the flexibility to make acquisitions and access equity capital markets when opportunities arise, rather than being subject to the delays and cost associated with the need to call a shareholders’ meeting and obtain further shareholder approval, except as may be required by applicable laws or regulations, including the rules of the NYSE. Without the Board of Directors’ authority to issue shares, the Company would be required to first call a general meeting of the Company’s shareholders and obtain the favorable vote of shareholders to increase the Company’s share capital and amend our Articles of Association. Such a meeting would require us, among other things, to prepare and distribute a proxy statement in accordance with the rules of the SEC. This could result in a substantial delay in the ability of the Company to issue shares. The Board of Directors believes that providing the flexibility to issue shares out of the authorized share capital quickly is a strategic benefit for the Company.

The separate authorized share capital in Article 5bis was approved at the Extraordinary General Meeting of Shareholders convened by the Company on January 16, 2018, related to the previously-disclosed acquisition of Songa Offshore SE that closed on January 30, 2018. Article 5bis was approved by our shareholders solely for use in connection with the compulsory acquisition of or mandatory offer for the shares of Songa Offshore SE that were not acquired by the Company in the voluntary tender offer for all issued and outstanding shares of Songa Offshore SE. It is therefore unrelated to the proposed renewal of authorized share capital in Article 5.

If the proposed renewal of authorized share capital is approved, and the Board of Directors resolves to use the authorized share capital in one or several steps, the Board of Directors will determine the time of the issuance, the issuance price, the manner in which the shares have to be paid, the date from which the shares carry the right to dividends and, subject to the provisions of our Articles of Association, the conditions for the exercise of the preemptive rights with respect to the issuance and the allotment of preemptive rights that are not exercised. Further authorization for the issuance of the shares by a vote of our shareholders will not be solicited prior to such issuance.

To the extent that shares are issued out of the authorized share capital in the future, the issuance may decrease the existing shareholders’ percentage of equity ownership and, depending on the price at which such shares are issued, could be dilutive to the existing shareholders up to the amount of the authorized capital proposed above.

The Board of Directors may allow preemptive rights that are not exercised to expire, or it may place such rights or shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the Company’s interest. Further, under our Articles of Association, in connection with the issuance of shares from authorized capital, the Board of Directors is authorized to limit or withdraw the preemptive rights of the existing shareholders in various circumstances, including financing and acquisitions purposes.

Recommendation

The Board of Directors recommends a vote “FOR” this Agenda Item 4.

AGENDA ITEM 5

Reelection of 11 Directors, Each for a Term Extending Until Completion of the Next Annual General Meeting

Nominations of the Board of Directors

The Board of Directors has nominated Glyn A. Barker, Vanessa C.L. Chang, Frederico F. Curado, Chadwick C. Deaton, Vincent J. Intrieri, Samuel J. Merksamer, Merrill A. “Pete” Miller, Jr., Frederik W. Mohn, Edward R. Muller, Tan Ek Kia and Jeremy D. Thigpen for reelection to the Board of Directors of the Company, each for a term extending until completion of the next Annual General Meeting.

The Board of Directors does not have a specific policy regarding diversity in the selection of director nominees. However, the Board of Directors does consider diversity in the director nominee selection process. The Board of Directors takes an expansive view of the diversity of its members, with the goal of having directors who bring diverse expertise in environmental, health, safety, industry, market and financial matters and who reflect the global diversity of our workforce, our customers and the cultures in which we operate. We are a multinational company with six different nationalities represented in our director and executive officer group and over 55 in our global workforce. We have a presence in over 25 countries worldwide.

Voting Requirement to Elect Nominees

The election of each nominee requires the affirmative vote of a plurality of the votes cast in person or by proxy at the 2018 Annual General Meeting. The plurality requirement means that the nominee who receives the largest number of votes for a board seat is elected. Shareholders are entitled to one vote per share for each of the directors to be elected.

We have adopted a majority vote policy in the election of directors as part of our Corporate Governance Guidelines. This policy provides that the Board of Directors may nominate only those candidates for director who have submitted an irrevocable letter of resignation, which would be effective upon and only in the event that (1) such nominee fails to receive more votes cast “FOR” than “AGAINST” his or her election in an uncontested election and (2) the Board of Directors accepts the resignation. If a nominee who has submitted such a letter of resignation does not receive more votes cast for than against the nominee’s election, the Corporate Governance Committee must promptly review the letter of resignation and recommend to the Board of Directors whether to accept the tendered resignation or reject it. The Board of Directors must then act on the Corporate Governance Committee’s recommendation within 90 days following the certification of the shareholder vote. The Board of Directors must promptly disclose its decision regarding whether or not to accept the nominee’s resignation letter in a Form 8‑K furnished to the SEC or other broadly disseminated means of communication. Full details of this policy are set out in our Corporate Governance Guidelines, which are available on our website at: www.deepwater.com by selecting the Governance page in the Investors section dropdown.

The Board of Directors has received from each nominee for election at the 2018 Annual General Meeting listed below an executed irrevocable letter of resignation consistent with these guidelines described above. Each letter of resignation is effective only in the event that (1) such director fails to receive a sufficient number of votes from shareholders in an uncontested election of such director and (2) the Board of Directors accepts such resignation.

The information regarding the nominees presented below is as of March 12, 2018.

Nominees for Director

MERRILL A. “PETE” MILLER, JR.,  age 67, U.S. citizen, has served as a director of the Company since 2014, as Vice Chairman from 2014 to 2015 and as Chairman of the Board of Directors since 2015. Mr. Miller previously served as President and Chief Executive Officer of National Oilwell Varco, Inc. (NYSE: NOV), a supplier of oilfield services and equipment to the oil and gas industry from 2001 to 2014, and as Chairman of NOV’s Board from 2002 to 2014. Mr. Miller also served as Executive Chairman of NOW Inc., a spinoff of the distribution business of National Oilwell Varco, Inc. from 2014 to 2017. Before joining NOV in 1996, Mr. Miller served as President of Anadarko Drilling Company from 1995 to 1996. Prior to that, he spent 15 years at Helmerich & Payne International Drilling Company (NYSE: HP) in Tulsa, Oklahoma, serving in various senior management positions, including Vice President, U.S. Operations. Mr. Miller currently is the chairman of the Board of Directors of Ranger Energy Services, Inc. (NYSE: RNGR) (since 2017), a provider of well service rigs and associated onshore services in the United States, and a director of Chesapeake Energy

Corporation (NYSE: CHK) (since 2007), one of the largest producers of natural gas, oil and natural gas liquids in the U.S., where he served as Lead Independent Director from 2010 to 2012. Mr. Miller is also a director of Borets International Limited (since 2016) and serves on the Board of Directors for the Offshore Energy Center, Petroleum Equipment Suppliers Association and Spindletop International. He is a member of the National Petroleum Council. Mr. Miller graduated from the United States Military Academy, West Point, New York in 1972 and, upon graduation, served five years in the United States Army. Mr. Miller received his Master’s in Business Administration from Harvard Business School in 1980.

The Board of Directors has concluded that Mr. Miller should remain on the Board of Directors and has recommended that he serve an additional term. Mr. Miller has significant experience in the oilfield services industry, is highly knowledgeable and provides both customer and supplier perspectives to matters directly relevant to the Company. Mr. Miller served as a chief executive officer and thus adds helpful executive perspective to the Board of Directors’ deliberations in advising the Company’s Chief Executive Officer. The Board of Directors believes that these qualities, as well as his demonstrated leadership on boards and in executive roles, will enhance the Board’s effectiveness and performance.

GLYN A. BARKER, age 64, United Kingdom citizen, has served as a director of the Company since 2012. Mr. Barker served as Vice Chairman-U.K. of PricewaterhouseCoopers LLP (PwC) from 2008 to 2011. He was also responsible for PwC’s strategy and business development for the geographic areas of Europe, the Middle East, Africa and India. Mr. Barker joined PwC in 1975 and became an audit partner in 1987. He then established PwC’s private equity-focused Transactions Services business and led it globally. He joined the Management Board of PwC in the United Kingdom as Head of the Assurance Practice in 2002. In 2006, he became U.K. Managing Partner and served in that role until 2008. Mr. Barker is a director of Berkeley Group Holdings plc (LON: BKG) (since 2012), Aviva plc (LON: AV) (since 2012) and Interserve plc (LON: IRV) (since 2016), and the Chairman of Irwin Mitchell Holdings Ltd (since 2012). He served as a director (from 2014 to 2016) and the Chairman (from 2015 to 2016) of Transocean Partners LLC (“Transocean Partners”). Mr. Barker was Deputy Chairman of the English National Opera Company from 2009 to 2016. Mr. Barker received his Bachelor of Science degree in Economics & Accounting from the University of Bristol in 1975 and is a Chartered Accountant.

The Board of Directors has concluded that Mr. Barker should remain on the Board of Directors and has recommended that he serve an additional term. Mr. Barker’s experience in international business and financial and strategic expertise enhance the Board of Directors’ understanding of key issues in its global business operations.

VANESSA C.L. CHANG, age 65, Canadian and U.S. citizen, has served as a director of the Company since 2012. Ms. Chang has been a director and shareholder of EL & EL Investments, a privately held real estate investment business, since 1998. She previously served as the President and Chief Executive Officer of Resolveitnow.com from 2000 until 2002 and was the Senior Vice President of Secured Capital Corp in 1998. From 1986 until 1997, Ms. Chang was the West Coast partner in charge of Corporate Finance for KPMG Peat Marwick LLP. Ms. Chang is a director or trustee of 17 funds advised by Capital Group and its subsidiaries, seven of which are members of the American Funds family and ten of which are members of Capital Group’s Private Client Services (since 2000). Ms. Chang is also a director of Edison International (NYSE: EIX) and its wholly owned subsidiary, Southern California Edison Company (each since 2007), and of Sykes Enterprises, Incorporated (NASDAQ: SYKES) (since 2016). She is also a director of Forest Lawn Memorial Parks Association, a non-profit organization (since 2005) and SCO America, Inc., a non-profit organization (since 2013).  She is a member of the American Institute of Certified Public Accountants, the California State Board of Accountancy and Women Corporate Directors. Ms. Chang received her Bachelor of Arts degree from the University of British Columbia in 1973 and is an inactive Certified Public Accountant.

The Board of Directors has concluded that Ms. Chang should remain on the Board of Directors and has recommended that she serve an additional term. The Board of Directors believes that Ms. Chang’s experience and background in diverse industries, along with her financial and accounting background, will enhance the Board of Directors’ ability to assess and guide the Company’s financial strategy.

FREDERICO F. CURADO,  age 56, Brazilian citizen, has served as a director of the Company since 2013. Mr. Curado is the Chief Executive Officer of Ultrapar S.A. (NYSE: UGP) since 2017 and previously served as President and Chief Executive Officer of Embraer S.A. (NYSE: ERJ) from 2007 to 2016. He joined Embraer in 1984 and served in a variety of management positions during his career, including Executive Vice President, Airline Market from 1998 to 2007 and Executive Vice President, Planning and Organizational Development from 1995 to 1998. Mr. Curado has been a director of ABB Ltd (NYSE: ABB) since 2016 and a member of the Executive Board of the ICC - International Chamber

of Commerce since 2013. Mr. Curado was a director of Iochpe-Maxion S.A. from 2015 to 2016, served as the President of the Brazilian Chapter of the Brazil-United States Business Council from 2011 to 2016 and was a director of the Smithsonian National Air and Space Museum from 2014 to 2017. Mr. Curado received his Bachelor of Science degree in Mechanical-Aeronautical Engineering from the Instituto Tecnológico de Aeronáutica in Brazil in 1983 and an Executive Master’s in Business Administration from the University of São Paulo, Brazil, in 1997.

The Board of Directors has concluded that Mr. Curado should remain on the Board of Directors and has recommended that he serve an additional term. The Board of Directors believes Mr. Curado’s significant senior management experience operating an international corporation, including experience with Brazilian business and governmental sectors, will benefit the Board of Directors’ ability to guide the Company with respect to its global operations.

CHADWICK C. DEATON, age 65, U.S. citizen, has served as a director of the Company since 2012. Mr. Deaton served as Executive Chairman of Baker Hughes Incorporated from 2012 to 2013, prior to which he served as Chairman and Chief Executive Officer since 2004. He began his career with Schlumberger in 1976 and served in a variety of international capacities, including as Executive Vice President, Oilfield Services from 1998 to 1999 and as a Senior Advisor from 1999 until 2001. From 2002 until 2004, Mr. Deaton was the President, Chief Executive Officer and Director of Hanover Compressor Company. Mr. Deaton is a director of Ariel Corporation (since 2005), Air Products and Chemicals, Inc. (NYSE: APD) (since 2010), CARBO Ceramics Inc. (NYSE: CRR) (since 2013; and previously from 2004 to 2009), and Marathon Oil Corporation (NYSE: MRO) (since 2014). Mr. Deaton is a member of the Society of Petroleum Engineers (since 1980) and has served on its Industrial Advisory Council. He is also a director of the University of Wyoming Foundation and of the Houston Achievement Place. Mr. Deaton served as co-chair of the Wyoming Governor’s Task Force for the build out of the University of Wyoming’s new Engineering and Applied Sciences Center. He was a member of the National Petroleum Council (from 2007 to 2013). Mr. Deaton received his Bachelor of Science degree in Geology from the University of Wyoming in 1976.

The Board of Directors has concluded that Mr. Deaton should remain on the Board of Directors and has recommended that he serve an additional term. Mr. Deaton has significant experience in the oilfield services industry. This experience and the perspective it brings benefit the Board of Directors’ understanding of the Company’s industry and its customers.

VINCENT J. INTRIERI,  age 61, U.S. citizen, has served as a director of the Company since 2014. Mr. Intrieri is the Founder and CEO of VDA Capital Management LLC, a private investment fund founded in January 2017. Mr. Intrieri was previously employed by Carl C. Icahn-related entities in various investment-related capacities from 1998 to 2016. From 2008 to 2016, Mr. Intrieri served as Senior Managing Director of Icahn Capital LP, the entity through which Carl C. Icahn manages private investment funds. In addition, from 2004 to 2016, Mr. Intrieri was a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners LP, and Icahn Offshore LP, the general partner of Icahn Partners Master Fund LP, entities through which Mr. Icahn invests in securities. Mr. Intrieri is a director of Energen Corporation (NYSE: EGN) (since 2018), Conduent Incorporated (NYSE: CNDT) (since 2017), Hertz Global Holdings, Inc. (NYSE: HTZ) (since 2014) and Navistar International Corporation (NYSE: NAV) (since 2012). Mr. Intrieri previously served as a director of Chesapeake Energy Corporation from 2012 to 2016, CVR Refining, GP, LLC, the general partner of CVR Refining, LP, from 2012 to 2014, Ferrous Resources Limited from 2015 to 2016, Forest Laboratories Inc. from 2013 to 2014, CVR Energy, Inc. from 2012 to 2014, Federal-Mogul Holdings Corporation from 2007 to 2013, Icahn Enterprises L.P. from 2006 to 2012, and was Senior Vice President of Icahn Enterprises L.P. from 2011 to 2012. Mr. Intrieri was also a director of Dynegy Inc. from 2011 to 2012, and Chairman and a director of PSC Metals Inc. from 2007 to 2012. He served as a director of Motorola Solutions, Inc. from 2011 to 2012, XO Holdings from 2006 to 2011, National Energy Group, Inc. from 2006 to 2011, American Railcar Industries, Inc. from 2005 to 2011, WestPoint Home LLC from 2005 to 2011, and as Chairman and a director of Viskase Companies, Inc. from 2003 to 2011. Ferrous Resources Limited, CVR Refining, CVR Energy, American Railcar Industries, Federal-Mogul, Icahn Enterprises, XO Holdings, National Energy Group, WestPoint Home, Viskase Companies and PSC Metals each are or previously were indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had a noncontrolling interest in Dynegy, Hertz, Forest Laboratories, Navistar, Chesapeake Energy, Motorola Solutions and Transocean through the ownership of securities. Mr. Intrieri graduated, with Distinction, from The Pennsylvania State University (Erie Campus) with a B.S. in Accounting in 1984. Mr. Intrieri was a certified public accountant.

The Board of Directors has concluded that Mr. Intrieri should remain on the Board of Directors and has recommended that he serve an additional term. The Board of Directors believes Mr. Intrieri’s significant financial, corporate transactions, executive management and board of directors’ experience will benefit the Board of Directors’ decision‑making process.

SAMUEL J. MERKSAMER,  age 37, U.S. citizen, has served as a director of the Company since 2013. Mr. Merksamer was a Managing Director of Icahn Capital LP, a subsidiary of Icahn Enterprises L.P., from 2008 to 2016. From 2003 until 2008, Mr. Merksamer was an analyst at Airlie Opportunity Capital Management. Mr. Merksamer is a director of American International Group, Inc. (NYSE: AIG) (since 2016). Mr. Merksamer previously served as a director of Hertz Global Holdings, Inc. (NYSE: HTZ) from 2014 to 2017, Navistar International Corporation (NYSE: NAV) from 2012 to 2017, Cheniere Energy Inc. (NYSE: LNG) from 2015 to 2017, Transocean Partners from 2014 to 2016, Hologic Inc. from 2013 to 2016, Talisman Energy Inc. from 2013 to 2015, Ferrous Resources Limited from 2012 to 2016, CVR Refining, GP, LLC, the general partner of CVR Refining, LP, from 2012 to 2014, CVR Energy, Inc. from 2012 to 2014, American Railcar Industries, Inc. from 2011 to 2013, Dynegy Inc. from 2011 to 2012, Viskase Companies, Inc. from 2010 to 2013, Federal-Mogul Holdings Corporation from 2010 to 2014, and PSC Metals Inc. from 2009 to 2012. Ferrous Resources Limited, CVR Refining, CVR Energy, American Railcar Industries, Federal-Mogul, Viskase Companies and PSC Metals are each indirectly controlled by Carl C. Icahn. Mr. Icahn also has or previously had a noncontrolling interest in Dynegy, Hologic, Talisman Energy, Navistar, Hertz, Cheniere Energy, Transocean, Transocean Partners and American International Group, Inc. through the ownership of securities. Mr. Merksamer received an A.B. in Economics from Cornell University in 2002.

The Board of Directors has concluded that Mr. Merksamer should remain on the Board of Directors and has recommended that he serve an additional term. The Board of Directors believes that Mr. Merksamer’s expertise in finance aids the Board of Directors in reviewing financial strategies for the Company.

FREDERIK W. MOHN, age 41, Norwegian citizen, has served as a director of the Company since January 30, 2018, when Transocean acquired Songa Offshore SE (OSE: SONG). Previously, Mr. Mohn served as a director of Songa Offshore SE from 2013 to 2014, and as Chairman of the Songa Board from 2014 to 2018. Mr. Mohn is the sole owner and managing director of Perestroika, a Norwegian investment company with investments in oil and gas, shipping, infrastructure, real estate development and financial services. From 2011 to 2013, Mr. Mohn served as managing director of the worldwide family business Frank Mohn AS, a supplier of pumping systems to the oil and gas industry. Mr. Mohn also currently serves on the board of directors of public companies Dof ASA (OSE: DOF), a Norwegian shipping company, and Fjord 1 (OSE: FJORD), a Norwegian transport company, and private companies Viken Crude AS, Gjettumgrenda AS, Fornebu Sentrum AS, Fornebu Sentrum Utvikling AS and Høvik Stasjonsby AS og KS. Mr. Mohn received his Bachelor of Science degree from Royal Holloway, University of London in 2001.

Mr. Mohn was proposed as a nominee to serve on the Board of Directors by Perestroika pursuant to the terms of the Transaction Agreement entered into between the Company and Songa Offshore SE on August 13, 2017, pursuant to which the Company also acquired Songa. The Board of Directors has concluded that Mr. Mohn should remain on the Board of Directors and has recommended that he serve an additional term. The Board of Directors believes that Mr. Mohn’s knowledge of the oil and gas industry, his previous position as Chairman of the Board of Songa Offshore SE and his expertise in finance aids the Board of Directors in reviewing financial and other strategic decisions for the Company.

EDWARD R. MULLER, age 65, U.S. citizen, has served as a director of the Company since 2007. He served as a director of GlobalSantaFe Corporation from 2001 to 2007 and of Global Marine, Inc. from 1997 to 2001. Mr. Muller served as Vice Chairman of NRG Energy, Inc. (NYSE: NRG) after the merger of NRG Energy, Inc. with GenOn Energy, Inc. from 2012 until 2017. Prior to the merger, he served as GenOn Energy, Inc.’s Chairman and Chief Executive Officer (since 2010) and President (since 2011). Mr. Muller previously served as Chairman, President and Chief Executive Officer of Mirant Corporation from 2005 to 2010 when Mirant Corporation merged with RRI Energy, Inc. to form GenOn Energy, Inc. Mr. Muller is a director of AeroVironment, Inc. (NASDAQ: AVAV) (since 2013). He was a private investor from 2000 until 2005. Mr. Muller served as President and Chief Executive Officer of Edison Mission Energy, a wholly owned subsidiary of Edison International, from 1993 until 2000. During his tenure, Edison Mission Energy was engaged in developing, owning and operating independent power production facilities worldwide. Since 2004, Mr. Muller has been a trustee of the Riverview School and is currently its Chairman, a position he also held from 2008 to 2012. Mr. Muller received his Bachelor of Arts degree from Dartmouth College in 1973 and his law degree from Yale Law School in 1976.

The Board of Directors has concluded that Mr. Muller should remain on the Board of Directors and has recommended that he serve an additional term. Mr. Muller is an attorney by education with extensive executive experience in a capital‑intensive energy business. His previous experience as a chief executive officer adds helpful executive perspective in advising Company management. Mr. Muller’s background and education assist the Board of Directors in assessing key strategies for the Company.

TAN EK KIA, age 69, Malaysian citizen, has served as a director of the Company since 2011. Mr. Tan is the retired Vice President, Ventures and Developments, Asia Pacific and Middle East Region of Shell Chemicals, a position in which he served from 2003 to 2006. Mr. Tan joined the Shell group of companies in 1973 as an engineer and served in a variety of positions in Asia, the United States and Europe during his career, including as Chairman, Shell Companies, Northeast Asia from 2000 to 2003, Managing Director of Shell Nanhai from 1997 to 2000 and Managing Director of Shell Malaysia Exploration and Production from 1994 to 1997. Mr. Tan also served as the Interim Chief Executive Officer of SMRT Corporation Ltd from January to October 2012. Mr. Tan is a director of Dialog Systems Asia Pte Ltd (since 2008), Keppel Offshore & Marine Ltd (since 2009), SMRT Corporation Ltd (since 2009), Keppel Corporation Ltd (SGX: KPELY) (since 2010), PT Chandra Asri Petrochemical Tbk (IDX: TPIA) (since 2011) and Singapore LNG Corporation Pte Ltd. (since 2013). He is also a director (since 2013) and the Chairman of KrisEnergy Ltd (SGX: SK3) (since 2017), the Chairman of Star Energy Group Holdings Pte Ltd (since 2012) and a director of two of Star Energy Group Holdings’ subsidiaries, Star Energy Oil and Gas Pte Ltd and Star Energy Geothermal Pte Ltd. Mr. Tan served as Chairman of City Gas Pte Ltd from 2009 to 2015 and as a director of City Spring Infrastructure Trust Pte Ltd. from 2010 to 2014, InterGlobal Offshore Pte Ltd from 2007 to 2012 and PowerSeraya Ltd and Orchard Energy Pte Ltd from 2007 to 2009. Mr. Tan received his Bachelor of Science degree in Mechanical Engineering from the University of Nottingham in 1973. He is a Chartered Engineer with the UK Engineering Council and a Fellow of the Institution of Engineers Malaysia.

The Board of Directors has concluded that Mr. Tan should remain on the Board of Directors and has recommended that he serve an additional term. Mr. Tan has significant senior management, large project and engineering experience in the international energy sector, particularly in Asia. This international energy experience and the perspective it brings benefit the Board of Directors’ ability to assess opportunities in the international energy sector.

JEREMY D. THIGPEN, age 43, U.S. citizen, is President and Chief Executive Officer and a director of the Company since 2015. Mr. Thigpen served as Senior Vice President and Chief Financial Officer at National Oilwell Varco, Inc. (NYSE: NOV) from 2012 to 2015. During his tenure at National Oilwell Varco, Mr. Thigpen spent five years from 2007 to 2012 as the company’s President of Downhole and Pumping Solutions business, and four years from 2003 to 2007 as President of its Downhole Tools group. He also served in various management and business development capacities, including Director of Business Development and Special Assistant to the Chairman for National Oilwell Varco. Mr. Thigpen earned a Bachelor of Arts degree in Economics and Managerial Studies from Rice University in 1997, and he completed the Program for Management Development at Harvard Business School in 2001.

The Board of Directors has concluded that Mr. Thigpen should remain on the Board of Directors and has recommended that he serve an additional term. The Board of Directors believes that it is important for the Chief Executive Officer of the Company to serve on the Board of Directors, as it ensures an efficient flow of information between the Board of Directors and executive management. In addition, Mr. Thigpen has substantial industry experience and a competitive perspective, which assists the Board of Directors in considering strategic decisions for the Company.

Recommendation

The Board of Directors recommends you vote “FOR” the reelection of these candidates as directors.

AGENDA ITEM 6

Election of the Chairman of the Board of Directors for a Term Extending Until Completion of the Next Annual General Meeting

Nomination of the Board of Directors

Pursuant to the Minder Ordinance and our Articles of Association, the authority to elect the Chairman of the Board of Directors is vested with the general meeting of shareholders. The term of office of the Chairman of the Board of Directors is the same as the other directors’ terms and extends until completion of the next Annual General Meeting. The Chairman elected at the 2018 Annual General Meeting will have the powers and duties as provided for in our Articles of Association and organizational regulations.

Upon the recommendation of the Corporate Governance Committee, the Board of Directors has nominated Merrill A. “Pete” Miller, Jr. for election by the shareholders as the Chairman of the Board of Directors. Mr. Miller has served as a director since the extraordinary general meeting held on September 22, 2014, as Vice‑Chairman of the Board of Directors from November 2014 to May 2015, and as Chairman of the Board since May 2015. Biographical information regarding Mr. Miller may be found above under Agenda Item 5.

Recommendation

The Board of Directors recommends a vote “FOR” the election of the nominee for the Chairman of the Board of Directors.

AGENDA ITEM 7

Election of the Members of the Compensation Committee, Each for a Term Extending Until Completion of the Next Annual General Meeting

Nominations of the Board of Directors

Pursuant to the Minder Ordinance and our Articles of Association, the authority to elect the members of the Compensation Committee of the Board of Directors is vested with the general meeting of shareholders. The term of office of the members of the Compensation Committee is the same as the other directors’ term and extends until completion of the next Annual General Meeting.

Upon the recommendation of the Corporate Governance Committee, the Board of Directors has nominated for election by the shareholders at the 2018 Annual General Meeting Frederico F. Curado, Vincent J. Intrieri and Tan Ek Kia as members of the Compensation Committee of the Board of Directors. Biographical information regarding the nominees may be found above under Agenda Item 5.

Recommendation

The Board of Directors recommends a vote “FOR” the election of the nominees of the Compensation Committee of the Board of Directors.

AGENDA ITEM 8

Reelection of the Independent Proxy for a Term Extending Until Completion of the Next Annual General Meeting

Pursuant to the Minder Ordinance and our Articles of Association, the authority to elect the independent proxy is vested with the general meeting of shareholders. The independent proxy elected at the 2018 Annual General Meeting will serve as independent proxy at the 2019 Annual General Meeting and at any extraordinary general meeting of shareholders of the Company that may be held prior to the 2019 Annual General Meeting.

The Board of Directors has nominated for reelection as independent proxy Schweiger Advokatur / Notariat, Dammstrasse 19, CH‑6300 Zug, Switzerland. Schweiger Advokatur / Notariat was elected at the 2017 Annual General Meeting to serve as independent proxy at the 2018 Annual General Meeting and any extraordinary general meeting of shareholders of the Company held prior to the 2018 Annual General Meeting.

Recommendation

The Board of Directors recommends a vote “FOR” this Agenda Item 8.

AGENDA ITEM 9

Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal Year 2018 and Reelection of Ernst & Young Ltd, Zurich, as the Company’s Auditor for a Further One‑Year Term

Proposal of the Board of Directors

The Board of Directors proposes that Ernst & Young LLP be appointed as Transocean Ltd.’s independent registered public accounting firm for the fiscal year 2018 and that Ernst & Young Ltd, Zurich, be reelected as Transocean Ltd.’s auditor pursuant to the Swiss Code of Obligations for a further one‑year term, commencing on the day of election at the 2018 Annual General Meeting and terminating on the day of the 2019 Annual General Meeting.

Representatives of Ernst & Young Ltd will be present at the 2018 Annual General Meeting, will have the opportunity to make a statement and will be available to respond to questions you may ask. Information regarding the fees paid by the Company to Ernst & Young appears below.

Recommendation

The Board of Directors recommends a vote “FOR” this Agenda Item 9.

FEES PAID TO ERNST & YOUNG

Audit fees for Ernst & Young LLP and its affiliates for each of the fiscal years 2017 and 2016 and audit‑related fees, tax fees and total of all other fees for services rendered in 2017 and 2016 are as follows:

	Audit Fees(1)	Audit‑Related Fees(2)	Tax Fees	Total of All Other Fees(3)
	U.S. $	U.S. $	U.S. $	U.S. $
Fiscal year 2017	6,179,212	345,008	12,580	2,160
Fiscal year 2016(4)	6,039,210	443,482	—	2,057

(1)      The audit fees include those associated with our annual audit, reviews of our quarterly reports on Form 10‑Q, statutory audits of our subsidiaries, services associated with documents filed with the SEC and audit consultations.

(2)      The audit‑related fees include services in connection with accounting consultations, employee benefit plan audits and attest services related to financial reporting.

(3)      All other fees were for other publications and subscription services.

(4)      Excludes U.S. $273,100 of fees incurred and paid by Transocean Partners, a consolidated subsidiary and formerly a separate SEC registrant, in the year ended December 31, 2016. On December 9, 2016, Transocean Partners completed a merger with one of our subsidiaries and became our wholly-owned indirect subsidiary.

Audit Committee Pre‑Approval of Audit and Non‑Audit Services

The Audit Committee pre‑approves all auditing services, review or attest engagements and permitted non‑audit services to be performed by our independent registered public accounting firm. The Audit Committee has considered whether the provision of services rendered in 2017 other than the audit of our financial statements and reviews of quarterly financial statements was compatible with maintaining the independence of Ernst & Young LLP and determined that the provision of such services was compatible with maintaining such independence.

The Audit Committee has adopted policies and procedures for pre‑approving all audit and non‑audit services performed by the independent registered public accounting firm. The policy requires advance approval by the Audit Committee of all audit and non‑audit work; provided, that the Chairman of the Audit Committee may grant pre‑approvals of audit or non‑audit work, so long as such pre‑approvals are presented to the full Audit Committee at its next scheduled meeting. Unless the specific service has been previously pre‑approved with respect to the 12‑month period following the advance approval, the Audit Committee must approve a service before the independent registered public accounting firm is engaged to perform the service. The Audit Committee has given advance approval for specified audit, audit‑related and other services for 2018. Requests for services that have received this pre‑approval are subject to specified fee or budget restrictions, as well as internal management controls.

AGENDA ITEM 10

Advisory Vote to Approve Named Executive Officer Compensation

Proposal of the Board of Directors

At the Company’s 2017 Annual General Meeting, the Company’s shareholders followed the Board of Directors’ recommendation to hold an advisory vote on executive compensation every year for the Company’s Named Executive Officers. In light of these results, the Board of Directors determined that the Company will hold an advisory vote on executive compensation once every year until the next required vote on the frequency of shareholder votes on compensation of Named Executive Officers of the Company, which in accordance with applicable law, will occur no later than the Company’s annual general meeting of shareholders in 2023. Accordingly, and as required by Section 14A of the Exchange Act, the Company is providing its shareholders the opportunity to vote on an advisory basis to approve the compensation of the Company’s Named Executive Officers. The Board of Directors recommends that you vote for the approval of the compensation of the Named Executive Officers as described in this proxy statement.

Accordingly, you may vote on the following resolution:

RESOLVED, that the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosure in the proxy statement for the Company’s 2018 Annual General Meeting is hereby APPROVED.

Our compensation program for our Named Executive Officers is designed to reward performance that creates long‑term value for the Company’s shareholders through the following features, which are discussed in more detail in our Compensation Discussion and Analysis:

•	annual cash bonuses based on performance as measured against pre‑determined performance goals;
•	a compensation mix weighted toward long‑term incentives to allow our Named Executive Officers to participate in the long‑term growth and profitability of the Company;
•	long‑term incentives include performance share units that vest based upon the Company’s total shareholder return compared to the companies in our performance peer group;
•	median pay positioning for target performance, above median pay for above target performance, and below median pay for below target performance;
•

a share ownership policy that requires our executive officers to build and maintain an appropriate equity stake in the Company to further align our executive officers’ interests with the long‑term interests of our shareholders;

•

hedging and pledging policies that prohibit any of our executive officers from hedging or pledging our shares or holding derivative instruments tied to our shares, other than derivative instruments issued by us; and

•

the Incentive Compensation Recoupment Policy, a clawback policy that allows the Company to recover or adjust incentive compensation to the extent the Compensation Committee determines that payments or awards have exceeded the amount that would otherwise have been received due to a restatement of our financial results or if the Compensation Committee determines that an executive has engaged in, or has knowledge of and fails to prevent or disclose, fraud or intentional misconduct pertaining to any financial reporting requirements.

The vote on this proposal is advisory and therefore not binding on the Company, the Compensation Committee or the Board of Directors. The Board of Directors and the Compensation Committee value the opinions of our shareholders. Following the 2018 Annual General Meeting, we will consider our shareholders’ feedback and the Compensation Committee will evaluate whether any actions are necessary to address this feedback.

Recommendation

The Board of Directors recommends that you vote “FOR” approval of the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosure in this proxy statement.

AGENDA ITEM 11

Prospective Vote on the Maximum Compensation of the Board of Directors and the Executive Management Team

11A       Ratification of the Maximum Aggregate Amount of Compensation of the Board of Directors for the Period Between the 2018 Annual General Meeting and the 2019 Annual General Meeting.

Proposal of the Board of Directors

The Board of Directors proposes that the shareholders ratify an amount of U.S. $4,121,000 as the maximum aggregate amount of compensation of the Board of Directors for the period between the 2018 Annual General Meeting and the 2019 Annual General Meeting.

Explanation

As required by our Articles of Association and the Minder Ordinance, the shareholders are provided the opportunity to vote on the maximum aggregate amount of compensation that can be paid or granted to the members of the Board of Directors for the period between the 2018 Annual General Meeting and the 2019 Annual General Meeting (the “2018/2019 Term”). The shareholder vote is of binding nature.

Directors’ Compensation Principles

The general principles of the compensation for our Board of Directors are described in article 29b of our Articles of Association.

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board of Directors. Our directors’ compensation consists of (1) cash retainers, (2) grants of restricted share units and (3) dividend equivalents on vested and unvested restricted share units.

Set forth below is an overview of the non‑employee director compensation elements for the term of office between the 2016 Annual General Meeting and the 2017 Annual General Meeting (the “2016/2017 Term”), and the term of office between the 2017 Annual General Meeting and the 2018 Annual General Meeting (the “2017/2018 Term”). Additionally, the compensation elements currently contemplated for the 2018/2019 Term are also provided:

	Term of Office 2016 AGM – 2017 AGM	Term of Office 2017 AGM – 2018 AGM	Term of Office 2018 AGM – 2019 AGM
	U.S.$	U.S.$	U.S.$
Cash Retainers
Retainer for non‑executive chairman	325,000	325,000	325,000
Retainer for non‑executive vice‑chairman(1)	250,000	250,000	250,000
Retainer for non‑employee directors (other than the chairman and the vice‑chairman)	100,000	100,000	100,000
Additional retainer for Committee Chairmen:
Audit Committee	35,000	35,000	35,000
Compensation Committee	20,000	20,000	20,000
Corporate Governance Committee, Finance Committee, and Health, Safety and Environment Committee	10,000	10,000	10,000
Grant of Restricted Share Units
Grant of restricted share units to non‑executive chairman	325,000	325,000	325,000
Grant of restricted share units to non‑executive vice‑chairman	210,000	210,000	210,000
Grant of restricted share units to non‑employee directors (other than the chairman and the vice‑chairman)	210,000	210,000	210,000
Dividend equivalents on vested restricted share units	Amount depends on (1) dividends paid and (2) the number of restricted share units held by the respective director.

(1)    Currently, the Company does not have any director serving in a Vice Chairman role.

A more detailed description of the compensation principles currently in effect for our Board of Directors can be found under “Board Meetings and Committees—Director Compensation Strategy.” The actual amounts paid to each member of the Board of Directors for fiscal year 2017 are disclosed under “2017 Director Compensation” and in our Swiss Compensation Report under the caption “Board of Directors’ Compensation.”

Proposal for Ratification of Maximum Aggregate Amount

The Board of Directors proposes that the shareholders ratify an amount of U.S. $4,121,000 as the maximum aggregate amount of compensation of the Board of Directors for the 2018/2019 Term. This amount is the maximum amount that the Company can pay or grant to the members of the Board of Directors for the 2018/2019 Term. The proposed aggregate maximum amount has been calculated based on the directors’ compensation elements as outlined above.

The table below shows the aggregate compensation paid to our Board of Directors for the 2016/2017 Term, and the shareholder-approved, maximum aggregate compensation payable to our Board of Directors for the 2017/2018 Term. The 2016/2017 and 2017/2018 Terms include 10 non-employee directorships, one of whom was Chairman of the Board of Directors. Further, the table explains our proposal for the maximum aggregate amount of compensation for our Board of Directors for the 2018/2019 Term. This proposal is unchanged from the maximum aggregate compensation proposed for the 2016/2017 Term and the 2017/2018 Term, which were previously approved by our shareholders, and includes consideration in the 2018/2019 Term for 10 non-employee directors, one of whom will be Chairman and one of whom may be Vice-Chairman.

	Term of Office 2016 AGM‑2017 AGM (based on 10 non‑employee directors and the assumptions described above) (1)		Term of Office 2017 AGM‑2018 AGM (based on 10 non‑employee directors and the assumptions described above)		Term of Office 2018 AGM‑2019 AGM Proposed Maximum Aggregate Amount
	U.S.$		U.S.$		U.S.$
Cash Retainers	1,510,000		1,510,000		1,510,000
Grant of Restricted Share Units(2)	2,575,000	(3)(4)	2,575,000	(3)(4)	2,575,000	(3)(4)
Dividend Equivalents(5)	300,000		300,000		300,000
Total(6)	4,121,000		4,121,000		4,121,000

(1)     The cash retainer and the restricted share units include the compensation paid by Transocean Partners to two of our directors for their role as directors of Transocean Partners; each received a cash retainer and a grant of restricted share units of Transocean Partners.

(2)     Restricted share units are granted to each non-employee director annually immediately following the Board of Directors meeting held in connection with our Annual General Meeting. On the date of grant, the restricted share units have an aggregate value equal to the U.S. dollar figure indicated in “2017 Director Compensation” table, and the restricted share units vest on the date first to occur of (i) the first anniversary of the date of grant or (ii) the Annual General Meeting next following the date of grant, subject to continued service through the vesting date. Vesting of the restricted share units is not subject to any performance measures.

(3)     Aggregate grant date fair value under accounting standards for recognition of share-based compensation expense for restricted share units granted to our non-employee directors, computed in accordance with FASB ASC Topic 718.

(4)     Aggregate target amount.

(5)     Dividend equivalents paid or to be paid during the respective terms of office on all vested restricted share units. For an overview of our directors’ vested and unvested restricted share units, please see Note 6—Share Ownership in the Company’s statutory financial statements for fiscal year 2017.

(6)     Mandatory employer-paid social taxes pursuant to applicable law are not included in the total amount. In 2017, employer-paid social taxes totaled U.S. $33,487.

The aggregate compensation paid to date and expected to be paid to the members of the Board of Directors during the 2017/2018 Term is within the maximum aggregate amount approved by shareholders at the 2017 Annual General Meeting. The actual payout and grants will be disclosed in the 2019 and 2020 Proxy Statements, respectively, and the Swiss Compensation Report for fiscal years 2018 and 2019, respectively.

Recommendation

The Board of Directors recommends that you vote “FOR” this Agenda Item 11A.

11BRatification of the Maximum Aggregate Amount of Compensation of the Executive Management Team for Fiscal Year 2019.

Proposal of the Board of Directors

The Board of Directors proposes that the shareholders ratify an amount of U.S. $24,000,000 as the maximum aggregate amount of compensation of the Executive Management Team for fiscal year 2019.

Explanation

As required by our Articles of Association and the Minder Ordinance, our shareholders are provided the opportunity to vote on the maximum aggregate amount of compensation that can be paid or granted to the members of the Executive Management Team for fiscal year 2019. The shareholder vote is of binding nature.

Executive Management Team Compensation Principles

The general principles of the compensation for the Executive Management Team are described in article 29b of our Articles of Association.

We use a combination of cash and equity compensation to attract, motivate and retain leaders from the global executive talent market within and outside our highly competitive industry and to achieve our objective of pay and performance alignment by delivering the vast majority of our Executive Management Team’s compensation opportunity as performance‑based, ‘at‑risk’ compensation. Our Executive Management Team’s compensation consists of (1) base salary, (2) annual performance bonus, (3) long‑term incentives, which may comprise grants of restricted share units, performance share units and stock options and (4) other compensation, including Company contributions to savings and pension plans, life insurance premiums, dividend equivalents on vested and unvested restricted share units, expatriate assignment allowances and expatriate relocation pay.

Our Executive Management Team comprises our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer, and our Executive Vice President and Chief Operating and Performance Officer.

For a detailed description of our compensation principles currently in effect for the Executive Management Team (and our other Named Executive Officers who are not members of the Executive Management Team), please refer to the section of this proxy statement under the caption “Compensation Discussion and Analysis.” We recommend that our shareholders read our Articles of Association and the Compensation Discussion and Analysis to understand our Executive Management Team compensation principles and process when considering this proposal. The actual amounts paid to each member of the Executive Management Team for fiscal years 2015‑2017 are disclosed in this proxy statement under the caption “Executive Compensation—Summary Compensation Table,” and in our Swiss Compensation Report under the caption “Executive Management Team Compensation.”

In addition to this binding prospective vote on maximum Executive Management Team compensation, shareholders have had the opportunity since 2011 under U.S. law, subject to an advisory vote by shareholders and a determination by the board of directors as to the frequency of such opportunity, to cast a retrospective advisory vote to approve the compensation paid to our Named Executive Officers (including our Executive Management Team members) for the fiscal year preceding the Annual General Meeting. Since 2011, our shareholders have consistently expressed their strong support for the Company’s executive compensation principles. For fiscal years 2011, 2012, 2013, 2014, 2015 and 2016, the shareholder approval levels have been 86%, 81%, 92%, 80%, 87%, and 96%, respectively. Our shareholders are again provided the opportunity to cast a retrospective advisory vote to approve the compensation paid to our Named Executive Officers (including our Executive Management Team members) for fiscal year 2017, as is explained in detail in Agenda Item No. 10.

The proposed maximum aggregate amount of compensation for the Executive Management Team for fiscal year 2019 is derived substantially from the Company’s executive compensation principles receiving strong historical shareholder support as noted above. Consistent with the Company’s historical practice in setting executive compensation, as reflected in the Compensation Discussion and Analysis, we do not anticipate that the aggregate amount actually paid to our Executive Management Team members for fiscal year 2019 will be at the proposed maximum aggregate amount.

Proposal for Ratification of Maximum Aggregate Amount

The Board of Directors proposes that the shareholders ratify an amount of U.S. $24,000,000, excluding employer-paid social taxes, as the maximum aggregate amount of compensation of the Executive Management Team for fiscal year 2019. This amount is unchanged from the approved maximum aggregate amount of compensation for fiscal year 2018, and is the maximum amount that the Company can pay or grant to its members of the Executive Management Team for fiscal year 2019, subject to the authority of the Board of Directors to grant or pay a “supplementary amount” pursuant to article 29c of our Articles of Association without additional shareholder ratification to persons who newly assume an Executive Management Team function after the prospective vote at the 2018 Annual General Meeting.

The table below shows the maximum aggregate amount of compensation that could have been paid or granted in the fiscal year 2017 under our compensation principles and plans, the maximum aggregate amount of compensation available to be paid or granted for fiscal year 2018 under our compensation principles and plans currently in effect, and our proposed maximum aggregate amount of compensation for fiscal year 2019.

The proposed maximum aggregate amount of compensation for fiscal year 2019 is based on our estimated compensation levels and is unchanged from the maximum aggregate amount of compensation for fiscal year 2018, which was approved by shareholders at last year’s annual general meeting.

	Fiscal Year 2017 Maximum Payable(1)	Fiscal Year 2018 Maximum Payable(1)	Fiscal Year 2019 Proposed Maximum Amount(1)(2)
	U.S.$	U.S.$	U.S.$
Base Salary	2,430,000 (3)	2,750,000 (4)	2,750,000
Annual Performance Bonus(5)	6,570,000	6,250,000	6,250,000
Long‑Term Incentives(6)	16,483,000	12,500,000	12,500,000
All Other Compensation(7)	3,540,000	2,500,000	2,500,000
Total	29,023,000	24,000,000	24,000,000

(1)     Assumes that the base salary, the annual performance bonus and all other compensation have been, or will be, paid or granted at the maximum level as provided under our compensation principles and plans (e.g., in relation to the annual performance bonus, assuming a payout of annual incentive bonuses at the maximum payout level of 200%). In relation to the long‑term incentive plans, the fair value calculations are based on an assumed achievement of performance targets at 100%; see note 6 below for further information.

(2)      The proposal of the Board of Directors for ratification by our shareholders only relates to the maximum aggregate amount of total compensation as shown in the “Total” row. The subtotals shown for each compensation category are included for illustration purposes only.

(3)      Reflects actual base salaries paid to our Executive Management Team members.

(4)      Reflects actual base salaries paid to, and base salaries for the remaining fiscal year to be paid to, our Executive Management Team members, based on base salary levels effective for fiscal year 2017.

(5)      Based on individual target award opportunities and maximum payout at 200%. As further described under “Compensation Discussion and Analysis—Annual Performance Bonus,” the potential payout ranges from 0% to 200% of the individual target award opportunity. Maximum payout is only available upon achievement of superior performance. Individual target award opportunities ranged, and will range, between 85% and 125% of the base salary, depending on the level of responsibility.

(6)      Based on target amounts and fair value calculations. With regard to performance‑based long‑term incentives such as performance share units, the fair value calculations are based on an assumed achievement of performance targets at 100%. For the 2019 grant cycle, the actual number of shares to be allocated under such long‑term incentive plans will be determined in 2022 depending on performance achievement over a three‑year performance cycle and may range between 0‑200%.

(7)      Assumes that all compensation has been paid or granted at the maximum level as provided under our compensation principles and plans. Mandatory employer-paid social taxes pursuant to applicable law are excluded from the proposed maximum amount. In 2017, employer-paid social taxes totaled U.S. $208,015.

Shareholder approval is based on the maximum aggregate amounts that could be payable in accordance with our compensation principles as set out in the 2018 Proxy Statement’s “Compensation Discussion and Analysis.” Therefore, actual aggregate amounts paid to our Executive Management Team members for fiscal year 2019 will fall within the range that may be payable. And although historical compensation paid to our Executive Management Team, as disclosed in the Compensation Report, has been substantially less (2017: U.S. $18,130,016) than the maximum amount payable (2017: U.S. $29,023,000) we request our shareholders approve the proposed maximum aggregate amount in order to comply with our Articles of Association and to ensure that the authorized compensation is set at a level that allows us to honor our compensation obligations and promises under our compensation principles and plans if the Executive Management Team or its individual members deliver superior performance and achieve all of the performance objectives at maximum performance level.

The 2019 Executive Management Team compensation will be disclosed in the proxy statement for our 2020 annual general meeting and the Swiss Compensation Report for fiscal year 2019.

Recommendation

The Board of Directors recommends that you vote “FOR” this Agenda Item 11B.

AGENDA ITEM 12

Approval of Amendment to Transocean Ltd. 2015 Long-Term Incentive Plan for Additional Reserves

Proposal of the Board of Directors

The Board of Directors proposes that the shareholders approve an amendment to the Transocean Ltd. 2015 Long-Term Incentive Plan for additional reserves in the aggregate amount of 12,000,000 shares issuable pursuant to the Transocean Ltd. 2015 Long-Term Incentive Plan (“2015 LTIP”), which was originally approved by shareholders on May 15, 2015.

Background and Purpose of the Proposal

The use of share-based awards is a key component of our compensation program and the 2015 LTIP is designed to attract and retain employees of the Company and its subsidiaries, to attract and retain qualified non-employee directors of the Company, to encourage the sense of proprietorship of such employees and directors and to stimulate the active interest of such persons in the development and financial success of the Company and its subsidiaries. These objectives are to be accomplished by making awards under the 2015 LTIP and thereby providing award recipients with a proprietary interest in the growth and performance of the Company and its subsidiaries.

At the time of our shareholders’ approval of the 2015 LTIP, we estimated based on granting practices and the trading price of the Company’s shares that the 2015 LTIP would cover awards for at least three years. As of March 1, 2018, following the 2018 annual equity grant cycle, approximately 3.25 million shares remain available under the 2015 LTIP, from the 20,712,966 shares available for awards under the 2015 LTIP, which includes the 19,500,000 shares originally approved by shareholders on May 15, 2015, as well as unawarded shares under the Long-Term Incentive Plan of Transocean Ltd., as amended and restated as of February 12, 2009 (the “Prior LTIP”). Shareholder approval of an additional 12,000,000 shares will offer the Company the necessary flexibility to continue making share-based grants over the next three to four years in amounts determined appropriate by the Compensation Committee. This timeline is an estimate, as future circumstances may require a change to expected equity grant practices; including the future price of our common stock, award levels and our hiring activity.

As of December 31, 2017, we had the following with regard to all of our share-settled equity plans:

Total Stock Options Outstanding	2,753,463
Total Restricted Share Awards/Units Outstanding	6,421,219
Total Shares Outstanding	391,237,308
Weighted-Average Exercise Price of Stock Options Outstanding	$ 34.98
Weighted-Average Remaining Duration of Stock Options Outstanding	6.37
Total Shares Available for Grant Under the Prior LTIP	9,881,169

We believe we have demonstrated our commitment to sound equity compensation practices. Management and our Board are cognizant of the expense attributable to compensatory share awards, as well as dilution, and strive to maintain both at appropriate levels in order to realize the significant motivational and performance benefits that may be achieved from making such awards.

As of December 31, 2017, dilution attributed to the 2015 LTIP was approximately 4.4% and would increase by approximately 2.8% upon approval of 12,000,000 additional reserves. The three-year average annual percentage of the Company’s outstanding shares issued under the Company’s various equity incentive plans or the Company’s “burn rate” was 1.25%, well below the Institutional Shareholder Services cap for our industry of 2.0%. We calculated our burn rate by (a) applying a factor of two and a half to restricted share and restricted share unit awards and a factor of one to stock option awards during the calendar year and (b) dividing the resulting number by the weighted average number of shares outstanding during such year.

The full text of the 2015 LTIP and the proposed amendment to the 2015 LTIP are attached to this proxy statement as Annex B. Highlights of the 2015 LTIP include:

•

Fungible share pool. The 2015 LTIP uses a fungible share pool under which each share issued pursuant to a restricted share award or restricted share unit (including performance awards) will reduce the number of shares available under the 2015 LTIP by 1.68 shares, and each share issued pursuant to awards other than restricted share awards and restricted share units will reduce the number of shares available by 1.0 share.

•

No liberal share counting. The 2015 LTIP prohibits the reuse of shares withheld or delivered to satisfy the exercise price of, or to satisfy tax withholding requirements for any awards under the 2015 LTIP. The 2015 LTIP also prohibits “net share counting” upon the exercise of options or stock appreciation rights (or SARs) and the use of shares reacquired in the open market or otherwise using cash proceeds from the exercise of stock options.

•

No repricing or reloading of stock options or SARs; no cash outs. The 2015 LTIP prohibits the direct or indirect repricing of stock options or SARs without shareholder approval and also prohibits the repurchase by the Company of outstanding stock options or SARs with an exercise price higher than the current fair market value.

•	No discounted stock options or SARs. All stock options and SARs must have an exercise price or base price equal to or greater than the fair market value of the underlying shares on the date of grant.
•

Definition of change of control. The 2015 LTIP defines “change of control” in a manner such that a change of control would not be deemed to occur until the actual consummation of the event that results in the change of control.

•	No automatic vesting on a change of control. The terms of the 2015 LTIP do not provide for automatic single-trigger vesting upon the occurrence of a change of control.
•

Minimum vesting. Awards granted to employees under the 2015 LTIP may not vest earlier than the first anniversary of the grant date and awards granted to directors may not vest earlier than the first to occur of (i) the first anniversary of the grant date or (ii) the date of the annual general meeting of the Board next following the grant date.

•

No dividend equivalents on options, SARs or unvested awards. The terms of the 2015 LTIP do not permit dividend equivalents to be made a part of an award of stock options or SARs and do not permit payment of dividend equivalents with respect to awards that are unvested.

•	Administered by an independent committee. The Compensation Committee, which is made up entirely of independent directors, has ultimate administration authority for the 2015 LTIP.

Shares Available for Award and Share Counting

When originally adopted, the 2015 LTIP reserved a total of 20,712,966 shares for awards, which included shares from the Prior LTIP that had not been granted. Subject to shareholders’ approval of the proposed amendment to the 2015 LTIP, an additional 12,000,000 shares will be reserved for awards under the 2015 LTIP. Awards under the 2015 LTIP will reduce the shares available for grant under the 2015 LTIP as follows: each share issued pursuant to a restricted share award or restricted share unit will reduce the number of shares available under the 2015 LTIP by 1.68 shares, and each share issued pursuant to awards other than restricted share awards and restricted share units will reduce the number of shares available by 1.0 share.

Any of the authorized shares may be used for any of the types of awards described in the 2015 LTIP. Shares related to performance awards that are payable solely in cash, which include performance share units to be awarded under the 2015 LTIP, will not be counted against the aggregate number of shares available under the 2015 LTIP. The aggregate number of shares underlying options and SARs and the aggregate number of shares pursuant to restricted share, restricted share units or other share-based awards that may be granted to any participant in any calendar year each may not exceed 600,000 shares. In addition, the maximum amount granted to an employee participant pursuant to awards that may be settled in cash in any calendar year may not exceed a grant date value of $5,000,000. The maximum award value granted to a non-employee director in any calendar year may not exceed $1,000,000.

If any shares subject to an award under the 2015 LTIP or, after May 15, 2015, any shares subject to an award under the Prior LTIP, are forfeited, expire, are settled for cash or otherwise cancelled, then, in each case, the shares subject to the award may be used again for awards under the 2015 LTIP to the extent of the forfeiture, expiration, cash settlement or cancellation. The shares will be added back as (a) 1.68 shares for every share if the shares were subject to restricted share awards or restricted share units granted under the 2015 LTIP or restricted shares, restricted share units or performance units granted under the Prior LTIP between May 15, 2009 and May 15, 2015 and (b) as 1.0 share for every share if the shares were subject to awards other than restricted share awards or restricted share units granted under the 2015 LTIP and other than restricted shares, restricted share units or performance units granted under the Prior LTIP between May 15, 2009 and May 15, 2015.

The following shares will not be added to the shares authorized for grant as described above:

(i)	shares tendered by the participant or withheld by us in payment of the purchase price of an option;
(ii)	shares tendered by the participant or withheld by us to satisfy any tax withholding obligation with respect to an award;
(iii)	shares that are not issued due to net settlement of an award; and
(iv)	shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options.

The 2015 LTIP provides for appropriate adjustments in the event of a merger, demerger, consolidation, recapitalization, stock split, combination of shares, plan of exchange, share dividend or similar transaction involving the Company.

Administration

The Compensation Committee of the Board has overall authority to administer the 2015 LTIP. The Board may designate another committee or committees to administer the 2015 LTIP.

Eligible Participants

As of January 31, 2018, the Company had approximately 5,360 employees (of which six employees were executive officers) and 10 non-employee directors who would be eligible to participate in the 2015 LTIP.

Types of Awards

The 2015 LTIP authorizes the issuance of the following types of awards:

•

Nonqualified and Incentive Stock Options. Nonqualified stock options and incentive stock options may be granted under the 2015 LTIP. The exercise price of options may not be less than the fair market value of our shares on the date of grant and no option may be exercised after the expiration of ten years from the date of grant. The fair market value of our shares is determined by reference to the reported closing price on the NYSE. An option may be exercised only to the extent that the option is vested in accordance with a schedule determined by the Compensation Committee in its sole discretion.

•

Stock appreciation rights or SARs. SARs may be granted to participants under the 2015 LTIP. The exercise price of a SAR may not be less than the fair market value of our shares on the date of grant and no SAR may be exercised after the expiration of ten years from the date of grant. The payment of the appreciation associated with the exercise of a SAR will be made by the Company in shares of our common stock or in cash as determined by the Compensation Committee. A SAR may be exercised only to the extent that the SAR is vested in accordance with a schedule determined by the Compensation Committee in its sole discretion.

•

Restricted share awards and restricted share units. Restricted share awards and restricted share units, or RSUs, may be granted under the 2015 LTIP. Restricted share awards and RSUs granted under the 2015 LTIP will vest in accordance with a schedule or achievement of certain performance or other criteria as determined by the Compensation Committee. Upon termination of service or employment prior to vesting, the restricted shares or RSUs will be forfeited, unless otherwise determined by the Compensation Committee. The Compensation Committee has the discretion to grant a holder of restricted shares the right to vote such shares and to receive dividends. RSUs do not entitle a holder to any of the rights of a shareholder with respect to the shares; however, the Compensation Committee has the discretion to grant dividend equivalents with respect to the RSUs provided that no dividend equivalents may be paid with respect to an award that has not vested.

•

Performance awards. Performance awards may be granted under the 2015 LTIP. Performance awards issued under the 2015 LTIP will become payable in accordance with the achievement of certain performance or other criteria as determined by the Compensation Committee, provided that a performance period may be no less than one year in duration. Performance measures may be based on the achievement of one or more of the following: (1) increased revenue; (2) net income measures (including but not limited to income after capital costs and income before or after taxes); (3) share price measures (including but not limited to growth measures and total shareholder return); price per share; market share; earnings per share (actual or targeted growth); (4) earnings before interest, taxes, depreciation, and amortization (“EBITDA”); (5) economic value added (or an equivalent metric); (6) market value added; (7) debt to equity ratio; (8) cash flow measures (including but not limited to cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities, cash flow value added, cash flow return on market capitalization); (9) return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity); (10) operating measures (including operating income, funds from operations, cash from operations, after-tax operating income; sales volumes, production volumes and production efficiency); (11) expense measures (including but not limited to overhead cost and general and administrative expense cost control and project management); (12) margins; (13) shareholder value; (14) total shareholder return; (15) proceeds from dispositions; and (16) total market value and corporate values measures (including ethics compliance, environmental, human resources development and safety).

•	Cash awards. Cash awards may be granted under the 2015 LTIP and may be made subject to a vesting schedule or other performance measures as determined by Compensation Committee.

Non-Employee Director Awards

The Compensation Committee may grant awards of restricted share awards or restricted share units to non-employee directors under the 2015 LTIP.

Minimum Vesting Requirements

The 2015 LTIP does not permit employee awards to vest earlier than the first anniversary of the grant date and does not permit non-employee director awards to vest earlier than the first to occur of (a) the first anniversary of the grant date or (b) the date of the annual general meeting of the Board next following the grant date.

Prohibitions Related to Stock Options and SARs

Unless the approval of shareholders is obtained first, the 2015 LTIP does not permit (a) repricing of stock options or SARs after the grant date, (b) accepting outstanding stock options or SARs for surrender as consideration for the grant of a new option or SAR with a lower exercise price or for the grant of another award, (c) repurchasing from award recipients any outstanding stock options or SARs that have an exercise price higher than the current fair market value of a share, or (d) granting any stock option or SAR that contains a "reload" feature under which additional stock options, SARs or other awards are granted automatically upon exercise of the original stock option or SAR. The 2015 LTIP also prohibits dividend equivalents with respect to stock options and SARs.

Treatment of Awards Upon Certain Events

Retirement, Death, Disability or Change of Control. The Committee may, in its sole discretion, accelerate the vesting of unvested awards or waive, eliminate or make less restrictive the restrictions or provisions governing awards or otherwise amend or modify awards in the case of retirement from employment or service on the Board, death, disability, change of control, or any other reason, except that any modification may not be materially adverse to the award recipient unless the recipient has consented to the modification or the modification relates to a merger, reorganization or similar transaction.

Termination and Agreement

The 2015 LTIP may be terminated or amended by the Board. Shareholder approval is required for any amendment to the 2015 LTIP if (i) such approval is necessary or desirable to qualify or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply; or (ii) in the opinion of counsel to the Company, shareholder approval is required by any federal or state laws or regulations or the rules of any stock exchange on which the shares may be listed.

Transferability

Awards are not transferable except by will or by the laws of descent and distribution.

U.S. Federal Income Tax Consequences

Under current federal tax law, the following are the U.S. federal income tax consequences generally arising with respect to restricted shares, performance shares, options and other awards granted under the 2015 LTIP. The discussion is not a complete analysis of all federal income tax consequences and does not cover all specific transactions which may occur.

Absent the filing of a Section 83(b) election with the IRS, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of restricted shares, performance shares or other stock awards. Upon the vesting of an award for which no payment was made by the participant, the participant will recognize ordinary income in an amount equal to the fair market value of the shares on the vesting date. Income recognized upon vesting by a participant who is an employee will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Stock awards provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. A participant's adjusted basis in the shares received through stock awards is equal to any ordinary income related to the award recognized by the participant. If a participant thereafter sells the shares, any amount realized over (under) the adjusted basis of the shares will constitute capital gain (loss) to the participant for U.S. federal income tax purposes. If a participant forfeits an award prior to its vesting, the participant will not recognize any ordinary income as a result of such forfeiture, and no deduction will be provided to the Company.

Upon the grant of restricted shares, the participant may file an election under Section 83(b) of the Code to accelerate the recognition of ordinary income to the grant date of the award. Such ordinary income is equal to the fair market value of the shares on the grant date (assuming no payment by the participant for the shares) and is considered compensation subject to withholding for employees.

There are no tax consequences associated with the grant or timely exercise of an incentive stock option. If a participant holds the shares acquired upon the exercise of an incentive stock option for at least one year after exercise and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the shares equal to the difference between the amount realized on the sale and the exercise price. If the shares are not held for the required period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price, up to the amount of the gain on disposition. Any additional gain realized by the participant upon disposition will be capital gain. The excess of the fair market value of shares received upon the exercise of an incentive stock option over the option price for the shares is a preference item for purposes of the alternative minimum tax. An expense deduction by the Company in connection with the exercise of an incentive stock option is not allowed unless the participant recognizes ordinary income.

Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount of the exercise price. Income recognized by a participant who is an employee, upon the exercise of a nonqualified stock option, will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Nonqualified stock options provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of shares transferred to a participant pursuant to the exercise of a nonqualified stock option is the price paid for the shares plus an amount equal to any income recognized by the participant as a result of the exercise of the option. If a participant thereafter sells shares acquired upon exercise of a nonqualified stock option, any amount realized over (under) the adjusted basis of the shares will constitute capital gain (loss) to the participant for U.S. federal income tax purposes.

If a participant surrenders shares which the participant already owns as payment for the exercise price of a stock option, the participant will not recognize gain or loss as a result of such surrender. The number of shares received upon exercise of the option equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. The holding period for such shares will include the holding period for the shares surrendered. The remaining shares received will have a basis equal to the amount of income the participant recognizes upon receipt of such shares. The participant's holding period for such shares will commence on the day after such exercise.

Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a SAR. Upon exercise of a SAR, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the amount of the exercise price. Income recognized by a participant who is an employee, upon the exercise of a SAR, will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. SARs provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of shares transferred to a participant pursuant to the exercise of a SAR is the price paid for the shares plus an amount equal to any income recognized by the participant as a result of the exercise of the SAR. If a participant thereafter sells shares acquired upon exercise of a SAR, any amount realized over (under) the adjusted basis of the shares will constitute capital gain (loss) to the participant for U.S. federal income tax purposes.

Upon the receipt of a cash award, the participant will recognize ordinary income in an amount equal to the cash received. Income recognized upon the receipt of a cash award by a participant who is an employee will be considered compensation subject to withholding at the time the cash is received and, therefore, the Company must properly withhold the required tax.

Section 162(m) limits the annual tax deduction to $1 million for compensation paid by a publicly held company to its chief executive officer and each of the company's three other most highly compensated named executive officers, unless certain performance-based requirements are met. Under the Tax Cuts and Jobs Act of 2017 (the “2017 Tax Act”), effective for our taxable year beginning January 1, 2018, the exception under Section 162(m) for performance-based compensation will no longer be available, subject to transition relief for certain grandfathered arrangements in effect as of November 2, 2017.  In addition, the covered employees will be expanded to include our chief financial officer, and once one of our named executive officers is considered a covered employee, the named executive officer will remain a covered employee so long as he or she receives compensation from us. Given the lack of regulatory guidance to date, the Compensation Committee is not yet able to determine the full impact of the 2017 Tax Act changes to Section 162(m) on the Company and our compensation programs, including the 2015 LTIP.

Code Section 409A generally provides that any deferred compensation arrangement must satisfy specific requirements, both in operation and in form, regarding (1) the timing of payment, (2) the election of deferrals, and (3) restrictions on the acceleration of payment. Failure to comply with Code Section 409A may result in the early taxation (plus interest) to the participant of deferred compensation and the imposition of a 20% penalty on the participant on such deferred amounts included in the participant's income. The Company intends to structure awards under the 2015 LTIP in a manner that is designed to be exempt from or comply with Code Section 409A.

Recommendation

The Board of Directors recommends you vote “FOR” this Agenda Item 12.

Corporate Governance

We are committed to upholding high standards of corporate governance and business conduct and believe that we have maintained good corporate governance practices for many years.

We regularly review and, as necessary, update our Code of Integrity. Accordingly, in November 2016, the Board of Directors adopted a Code of Integrity that updated and replaced our previous Code of Integrity. We conduct online mandatory training for our employees and officers on our Code of Integrity and other relevant compliance topics. We also require all of our officers and managerial and supervisory employees to certify compliance with our Code of Integrity each year and to proactively report any non-compliance they may discover.

The Corporate Governance Committee of the Board of Directors evaluates the Company’s and the Board of Directors’ governance practices and formally reviews all committee charters along with recommendations from the various committees of the Board of Directors and the Board of Directors’ governance principles at least annually. The Corporate Governance Committee receives updates at each meeting regarding new developments in the corporate governance arena. Our committee charters also require, among other things, that the committees and the Board of Directors annually evaluate their own performance.

Director Share Holding Requirement. We have equity ownership guidelines for directors that require each current non‑management director to acquire and retain a number of our shares, restricted share units and/or deferred units at least equal in value to an amount five times the director’s annual cash retainer. Each new director is required to acquire and retain such number of shares, restricted share units and/or deferred units over his or her initial five years as a director. Jeremy D. Thigpen, our President and Chief Executive Officer, is subject to separate officer share ownership guidelines providing for a more stringent requirement of six times his base pay. In connection with such ownership requirement, the Board of Directors currently grants restricted share units to each of our non‑management directors. See “Compensation Discussion and Analysis” for more information about these guidelines.

Restrictions on Pledging, Hedging and Margin Accounts. Pursuant to our Insider Trading Policy, employees, officers and directors are restricted from pledging, hedging or holding shares in a margin account.

Our current governance documents may be found on our website at: www.deepwater.com by selecting the Governance page in the Investors section dropdown. Among the information you can find there is the following:

•	Articles of Association;
•	Organizational Regulations;
•	Corporate Governance Guidelines;
•	Audit Committee Charter;
•	Corporate Governance Committee Charter;
•	Compensation Committee Charter;
•	Finance Committee Charter;
•	Health, Safety and Environment Committee Charter;
•	Our Mission Statement;
•	Our FIRST Shared Values;
•	Code of Integrity;
•	Our Modern Slavery and Human Trafficking Statement; and
•	Our Tax Principles Statement.

Information contained on our website is not part of this proxy statement.

We will continue to monitor our governance practices and update policies and procedures, as appropriate, in order to maintain our high standards.

Board Leadership. Except during extraordinary circumstances, the Board of Directors has chosen not to combine the positions of Chief Executive Officer and Chairman of the Board. The Board believes that separating these positions allows our Chief Executive Officer to focus on our day‑to‑day business, while our Chairman of the Board presides over the Board as it provides advice to, and independent oversight of, management and the Company’s operations. The Board recognizes the time, effort, and energy that our Chief Executive Officer is required to devote to his position and the additional commitment the position of Chairman of the Board of Directors requires. The Board of Directors believes that having separate positions and having an independent outside director serve as Chairman of the Board of Directors is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk Management. Executive management is responsible for the day‑to‑day management of the risks we face, while the Board of Directors, as a whole and through its various committees, has responsibility for the oversight of risk management for the Company. Through the Board of Directors’ oversight role and review of management’s active role, the directors satisfy themselves that the risk management processes designed and implemented by management (as more particularly described below) are adapted to and integrated with the Company’s corporate strategy, are functioning as designed and that steps are taken to foster a culture in which each employee understands his or her impact on the assessment and management of risk, his or her responsibility for acting within appropriate limits, and his or her ultimate accountability.

The Company has an Enterprise Risk Management process and framework, which includes an executive risk management committee and a risk committee working group. The executive risk management committee is composed of members of senior management, including our Chief Executive Officer and other members of management in key functions and selected divisions of the Company. The duties of the executive risk management committee include the following: reviewing and approving appropriate changes to the Company’s policies and procedures regarding risk management; identifying and assessing operational, commercial, strategic, financial, macroeconomic and geopolitical risks facing the Company; identifying risks and taking corrective actions, if appropriate; monitoring key indicators to assess the effectiveness and adequacy of the Company’s risk management activities; and communicating with the Board of Directors at least once a year with respect to risk management. The executive risk management committee and/or members of management present a report on risk management activities to the Board of Directors at least annually. The risk committee working group identifies risks facing the Company, makes an assessment of each risk, identifies preventive and mitigating controls and then makes recommendations for improvement opportunities to the Board of Directors or our Chief Executive Officer, as appropriate.

Compensation and Risk. We regularly assess risks related to our compensation programs, including our executive compensation programs, and do not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviews information and solicits input from an independent compensation consultant regarding compensation factors, which could mitigate or encourage excessive risk‑taking. In its review in 2017, the Compensation Committee considered the attributes of our programs, including the metrics used to determine incentive awards, the weight of each metric, the timing and processes for setting performance targets and validating results, the performance measurement periods and time horizons, the total mix of pay and the maximum compensation and incentive award payout opportunities.

Independence of Board Members. Our Corporate Governance Guidelines require that at least a majority of the members of the Board of Directors meet the independence standards set by the NYSE. In order to meet the NYSE’s independence standards, a member of the Board of Directors must not have a relationship with the Company that falls within certain objective categories established by the NYSE. In addition, the Board of Directors must then affirmatively determine, with respect to each director and nominee, that he or she did not otherwise have a material relationship with the Company.

The Board of Directors has determined that its current members, with the exception of Jeremy D. Thigpen (the Company’s President and Chief Executive Officer), are independent and meet the applicable independence standards set by the NYSE, the SEC and our guidelines. Additionally, our Compensation, Audit and Corporate Governance Committees are composed solely of directors who meet the applicable NYSE and SEC independence standards.

In making its independence determinations, the Board of Directors considered the fact that certain directors, as described below, are or within the past three years have been directors or officers of companies with which we conduct business in the ordinary course. After evaluating these relationships in light of applicable SEC and NYSE standards, the Board of Directors concluded that they have no effect on the independence of these directors.

The Board of Directors also considered the below transactions and believes they were on arm’s‑length terms that were reasonable and competitive. Accordingly, the Board of Directors concluded that the relationships described below have no effect on the independence of these directors. Because of our extensive operations, transactions and director relationships, transactions of this nature are expected to take place in the ordinary course of business in the future.

•

Since 2012, Mr. Barker has served as a non‑executive director and as a member of the audit committee of Aviva plc, a company that provides insurance-related services to the Company. Additionally, from 2014 to 2016, Mr. Barker served as a director, and from July 2015 until December 2016, as chairman of the board of directors, of Transocean Partners, formerly a publicly‑held subsidiary of Transocean Ltd. to which we provided operating, support and administrative services, in addition to being the majority unitholder. Transocean Partners merged into a subsidiary of the Company in December 2016 and is now indirectly wholly-owned by the Company.

•

Mr. Barker’s son is a Transaction Services strategy consultant at PwC UK, an assurance, advisory and tax services firm that provides services to the Company, but is not the Company’s independent registered public accounting firm. Although Mr. Barker’s son is employed by PwC, his son does not, directly or indirectly, provide any services to the Company or any of its affiliates, and his son works within a division of PwC that does not provide any services to the Company or any of its affiliates. Moreover, Mr. Barker’s son is not a partner or principal of PwC, but is instead one of more than 200,000 persons employed by PwC worldwide. Further, the Company’s relationship with PwC predates both the Company’s relationship with Mr. Barker and PwC’s relationship with Mr. Barker’s son.

•

Mr. Curado’s son began working in GE’s corporate audit department in 2017 and his son-in-law works as an engineer for Mitsubishi Industries, both of which provide services or products to the Company; and Mr. Muller’s son worked through July 2017 as an associate at Munger, Tolles & Olson, a law firm that provided and may in the future provide legal services to the Company.

•	Since 2010, Mr. Deaton has served as a non‑executive director of Air Products and Chemicals, Inc., from which the Company rented and purchased rig-related products and equipment.
•

From 2013 to 2015, Mr. Merksamer served as a non‑executive director of Talisman Energy, from which we received revenues for performing services, and, from 2014 to 2017, Mr. Merksamer served as a director of Hertz Global Holdings, Inc., the subsidiaries of which provide the Company with car rental services. Since May 2016, Mr. Merksamer has served as non-executive director of American International Group, Inc., a company that provides insurance-related services to the Company. Mr. Merksamer was a member of the board of directors of Transocean Partners from 2014 until 2016.

•	Since 2014, Mr. Intrieri has served as a director of Hertz Global Holdings, Inc.
•

From 2001 to 2014, Mr. Miller served as President & Chief Executive Officer of National Oilwell Varco, Inc., from which the Company regularly purchases drilling equipment and services, and from 2014 to 2017, Mr. Miller served as the executive chairman of NOW Inc., from which the Company regularly purchases drilling equipment and services.

•	Since 2010, Mr. Tan has served as a non‑executive director of Keppel Corporation, which provides the Company with services related to rig construction and shipyard work.
•

Upon and following the closing of the Company’s acquisition of Songa Offshore in January 2018, Mr. Mohn became the beneficial owner of approximately 67,740,289 Company shares, consisting of 31,120,553 Company shares issued in connection with the acquisition, an additional 2,000,000 shares purchased on the open market on or before March 12, 2018, and 34,619,736 Company shares that may be issued in the future upon exchange of the 0.5% Exchangeable Senior Bonds due 2023 issued in connection with the acquisition. As a result, assuming the conversion of the Exchangeable Bonds beneficially owned by Mr. Mohn, he will possess voting rights with respect to approximately 13.68% of the Company’s outstanding shares as of March 12, 2018. The Board of Directors evaluated Mr. Mohn’s overall beneficial ownership of Company shares and concluded that his ownership of Company shares is not a material relationship that would affect his independence or service as a director of the Company, and that he meets the standards for independence adopted by the SEC and the NYSE.

Executive Sessions. Our independent directors met in executive session without management at each of the regularly scheduled Board of Directors’ meetings held in 2017. During 2018, the independent directors are again scheduled to meet in executive session at each regularly scheduled Board of Directors’ meeting. The independent directors generally designate the Chairman of the Board of Directors to act as the presiding director for executive sessions.

Director Nomination Process. The Board of Directors has designated the Corporate Governance Committee as the committee authorized to consider and recommend nominees for the Board of Directors. The Board of Directors believes that all members of the Corporate Governance Committee meet the applicable NYSE independence requirements.

Our Corporate Governance Guidelines provide that the Corporate Governance Committee should periodically assess the needs of the Company and the Board of Directors, so as to recommend candidates who will further our goals. In making that assessment, the Corporate Governance Committee has determined that a recommended nominee must have the following minimum qualifications:

•	high professional and personal ethics and values;
•	a record of professional accomplishment in his/her chosen field;
•	relevant expertise and experience; and
•	a reputation, both personal and professional, consistent with our Shared Values.

In addition to these minimum qualifications, the Corporate Governance Committee considers other qualities in nominees that may be desirable. In particular, the Board of Directors is committed to having a majority of independent directors and, accordingly, the Corporate Governance Committee evaluates the independence status of any potential director. The Corporate Governance Committee evaluates whether or not a candidate contributes to the Board of Directors’ overall diversity, the candidate’s contribution to Board’s existing chemistry and collaborative culture, and whether or not the candidate can contribute positively to the Board’s diverse expertise in environmental, health, safety, industry, market and financial matters. The Corporate Governance Committee also considers whether or not the candidate may have professional or personal experiences and expertise relevant to our business (such as expertise in the industry and in critical health, safety and environmental matters) and the Company’s position as the leading international provider of offshore drilling services.

As described above, in accordance with the majority vote provisions of our Corporate Governance Guidelines, the Board of Directors may nominate only those candidates for director who have submitted an irrevocable letter of resignation, which would be effective upon and only in the event that (1) such nominee fails to receive more votes cast “FOR” than “AGAINST” his or her election in an uncontested election and (2) the Board of Directors accepts the resignation. The Board of Directors will also request a statement from any person nominated as a director by anyone other than the Board of Directors as to whether that person will also submit an irrevocable letter of resignation upon the same terms as a person nominated by the Board of Directors. For purposes of our Corporate Governance Guidelines, an uncontested election occurs in an election of directors that does not constitute a contested election, and a contested election occurs when (i) the Secretary of the Company receives a notice that a shareholder has nominated a person for election to the Board of Directors in compliance with the advance notice requirements for shareholder nominees for director set forth in our Articles of Association and (ii) such nomination has not been withdrawn by such shareholder on or prior to the day next preceding the date the Company first mails its notice of meeting for such meeting to the shareholders.

The Corporate Governance Committee has several methods of identifying Board of Directors candidates. First, the Corporate Governance Committee considers and evaluates annually whether each director nominee is qualified to be nominated for election or reelection to the Board of Directors. Second, the Corporate Governance Committee requests from time to time that its members and the other Board members identify possible candidates for any vacancies or potential vacancies. Third, the Corporate Governance Committee has the authority to retain one or more executive search firms to aid in its search. Each executive search firm assists the Corporate Governance Committee in identifying potential Board of Directors candidates, interviewing those candidates and conducting investigations relative to their background and qualifications.

The Corporate Governance Committee considers nominees for director who are recommended by our shareholders. Recommendations may be submitted in writing, along with:

•	the name of and contact information for the candidate;
•	a statement detailing the candidate’s qualifications and business and educational experience;
•	information regarding the qualifications and qualities described under “Director Nomination Process” above;
•	a signed statement of the proposed candidate consenting to be named as a candidate and, if nominated and elected, to serve as a director;
•

a signed irrevocable letter of resignation from the proposed candidate that, in accordance with our Corporate Governance Guidelines, would be effective upon and only in the event that (1) in an uncontested election, such candidate fails to receive more votes cast “FOR” than “AGAINST” his or her election and (2) the Board of Directors accepts the resignation;

•	a statement that the writer is a shareholder and is proposing a candidate for consideration by the Corporate Governance Committee;
•	a statement detailing any relationship between the candidate and any customer, supplier or competitor of ours;
•	financial and accounting experience of the candidate, to enable the Corporate Governance Committee to determine whether the candidate would be suitable for Audit Committee membership; and
•	detailed information about any relationship or understanding between the proposing shareholder and the candidate.

Shareholders may submit nominations to our Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH‑6312 Steinhausen, Switzerland. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director. The extent to which the Corporate Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to the Corporate Governance Committee about the qualifications and suitability of the individual, viewed in light of the needs of the Board of Directors, and is at the Corporate Governance Committee’s discretion. The Corporate Governance Committee evaluates the desirability for incumbent directors to continue on the Board of Directors following the expiration of their respective terms, taking into account their contributions as Board members and the benefit that results from the increasing insight and experience developed over a period of time. Although the Corporate Governance Committee will consider candidates for director recommended by shareholders, it may determine not to recommend that the Board of Directors, and the Board of Directors may determine not to, nominate those candidates for election to the Board of Directors.

In addition to recommending director nominees to the Corporate Governance Committee, any shareholder may, in compliance with applicable requirements, nominate directors for election at annual general meetings of the shareholders. For more information on this topic, see “Other Matters.”

Executive and Director Compensation Process. Our Compensation Committee has established an annual process for reviewing and establishing executive compensation levels. An outside consultant, Pay Governance LLC, retained by the Compensation Committee has provided the Compensation Committee with relevant market data and alternatives to consider in determining appropriate compensation levels for each of our executive officers. Pay Governance has served as the Compensation Committee’s outside consultant since February 2011. Our Chief Executive Officer also assists the Compensation Committee in the executive compensation setting process. For a more thorough discussion of the roles, responsibilities and process we use for setting executive compensation, see “Compensation Discussion and Analysis.”

Director compensation is set by the Board of Directors upon a recommendation from the Compensation Committee. Since 2015, director compensation is also subject to shareholder approval at the Company’s annual general meetings. Each calendar year, the Compensation Committee reviews the compensation paid to our directors to be certain that it is competitive in attracting and retaining qualified directors. The Compensation Committee has used its outside consultant, Pay Governance LLC, to gather data regarding director compensation at (1) certain similar size companies in the general industry, as well as (2) the same peer group of companies generally utilized in the consideration of executive compensation, as set forth in the “Compensation Discussion and Analysis.” Based upon its review of the data and its own judgment, the Compensation Committee develops a recommendation for consideration by the Board of Directors. If serving as director on the Board of Directors, our Chief Executive Officer receives no additional compensation for such service.

Process for Communication by Shareholders and Interested Parties with the Board of Directors. The Board of Directors has established a process whereby interested parties may communicate with the Board of Directors and/or with any individual director. Interested parties, including shareholders, may send communications in writing, addressed to the Board of Directors or an individual director, c/o the Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH‑6312 Steinhausen, Switzerland. The Corporate Secretary will forward these communications, as appropriate, to the addressee depending on the facts and circumstances outlined in the communication. The Board of Directors has directed the Corporate Secretary not to forward certain items, such as: spam, junk mailings, product inquiries, resumes and other forms of job inquiries, surveys and business solicitations. Additionally, the Board of Directors has advised the Corporate Secretary not to forward material that is illegal or threatening, but to make the Board of Directors aware of such material, and may request it be forwarded, retained or destroyed at the Board of Directors’ discretion.

Policies and Procedures for Approval of Transactions with Related Persons. The Board of Directors has a written policy with respect to related person transactions pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which (1) the Company is a participant, (2) any related person has a direct or indirect material interest and (3) the amount involved exceeds U.S. $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of Regulation S‑K. The Audit Committee, with assistance from the Company’s General Counsel, is responsible for reviewing, approving and/or ratifying any related person transaction.

To identify related person transactions, each year we distribute and require our directors and officers to complete questionnaires identifying transactions with us in which the officer or director or their immediate family members have an interest. Quarterly, our directors and officers must re-affirm in writing that the information previously provided in their questionnaires remains accurate and complete, and provide updates regarding any related person relationships that may have arisen. Our Code of Integrity further requires that an executive officer inform the Company when the executive officer’s private interest interferes or appears to interfere in any way with our interests. In addition, the Board of Directors’ Corporate Governance Guidelines require that a director must immediately inform the Board of Directors or the Chairman of the Board of Directors in the event that a director believes he or she has an actual or potential conflict with our interests. Furthermore, under our Organizational Regulations, a director must disclose and abstain from voting with respect to matters that feature unresolved conflicts of interest.

Under our related persons transaction policy, the Audit Committee considers all relevant facts and circumstances available, including the related persons involved, their relationship to the Company, their interest and role in the transaction, the proposed terms of the transaction (including expected aggregate value and value to be derived by the related person), the benefits to the Company, the availability to the Company of alternative means or transactions to obtain like benefits and the terms that would prevail in a similar transaction with an unaffiliated third party. For related person transactions that do not receive prior approval from the Audit Committee, the transactions are submitted to the Audit Committee to consider all relevant facts and circumstances and, based on its conclusions, evaluate all options, including, but not limited to, ratification, amendment or termination of the transaction. Since the beginning of 2017, there were no related person transactions where such policies and procedures were not followed.

Certain Relationships and Related Party Transactions. From 2014 to 2017, Mr. Miller served as the Executive Chairman of NOW Inc. (NYSE: DNOW). We regularly procure equipment and services from NOW Inc., at arm’s length terms and within the ordinary course of business. In 2017, our purchasing activity with NOW Inc. represented less than 2% of that company’s reported gross revenue for such period.

In connection with our acquisition of Songa Offshore completed earlier this year, Mr. Mohn acquired beneficial ownership of $355,813,000 aggregate principal amount of Transocean Inc.’s 0.5% Exchangeable Senior Bonds due 2023, including exchangeable bonds acquired by Perestroika AS (an entity affiliated with Mr. Mohn) as part of our private exchange offers undertaken to refinance certain of Songa Offshore’s previously outstanding indebtedness. These exchangeable bonds bear interest at an annual rate of 0.5%, payable semiannually, and are exchangeable into shares of

Transocean Ltd. at any time at the option of the holder. In connection with our acquisition of Songa Offshore, we also entered into a registration rights agreement with certain affiliates of Asia Research & Capital Management and Perestroika AS, each of whom is one of our significant stockholders. This registration rights agreement provides them with certain customary registration rights over the exchangeable bonds they received as part of our private exchange offers undertaken to refinance certain of Songa Offshore’s previously outstanding indebtedness and, in the case of Perestroika AS, any shares and exchangeable bonds that Perestroika AS received in the acquisition as a former shareholder of Songa Offshore or that it may acquire in the future.

Director Attendance at Annual General Meeting. We expect all of our directors to attend the 2018 Annual General Meeting. At the 2017 Annual General Meeting, all directors then serving on the Board of Directors were in attendance.

Board Meetings and Committees

During 2017, the Board of Directors of Transocean Ltd. held four meetings. The Board of Directors and the committees of the Board of Directors met at least once a quarter and the quarterly meetings generally occurred over a period of two days. Each of our directors attended at least 80% of the meetings following their election, including meetings of committees on which the director served.

The Board of Directors has standing Audit, Compensation, Finance, Corporate Governance, and Health, Safety and Environment Committees. As noted above, the charters for these committees may be found on our website at: www.deepwater.com by selecting the Governance page in the Investors section dropdown. In addition, the Board of Directors may from time to time form special committees to consider particular matters that arise.

Compensation Committee. The purpose of the Compensation Committee is to assist the Board of Directors in (1) developing an appropriate compensation program and benefit package for (a) members of the Executive Management Team (as defined below), (b) persons defined as “officers” pursuant to section 16(a) of the Exchange Act, and (c) any other person whose compensation is required to be disclosed by applicable securities laws and regulations (collectively, the “Specified Executives”) and members of the Board of Directors; and (2) complying with the Board of Directors’ legal and regulatory requirements as to Board member and Specified Executives compensation in order to facilitate the Company’s ability to attract, retain and motivate qualified individuals in a system that aligns compensation with the Company’s business performance. The authority and responsibilities of the Compensation Committee include, among others, the following:

•

annually review and recommend to the Board of Directors for submission to and ratification by the shareholders pursuant to Swiss law and our Articles of Association the maximum aggregate amount of compensation of the Board of Directors and the Executive Management Team for the period between the Annual General Meeting at which ratification is sought and the next Annual General Meeting;

•

annually review and recommend to the Board for submission to and ratification by the shareholders the maximum aggregate amount of compensation of the Specified Executives and each member of the Board for the fiscal year commencing after the Annual General Meeting at which ratification is sought;

•	select appropriate peer groups and market reference points against which the Company’s Board of Directors and executive compensation is compared;
•	annually recommend focus areas for our Chief Executive Officer for approval by members of our Board of Directors who meet our independence and experience requirements;
•	annually review, with participation of our full Board of Directors, our Chief Executive Officer’s performance in light of our established focus areas;
•

annually set our Chief Executive Officer’s compensation based, as appropriate, upon his performance evaluation together with competitive data and subject to shareholder ratification requirements pursuant to our Articles of Association and applicable law;

•	administer our long‑term incentives plans, Performance Award and Cash Bonus Plan, Deferred Compensation Plan, and any other compensation plans or arrangements providing for benefits primarily to members of the Board of Directors and executive officers in accordance with goals and objectives established by the Board of Directors, the terms of the plans, and any applicable rules and regulations;

•

consider and make recommendations to the Board of Directors, with guidance from an outside compensation consultant, concerning the existing Board of Directors and executive compensation programs and changes to such programs;

•

consider, with guidance from an outside compensation consultant, and approve the material terms of any employment, severance, termination or other similar arrangements (to the extent permitted by applicable law and our Articles of Association) that may be entered into with members of the Board of Directors and Specified Executives; provided, however, that the Compensation Committee shall not recommend and the Board of Directors shall not authorize “single‑trigger” change of control agreements for any of our officers or directors;

•

assess the risks, with the assistance of external resources as the Compensation Committee deems appropriate, of the Company’s compensation arrangements applicable to members of the Board of Directors and the Specified Executives; and

•

retain and approve the fees of legal, accounting or other advisors, including any compensation consultant, employed by the Committee to assist it in the evaluation of executive and director compensation.

See “Compensation Discussion and Analysis” for a discussion of additional responsibilities of the Compensation Committee.

The Compensation Committee may delegate specific responsibilities to one or more individual committee members to the extent permitted by law, NYSE listing standards and the Compensation Committee’s governing documents. The Compensation Committee may delegate all or a portion of its powers and responsibilities with respect to the compensation plans and programs described above and in our “Compensation Discussion and Analysis” to one or more of our management committees; provided, that the Compensation Committee retains all power and responsibility with respect to awards granted to our Board members and executive officers. The Chief Executive Officer has been delegated authority to grant equity awards under the Company’s long‑term incentives plans to new and existing employees of the Company, excluding executive officers and other officers above the Vice President level, provided that such awards shall not exceed U.S. $5,000,000 in grant value per calendar year in aggregate and no such individual award shall exceed U.S. $350,000 in grant value.

The Compensation Committee has delegated to a subcommittee composed of its chairman and at least one additional committee member the authority to approve interim compensation actions resulting from promotions, competitive realignment, or the hiring of new executive officers (excluding the Chief Executive Officer), including but not limited to establishing annual base salary, annual bonus targets, long‑term bonus targets and the grant of equity awards, subject to any required vote of the shareholders. The Compensation Committee has also delegated authority to the Chief Executive Officer to, upon termination of service of an employee of the Company (excluding executive officers and other officers at or above the Senior Vice President level), accelerate vesting of awards granted under the Company’s long‑term incentives plans and to extend exercisability of options for a period of up to one year, but not beyond the original exercise period. The Compensation Committee has further delegated authority to the Chief Executive Officer to determine whether an individual is disabled and/or to set applicable criteria for making such determination for purposes of the Company’s long‑term incentives plans. The Compensation Committee is notified of compensation actions made by the Chief Executive Officer or the subcommittee at the meeting following the end of each calendar quarter in which such actions are taken.

The current members of the Compensation Committee are Mr. Tan, Chairman, and Messrs. Curado and Intrieri. Martin B. McNamara was also a member of the Compensation Committee prior to his retirement from the Board of Directors on January 30, 2018. The Compensation Committee met four times during 2017.

Finance Committee. The Finance Committee approves our long‑term financial policies, insurance programs and investment policies. It also makes recommendations to the Board of Directors concerning the Company’s dividend policy, securities repurchase actions, the issuance and terms of debt and equity securities and the establishment of bank lines of credit. In addition, the Finance Committee approves the creation, termination and amendment of certain of our employee benefit programs and periodically reviews the status of these programs and the performance of the managers of the funded programs.

The current members of the Finance Committee are Mr. Muller, Chairman, and Messrs. Barker, Intrieri and Merksamer. Ms. Chang also served on the Finance Committee in 2017 and continued this service until February 8, 2018, when she accepted a new assignment on the Corporate Governance Committee. The Finance Committee met four times during 2017.

Corporate Governance Committee. The Corporate Governance Committee makes recommendations to the Board of Directors with respect to the nomination of candidates for election to the Board of Directors, how the Board of Directors functions and how the Board of Directors should interact with shareholders and management. It also develops and recommends to the Board a set of corporate governance principles applicable to the Company, coordinates the self‑evaluation of the Board of Directors and its committees, and reviews the qualifications of and proposes to the Board of Directors candidates to stand for election at the next general meeting of shareholders.

The current members of the Corporate Governance Committee are Mr. Intrieri, Chairman, Mr. Deaton and Ms. Chang, who became a member of the Committee on February 8, 2018. Mr. McNamara was also a member and the chair of the Corporate Governance Committee prior to his retirement from the Board of Directors on January 30, 2018. The Corporate Governance Committee met four times during 2017.

Health, Safety and Environment Committee. The Health, Safety and Environment Committee assists the Board of Directors in fulfilling its responsibilities to oversee the Company’s management of risk in the areas of health, safety and the environment. The Health, Safety and Environment Committee reviews and discusses with management the status of key environmental, health and safety issues. Additionally, the Health, Safety and Environment Committee regularly evaluates Company policies, practices and performance related to health, safety and environmental issues and guides strategy decisions to promote company goals and compliance with applicable rules and regulations. The Health, Safety and Environment Committee in 2013 assumed additional responsibility to oversee the Company’s implementation of certain requirements of the Consent Decree by and among the U.S. Department of Justice and certain of the Company’s affiliates. The Health, Safety and Environment Committee has required the Company to provide, and reviews, regular reports regarding compliance with all aspects of the Consent Decree.

The current members of the Health, Safety and Environment Committee are Mr. Deaton, Chairman, and Messrs. Merksamer, Muller and Tan. Mr. Mohn also joined the Health, Safety and Environment Committee on February 8, 2018. The Health, Safety and Environment Committee met four times during 2017.

Audit Committee. The Audit Committee is responsible for recommending the selection, retention and termination of our independent registered public accountants and our auditor pursuant to the Swiss Code of Obligations to the Board of Directors and to our shareholders for their approval at a general meeting of shareholders. The Audit Committee is directly responsible for the compensation and oversight of our independent registered public accountants and our auditor pursuant to the Swiss Code of Obligations. The Audit Committee further advises as necessary in the selection of the lead audit partner. The Audit Committee also monitors the integrity of our financial statements and the independence and performance of our auditors and their lead audit partner and reviews our financial reporting processes. The Audit Committee reviews and reports to the Board of Directors the scope and results of audits by our independent registered public accounting firm, our auditor pursuant to the Swiss Code of Obligations and our internal auditing staff and reviews the audit and other professional services rendered by the accounting firm. It also reviews with the accounting firm the adequacy of our system of internal controls. It reviews transactions between us and our directors and officers for disclosure in the proxy statement, our policies regarding those transactions and compliance with our business ethics and conflict of interest policies.

The Board of Directors requires that all members of the Audit Committee meet the financial literacy standard required under the NYSE rules and that at least one member qualifies as having accounting or related financial management expertise under the NYSE rules. In addition, the SEC has adopted rules requiring that we disclose whether or not the Audit Committee has an “audit committee financial expert” as a member. An “audit committee financial expert” is defined as a person who, based on his or her experience, possesses all of the following attributes:

•	an understanding of generally accepted accounting principles and financial statements;

•	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;
•

experience preparing, auditing, analyzing or evaluating financial statements that present a breadth of complexity of accounting issues that are generally comparable to the breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal control over financial reporting; and
•	an understanding of audit committee functions.

The person must have acquired such attributes through one or more of the following:

•

education and experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or experience in one or more positions that involve the performance of similar functions;

•	experience actively supervising a principal financial officer, principal accounting officer, controller, public accountant, auditor or person performing similar functions;
•	experience overseeing or assessing the performance of companies or public accountants with respect to the preparation, auditing or evaluation of financial statements; or
•	other relevant experience.

The current members of the Audit Committee are Mr. Barker, Chairman, Ms. Chang, Mr. Curado and Mr. Mohn, who joined the Audit Committee on February 8, 2018. The Audit Committee met eight times during 2017.

The Board of Directors has reviewed the criteria set by the SEC and determined that each of the current members of the Audit Committee is “financially literate” and qualifies as an “audit committee financial expert.” In addition, the Board of Directors has determined that each of the current members of the Audit Committee qualifies under NYSE rules as having accounting or related financial management expertise. Mr. Barker is a chartered accountant, served as an audit partner in an accounting firm and served as the Vice Chairman‑U.K. of PricewaterhouseCoopers LLP from 2008 to 2011. Ms. Chang was previously partner in charge of Corporate Finance for KPMG Peat Marwick LLP. Mr. Curado is the Chief Executive Officer of Ultrapar S.A. and he has significant risk management and compliance experience.

In addition to Mr. Barker’s membership on the Audit Committee, he also serves on the audit committees of Berkley Group Holdings plc and Aviva plc. Pursuant to NYSE rules, the Board of Directors has determined that Mr. Barker’s service on the audit committees of such companies would not impair his ability to effectively serve on the Company’s Audit Committee.

In addition to Ms. Chang’s membership on the Audit Committee, she also serves on the audit committees of Sykes Enterprises, Incorporated, Edison International and certain funds advised by the Capital Group of Companies, Inc. and its subsidiaries. Pursuant to NYSE rules, the Board of Directors has determined that Ms. Chang’s service on the audit committees of such companies would not impair her ability to effectively serve on the Company’s Audit Committee.

Finally, NYSE rules restrict directors who have relationships with the Company that may interfere with the exercise of their independence from management and the Company from serving on the Audit Committee. We believe that the members of the Audit Committee have no such relationships and are therefore independent for purposes of NYSE rules.

Director Compensation Strategy

Directors who are employees of the Company do not receive compensation for Board of Directors’ service. At present, all of the directors except Mr. Thigpen, our President and Chief Executive Officer, are non‑employees and receive compensation for their service on the Board of Directors.

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on the Board of Directors. The Board of Directors believes that any compensation method should be weighted more toward compensation in the form of equity in order to more closely align director compensation with shareholders’ interests.

In 2017, non‑employee director compensation in U.S. dollars included the following fixed components:

Annual Retainer—non‑employee Director	100,000
Annual Retainer—non‑employee Vice Chairman(1)	250,000
Annual Retainer—non‑employee Chairman	325,000
Additional Annual Retainer for Committee Chairmen
Audit Committee	35,000
Compensation Committee	20,000
Corporate Governance Committee, Finance Committee and Health, Safety and Environment Committee	10,000
Grant of Restricted Share Units—non‑employee Directors and Vice Chairman(2)	210,000
Grant of Restricted Share Units—non‑employee Chairman(2)	325,000

(1)    Currently, the Company does not have any director serving in a Vice Chairman role.

(2)    Restricted share units are granted to each non-employee director and chairman annually and have an aggregate value equal to U.S. $210,000 and U.S. $325,000 respectively, based upon the average of the high and low sales prices of our shares for each of the 10 trading days immediately prior to the date of grant. The restricted share units vest on the date first to occur of (1) the first anniversary of the date of grant or (2) the Annual General Meeting next following the date of grant, subject to continued service through the vesting date. Vesting of the restricted share units is not subject to any performance measures.

In addition, we pay or reimburse our directors’ travel and incidental expenses incurred for attending Board of Directors, committee and shareholder meetings and for other Company business‑related purposes.

2017 Director Compensation

In 2017, each non‑employee member of the Board of Directors received the compensation described above.

At the Board of Directors meeting held immediately after the 2017 Annual General Meeting of our shareholders, the Board of Directors granted 19,301 restricted share units to each non‑employee director (other than the Chairman) and 29,871 restricted share units to the non‑employee Chairman in aggregate value equal to U.S. $210,000 and U.S. $325,000, respectively, based upon the average of the high and low sales prices of our shares for the 10 trading days immediately prior to the date of grant (calculated at U.S. $10.88 per share). Each non‑employee director is required to acquire and retain a number of our shares and/or restricted share units at least equal in value to an amount five times the annual director retainer. Each non‑employee director’s vested restricted share units generally are not settled until the non‑employee director’s service with the Company ends.

The following summarizes the compensation of our non‑employee directors for 2017.

Name	Fees Earned or Paid in Cash (U.S.$)	Stock Awards(1) (U.S.$)	All Other Compensation	Total (U.S.$)
Glyn A. Barker	135,000	$ 204,977	—	$ 339,977
Vanessa C. L. Chang	100,000	$ 204,977	—	$ 304,977
Frederico F. Curado	100,000	$ 204,977	—	$ 304,977
Chadwick C. Deaton	110,000	$ 204,977	—	$ 314,977
Vincent J. Intrieri	100,000	$ 204,977	—	$ 304,977
Martin B. McNamara	110,000	$ 204,977	—	$ 314,977
Samuel J. Merksamer	100,000	$ 204,977	—	$ 304,977
Merrill A. “Pete” Miller, Jr.	325,000	$ 317,230	—	$ 642,230
Edward R. Muller	110,000	$ 204,977	—	$ 314,977
Tan Ek Kia	120,000	$ 204,977	—	$ 324,977

(1)     This represents the aggregate grant-date fair value under accounting standards for recognition of share-based compensation expense for restricted share units granted to our directors in 2017, computed in accordance with FASB ASC topic 718. For a discussion of the valuation assumptions with respect to these awards, please see Note 16 to our consolidated financial statements included in our Annual Report on Form 10‑K for the year ended December 31, 2017.

AUDIT COMMITTEE REPORT

The Audit Committee, consisting of four independent directors, operates under the Audit Committee Charter as adopted by the Board, in overseeing:

(i)	the integrity of the financial reporting process resulting in the Company’s financial statements;
(ii)	compliance with legal and regulatory requirements;
(iii)	the independence, qualifications and performance of the Company’s independent registered accountants, Ernst & Young LLP (“EY”); and
(iv)	the performance of the internal audit function.

The Committee complied in 2017 with all of the requirements described in its Charter, which is available on the Governance page of the Company’s website: www.deepwater.com.

The Board has determined that all the members of the Committee are independent, in accordance with the SEC definition, are financially literate and qualify as Audit Committee Financial Experts, as defined by SEC rules.

Management is responsible for the Company’s internal controls and the financial reporting process, including the integrity and objectivity of the financial statements. The Committee:

•	Reviewed the Company’s financial statements and financial reporting processes, including internal controls over financial reporting;
•	Discussed with EY and management the Company’s audited financial statements included in the Annual Report;
•	Discussed various matters with EY, including matters required by the Public Company Accounting Oversight Board’s (“PCAOB”) “Communications with Audit Committees”;
•	Reviewed and discussed with EY its report on internal control over financial reporting;
•	Oversaw the Company’s internal audit function, including the performance of the Vice President, Internal Audit, internal audit plan, budget, resources and staffing;
•	Oversaw the Company’s Legal, Compliance and Ethics program, including helpline calls and investigations, and employee code of conduct; and
•	Recommended to the Company’s Board of Directors that the Company’s audited financial statements for the year ended December 31, 2017, be included in the annual report on Form 10-K filing with the SEC.

The Committee is responsible for the appointment, compensation and oversight of the independent registered accountant in accordance with SEC, PCAOB and the Swiss Code of Obligations. The Committee considered several factors in determining whether to reappoint EY as the Company’s independent registered accountant, such as:

•	Qualifications including industry expertise, knowledge of the Company’s processes, and experience of the audit team;
•	Performance including quality of communication, professional skepticism;
•	Independence;
•	Length of service, which began in 1999;

•	Results from PCAOB inspections; and
•	EY’s internal quality control and tone at the top.

The Committee approves annually the scope, plans and fees for the annual audit, taking into consideration several factors including a breakdown of the services to be provided, proposed staffing, changes in the Company and industry from the prior year. The fee approval process balances the audit scope and hours required for a high-quality audit and driving efficiencies from both the Company and EY while compensating EY fairly. The Audit Committee pre-approved all audit related and non-audit related services.

Agendas for Audit Committee meetings are developed with input from the Committee, management, the Vice President, Internal Audit and EY. The Committee met eight times in 2017 with regular executive sessions with EY and management, including the Vice President, Internal Audit and the Chief Compliance Officer.

Members of the Audit Committee:

Glyn A. Barker, Chairman Vanessa C.L. Chang Frederico F. Curado Frederik W. Mohn

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Listed below are the only persons who, to the knowledge of the Company, may be deemed to be beneficial owners, as of March 12, 2018, of more than 5% of the Company’s shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class(1)

Perestroika AS Statminister Michelsensvei 38 5320 Paradis, Norway Frederik W. Mohn Statminister Michelsensvei 38 5320 Paradis, Norway	67,740,289(2)	13.68%

Asia Research & Capital Management Ltd. 21/F, Shanghai Commercial Bank Tower 12 Queens Road Central Hong Kong	47,996,841(3)	9.76%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	35,420,304(4)	7.69%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	33,344,970(5)	7.24%

(1)    The percentage indicated is based on 460,506,997 Company shares deemed to be outstanding as of March 12, 2018.

(2)    The number of shares is based on the Schedule 13D filed with the SEC on February 5, 2018, by Mr. Frederik W. Mohn and Perestroika AS and open market purchases known to the issuer on or before March 12, 2018. According to the filings, Mr. Mohn has sole voting power and sole dispositive power with regard to 43,856 shares (which consists of (a) 22,148 shares and 18,000 shares issuable upon the exchange of $185,000 aggregate principal amount of Exchangeable Bonds, in each case individually owned by Mr. Mohn, and (b) 2,054 shares and 1,654 shares issuable upon the exchange of $17,000 aggregate principal amount of Exchangeable Bonds, in each case individually owned by Mr. Mohn’s spouse) and shared voting power and shared dispositive power with Perestroika with regard to 67,696,433 shares (which consists of 33,096,351 shares and 34,600,082 shares issuable upon the exchange of $355,611,000 aggregate principal amount of Exchangeable Bonds, in each case owned by Perestroika).

(3)    The number of shares is based on the Schedule 13G filed with the SEC on February 8, 2018 by Asia Research & Capital Management Ltd. According to the filing, Asia Research & Capital Management has sole voting power and sole dispositive power with regard to 47,966,841 shares, which consists of 16,777,850 shares and 31,218,991 issuable upon exchange of $320,861,000 of Exchangeable Bonds.

(4)    The number of shares is based on the Schedule 13G/A filed with the SEC on January 30, 2018, by BlackRock, Inc. According to the filing, BlackRock, Inc. has sole voting power with regard to 33,768,833 shares, and sole dispositive power with regard to 35,420,304 shares.

(5)    The number of shares is based on the Schedule 13G/A filed with the SEC on February 8, 2018, by The Vanguard Group. According to the filing, The Vanguard Group has sole voting power with regard to 205,652 shares, shared voting power with regard to 45,538 shares, sole dispositive power with regard to 33,122,538 shares and shared dispositive power with regard to 222,432 shares.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The table below shows how many shares each of our directors and nominees, each of the Named Executive Officers included in the summary compensation section below and all directors and executive officers as a group beneficially owned as of March 12, 2018.

Name	Shares Owned(1)	Shares Subject to Right to Acquire Beneficial Ownership(2)	Total Shares Beneficially Owned(3)	Percent of Class(3)
Jeremy D. Thigpen	372,255	342,295	714,550	*
Mark L. Mey	178,666	96,696	275,362	*
John B. Stobart	167,825	135,706	303,531	*
Howard E. Davis	60,480	73,972	134,452	*
Brady K. Long	51,634	62,204	113,838	*
Glyn A. Barker	11,748	40,712	52,460	*
Vanessa C.L. Chang	3,700	46,454	50,154	*
Frederico F. Curado	0	40,712	40,712	*
Chadwick C. Deaton	1,000	46,454	47,454	*
Vincent J. Intrieri	0	35,952	35,952	*
Samuel J. Merksamer	0	46,688	6,688	*
Merrill A. “Pete” Miller, Jr.	0	52,882	52,882	*
Frederik W. Mohn(4)	33,120,553	34,619,736	67,740,289	13.68%
Edward R. Muller	6,647	59,191	65,838	*
Tan Ek Kia	0	50,222	50,222	*
All of directors and executive officers as a group (16 persons)	34,058,327	35,874,241	69,932,568	14.09%

*       Less than 1%.

(1)     The business address of each director and executive officer is c/o Transocean Management Ltd., Turmstrasse 30, CH-6312 Steinhausen, Switzerland. None of the shares beneficially owned by our directors or executive officers are pledged as security.

(2)     Includes shares that may be acquired within 60 days from March 1, 2018, through the exercise of options held by Messrs. Thigpen (228,510), Mey (96,696), Stobart (135,706), Davis (73,972), Long (62,204), and all directors and executive officers as a group (721,453). Also includes vested restricted share units held by Messrs. Thigpen (113,785), Barker (40,712), Curado (40,712), Deaton (46,454), Intrieri (35,952), Merksamer (46,688), Miller (52,882), Muller (59,191) and Tan (50,222), and Ms. Chang (46,454) and all directors and executive officers as a group (533,052).

(3)     As of March 12, 2018, each listed individual (with the exception of Mr. Mohn) and our directors and executive officers as a group (excluding Mr. Mohn) beneficially owned less than 1% of the Company’s outstanding shares.

(4)     Mr. Mohn has sole voting power and sole dispositive power with regard to 43,856 shares (which consists of (a) 22,148 shares and 18,000 shares issuable upon the exchange of $185,000 aggregate principal amount of Exchangeable Bonds, in each case individually owned by Mr. Mohn, and (b) 2,054 shares and 1,654 shares issuable upon the exchange of $17,000 aggregate principal amount of Exchangeable Bonds, in each case individually owned by Mr. Mohn’s spouse) and shared voting power and shared dispositive power with Perestroika with regard to 67,696,433 shares (which consists of 33,096,351 shares and 34,600,082 shares issuable upon the exchange of $355,611,000 aggregate principal amount of Exchangeable Bonds, in each case owned by Perestroika).

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis provides an overview and analysis of Transocean’s executive compensation program and policies, material compensation decisions for 2017, and the key factors we considered in making those decisions. It includes specific information about the compensation paid, earned or granted to the following persons who constitute our Named Executive Officers for 2017:

•	Jeremy D. Thigpen, President and Chief Executive Officer
•	Mark L. Mey, Executive Vice President and Chief Financial Officer
•	John B. Stobart, Executive Vice President and Chief Operating and Performance Officer
•	Howard E. Davis, Executive Vice President and Chief Administrative and Information Officer
•	Brady K. Long, Senior Vice President and General Counsel

For purposes of this Compensation Discussion and Analysis, the term “Executive Officer” is as defined by Rule 3b‑7 of the Exchange Act, and the term “Executive Management Team” refers to designations made by the Board of Directors under Swiss law and the Company’s organizational documents with respect to Messrs. Thigpen, Mey and Stobart.

Executive Summary

Our executive compensation program reflects our commitment to best practices in compensation governance and strongly aligning pay with Company performance while allowing us to attract and retain highly qualified executives. The program is designed to motivate our executives to achieve important business objectives and to reward them for creating long-term value for our shareholders by delivering superior financial, safety and operational performance.

We feel strongly that our executive compensation program includes features that effectively align the interests of our senior management with those of our shareholders and excludes features that may result in misalignment. Important features of our executive compensation programs and practices are provided in the following table:

What We Do		What We Don’t Do
☑	Conduct an annual review of our compensation strategy, including a review of our compensation-related risk profile	☒	Allow our executives to hedge, sell short or hold derivative instruments tied to our shares (other than options issued by us)
☑	Mandate meaningful share ownership requirements for our executives	☒	Allow our executives or directors to pledge Company shares
☑	Maintain a clawback policy that allows for the forfeiture, recovery or adjustment of incentive compensation paid to executives due to a material misstatement of financial results	☒

Have pre-arranged individual severance agreements or special change-in-control compensation agreements with any Executive Officers; however, to the extent permitted under Swiss law, our executives are eligible for severance and change-in-control provisions pursuant to our policies

☑	Base annual and long-term incentive payments on quantitative, formulaic metrics	☒	Provide gross-ups for severance payments
☑	Maintain compensation plans that are weighted significantly toward variable pay to align our executive compensation with long-term shareholder interests	☒	Guarantee salary increases, non-performance based bonuses or unrestricted equity compensation
☑	Link long-term incentive compensation to relative performance metrics to incent strong performance	☒	Provide any payments or reimbursements for tax equalization
☑	Deliver at least 50% of long-term incentives in performance-based equity awards	☒	Pay dividend equivalents on performance units that have not vested
☑	Retain an independent consultant who does not perform any services for management (i.e., retained by and reports to our Compensation Committee)	☒	Offer executive perquisites
☑	Maintain double trigger change-in-control provisions

2017 Business Overview

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The Company specializes in technically demanding sectors of the global offshore drilling business. Transocean operates one of the most versatile high-specification drilling fleets in the world, with a particular focus on ultra-deepwater and harsh environment drilling services.

Although we remain in a downturn for the drilling sector, we delivered strong business results in 2017, through financial discipline and efficient operations, while maintaining a constant focus on the safety of our workforce and our environment. The business highlights below demonstrate the Company’s commitment to near-term performance, while preparing for the ultimate recovery in this market.

As of February 19, 2018, Transocean owns, or has partial ownership interests in, and operates a fleet of 47 mobile offshore drilling units consisting of 27 ultra-deepwater floaters, 12 harsh environment semisubmersibles, two deepwater semisubmersibles and six midwater semisubmersibles. In addition, the Company has two ultra-deepwater drillships under construction. The Company also operates two high-specification jackups that were under drilling contracts when the rigs were sold, and the Company will continue to operate these jackups until completion or novation of the drilling contracts.

Over the past six months, we added two new contract-backed, ultra-deepwater drillships to our fleet: the Deepwater Pontus and the Deepwater Poseidon. Both drillships have 10-year contracts with Shell in the U.S. Gulf of Mexico, and represent some of the most technically capable rigs in the world. Additionally, in 2017, we agreed with Jurong Shipyard to enhance our two remaining newbuild drillships that are under construction by increasing the hook load capacities to an industry-best three million pounds. We also opportunistically upgraded the ultra-deepwater drillship Discoverer India by adding a second annular to the BOP stack, converting the rig to DP-3 station-keeping from DP-2 and making the rig Managed Pressure Drilling capable.

In 2017, we announced an agreement to acquire Songa Offshore SE, adding seven semisubmersibles to our fleet including four high-specification, harsh environment CAT-D rigs – the Equinox,  Endurance,  Encourage, and Enabler – on long-term contracts with Statoil. This transaction closed on January 30, 2018.

Further, we reactivated four floaters, all associated with new contracts, from either a warm or cold-stacked condition. We also strengthened our fleet by announcing the retirement of nine older, less-competitive assets, including five ultra-deepwater rigs, which were unlikely to be marketable going forward.

Despite challenging market dynamics, we executed many new contracts in 2017, adding U.S. $873 million in contract backlog, an increase of approximately 70% from 2016. We converted a large percentage of our 2017 backlog to cash, with strong operational performance, as measured by our Uptime rate of 96.8%. As of February 19, 2018, our combined Company backlog, including Songa Offshore, totaled U.S. $12.8 billion, more than twice the nearest competitor.

In 2017, we continued to drive operational excellence through improvements in safety and drilling efficiency. We delivered the lowest Total Recordable Incident Rate in the Company’s history, and achieved 11 consecutive months in 2017 without a Lost Time Incident. When added to 2016’s performance, we achieved a Company record 20 consecutive months without a Lost Time Incident across our global fleet.

We executed additional supplier contracts with Original Equipment Manufacturers (“OEM”). These new OEM agreements cover some of the most critical equipment on our rigs and support our goals of reducing operating costs and, more importantly, continuing to improve equipment reliability.

We continued to strengthen our liquidity and financial position, executing multiple financing transactions. In 2017, we issued approximately U.S. $1.2 billion of debt maturing in 2022 and 2026, while retiring U.S. $1.8 billion of debt with maturities between 2017 and 2020. Additionally, we removed approximately $1 billion of shipyard obligations with the sale of our five uncontracted jackups under construction. These actions, along with our outstanding operational performance, positioned us with U.S. $3.0 billion of cash, cash equivalents and short-term investments as of December 31,

2017, and a U.S. $3 billion undrawn, unsecured revolving credit facility, providing significant liquidity during this industry downturn and preserving strategic optionality and shareholder value.

Given Transocean’s long history as an industry-leading provider of offshore drilling services, we believe that we have the experience and financial discipline necessary to effectively manage our business throughout the cycles and deliver long-term value to our shareholders. With better visibility of improving market fundamentals, we continue to take the necessary actions to maintain our position as well as strategically position Transocean to benefit from the recovery ahead.

As illustrated in the chart below, the equity market valuations of offshore drillers reflect these market conditions.

Relative Performance of Crude Oil; Offshore Drillers; OSX Index

20%
10%
0%
-10%
-20%
-30%
-40%
-50%
-60%
12/30/2016
1/29/2017
2/28/2017
3/30/2017
4/29/2017
5/29/2017
6/28/2017
7/28/2017
8/27/2017
9/26/2017
10/26/2017
11/25/2017
12/25/2017
Avg Other Peers (33.6%)
Brent 17.7%
OSX Index (18.6%)
RIG (27.5%)

Executive Compensation Philosophy, Strategy and Design

The primary goal of our compensation program is to align pay with performance. The program is also designed to attract, motivate and retain superior executive talent in the geographic locations necessary to support our global operations. We accomplish these goals by providing our executives with a competitive compensation package that rewards performance against specific, identified financial, strategic and operational goals that the Committee believes are critical to the Company’s long-term success and the achievement of sustainable long-term total returns to our shareholders.

In administering our executive compensation program, we are guided by the following principal objectives:

•	positioning elements of total direct compensation, in the aggregate for our executive team, at approximately the median of our peer companies;
•	aligning annual incentive compensation with financial and strategic objectives; and
•	rewarding absolute share price appreciation and relative performance in TSR through long-term equity incentive awards.

We deliver the vast majority of executive pay as performance-based, “at-risk” incentive compensation, which is designed to balance short-term periodic results and long-term multi-year success of the Company and to build long-term shareholder value without excessive risk-taking. We believe the approach achieves our objective of aligning pay and performance.

Relationship Between Target and Realizable Pay

Our compensation philosophy features the alignment of the interests of our Executive Officers with those of our shareholders by basing the majority of compensation on achieving desired performance outcomes. Accordingly, the actual total compensation values received by our Executive Officers, in recent years, have ranged from below to above targeted and competitive market levels. Below-target results have been driven by the lack of appreciation in the Company’s share price and below-target total shareholder return relative to our peers, whereas more recent above-target results reflect our disciplined approach to the market downturn and our recent outperformance of competitors in the offshore drilling sector.

The Summary Compensation Table reflects the grant-date fair value for share awards, as required. However, we believe that realizable pay provides a better picture of the amounts actually earned. In particular, we note there have been no payouts under our performance-based unit program over six of the last seven performance cycles, and the majority of outstanding stock options are currently underwater. The more recent, in-process long-term performance cycles, however, reflect our superior performance relative to our offshore drilling peers, although these performance cycles remain at risk until their conclusion.

The graph below illustrates the effect of our performance-based compensation programs on the total compensation of our Chief Executive Officer.

$9,000,000
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
Compensation
$6,776,473
$6,790,296
$7,753,499
$7,870,492
$8,151,252
$5,765,442
2015 Target
Comp Value at 12/31/2017
2016 Target
Comp Value at 12/31/2017
2017 Target
Comp Value at 12/31/2017
2015 (Thigpen)
2016 (Thigpen)
2017 (Thigpen)
Base
Annual Bonus
Long-Term Incentives
At Risk PSUs

(1) Realized/realizable pay is defined as the compensation delivered or deliverable for each year calculated as of the end of the fiscal year, including: salary received, amounts actually paid under the annual incentive plan, payouts received under the performance unit plan (PSU) or, for performance periods still in progress, amounts that would be receivable if the PSU performance period ended 12/31/2017, the intrinsic (“in-the-money”) value of the stock options granted in the applicable year, and the value of time-based restricted share units (“RSUs”).

(2) The value of stock options, PSUs and RSUs was calculated as of 12/29/2017 (the last trading day of the year).

(3) Figures for Mr. Thigpen for 2015 (hired in April 2015) represent partial year base pay and annual bonus target and exclude cash sign-on award and replacement RSU award in consideration of forfeited equity awards from his previous employer.

2017 Compensation Program Overview

The Company continued to reinforce the alignment between pay and performance with our executive compensation programs and compensation award levels for 2017.

In recognition of the industry downturn, the Compensation Committee of the Board (the “Committee”) carefully considered appropriate 2017 target compensation opportunities for our Named Executive Officers. Working closely with its independent compensation consultant, the following executive compensation actions were implemented for our Named Executive Officers:

•    Freeze on base salaries for 2017, marking a three-year freeze on base salary;

•    Freeze on target annual cash bonus opportunities for 2017, marking a three-year freeze on annual target bonus opportunities;

•    Cap on performance share payouts, including the 2017 - 2019 performance period, in the event of negative absolute total shareholder return (TSR) performance;

•    Abolished all executive perquisites, including financial planning, annual physicals and club memberships, effective January 1, 2017; and

•    With the relocation of one of our Named Executive Officers to the United States, no expatriate benefits are being paid to our Named Executive Officers.

These compensation actions reflect the industry downturn and our focus on good governance, while maintaining prudently designed, competitive compensation packages for our Named Executive Officers.

Executive Compensation Setting

We believe that our executive compensation program must be regularly reviewed to ensure that we provide the opportunity for each of our Named Executive Officers to receive competitive compensation without providing an incentive for excessive risk-taking. The Committee annually reviews the total compensation and each component of compensation that may be paid or awarded to each of our Named Executive Officers and compares the total compensation and each component of compensation as follows:

•    externally against the opportunities and amounts paid to executive officers holding comparable positions at companies with which we compete for executive talent; and

•    internally for purposes of ensuring internal equity and taking individual performance, skills, and experience into account.

We assess our compensation programs to ensure they are appropriately aligned with our industry sector and among companies in other industries of comparable size, international scope and organizational complexity. We also seek to provide a direct link between pay and the enhancement of shareholder value while achieving our vision and business strategy.

The Committee employs two peer groups for setting executive compensation. The “Compensation Peer Group” is used to assess the competitiveness of the compensation of our Named Executive Officers, and the “Performance Peer Group” is used to evaluate the relative TSR performance of the Company.

Compensation Peer Group

We compete for executive talent across many different sectors around the world. However, our primary competitive market generally includes other companies in the energy industry (oil and gas companies, offshore drilling companies and other energy services companies). In making compensation decisions for the Named Executive Officers, each element of their total direct compensation is compared against published and publicly available compensation data.

The Compensation Peer Group for 2017 comprised the following companies:

•	Anadarko Petroleum Corporation	•	Diamond Offshore Drilling, Inc.	•	National Oilwell Varco, Inc.
•	Apache Corporation	•	Encana Corporation	•	Noble Corporation plc
•	Baker Hughes Incorporated	•	Ensco plc	•	Noble Energy, Inc.
•	Canadian Natural Resources Limited	•	EOG Resources, Inc.	•	Petrofac Limited
•	Chesapeake Energy Corporation	•	Halliburton Company	•	Seadrill Limited
•	Devon Energy Corporation	•	Marathon Oil Corporation	•	TechnipFMC plc
		•	Nabors Industries Ltd.	•	Weatherford International Ltd.

Considering the current industry downturn, and in consultation with the Committee’s external compensation consultant, the 2018 compensation peer group has been modified. Our peer group review considered revenue size and market capitalization, both industry standard measures in developing compensation peer groups, to ensure continued alignment. Four larger revenue-sized companies including Baker Hughes, a GE company, Canadian Natural Resources, EOG Resources and Halliburton Company have been removed from the 2018 compensation peer group. Three companies more comparable to the Company in revenue size, including Hess Corporation, McDermott International and Murphy Oil Corporation, have been added to the compensation peer group. The net effect of these changes to the 2018 peer group composition reduces the average revenue size and market capitalization, thereby creating enhanced alignment with the Company’s current scope.

In addition, we consider the compensation practices of general non-energy industry peers of comparable size and international scope in setting executive compensation levels and use general industry data as a secondary market reference to ensure that a comprehensive view of the market is considered. These non-energy general industry peers are expected to vary from year-to-year based on changes in the marketplace and the availability of published survey data for companies that meet the defined size, international scope and organizational structure criteria.

Our target market position is determined based on the data believed to be most relevant for a given position. For example, the Compensation Peer Group data are weighted more heavily for most positions, whereas general industry data are also considered for executives overseeing corporate functions. However, in accordance with our pay-for-performance philosophy, the Compensation Peer Group data is the primary reference for assessing short-term and long-term incentive compensation levels.

Performance Peer Group

The Committee establishes the Performance Peer Group used to evaluate the Company’s total shareholder return relative to that of companies considered to be direct business competitors and competitors for investment capital. Beginning in 2016, the Committee refined the Performance Peer Group to focus on drillers to better align with our strategic business objectives, and we maintained this focus in 2017. While the competition for executive talent spans a broader market as defined above in the Compensation Peer Group section, our Performance Peer Group is specific to those companies with expertise in technically demanding offshore drilling operations. The Performance Peer Group for 2017 consists of:

•	Atwood Oceanics, Inc.	•	Pacific Drilling S.A.
•	Diamond Offshore Drilling, Inc.	•	Rowan Companies Inc.
•	Ensco plc	•	Seadrill Limited
•	Noble Corporation plc	•	Subsea 7 SA
•	Ocean Rig UDW Inc.

We will continue to assess the composition of the Performance Peer Group for 2018 and beyond with focus on the impact of the current industry downturn and resulting consolidation.

Executive Compensation Components

Our executive compensation program is designed to meet the objectives of our “pay for performance” philosophy by linking a significant portion of each executive’s compensation to both Company and individual performance.

The following table summarizes the purpose and key characteristics of each of the primary components of our executive compensation program.

Compensation Element	Purpose	Key Characteristics
Base Salary	Provide a base level of income, targeting the market median for executive talent. Individual circumstances may result in certain positions above or below market median.	Fixed compensation. Reviewed annually and adjusted as appropriate.
Annual Cash Bonus	Motivate executives to achieve our short-term business objectives and reward contributions toward the achievement of pre-established performance goals.	Variable compensation. Based on corporate performance compared to pre-established performance goals. Award potential ranges from 0% to 200% of target.
Long-Term Incentive – Performance Units

Align the interests of our executives with those of our shareholders by creating a direct correlation of realized pay to key value drivers and increased shareholder return relative to performance peers over the long term.

Variable compensation. The number of earned units is based on total shareholder return relative to performance of drilling industry peers during three-year performance periods. Earned units can range from 0% to 200% of target.

Long-Term Incentive - Restricted Share Units	Motivate executives to contribute to long-term increases in shareholder value, build executive ownership and retain executives through multi-year vesting.	Variable compensation. Long-term award with ratable vesting over three years that provides a direct correlation of realized pay to shareholder value.
Long-Term Incentive - Non-Qualified Stock Options	Motivate executives to contribute to long-term increases in shareholder value, build executive ownership and retain executives through multi-year vesting.	Variable compensation. Long-term award with ratable vesting over three years that provides a direct link to stock price appreciation.
Expatriate Benefits	Assist expatriate executives with part of the additional burden of an overseas posting. As of May 2017, none of our Named Executive Officers were on an expatriate assignment.	Fixed compensation. Provided to expatriate executives to assist with living expenses (e.g., housing, dependent education, cost of living differentials and automobile allowances).
Other Compensation	Provide benefits that promote employee health and welfare and assist executives in carrying out their duties and increasing productivity.	Indirect compensation elements consisting of health and welfare plans and other broad-based employee benefit plans.
Post-Employment	Retain executives by providing a measure of financial security in the event an executive’s employment is terminated without cause.

Fixed compensation. Severance benefits, to the extent permissible under Swiss law, are provided pursuant to the Executive Severance Policy and are not payable in the event of a termination for cause or a voluntary resignation without good reason.

In assessing the reasonableness of the total direct compensation of the Named Executive Officers, particularly the compensation of our Chief Executive Officer, the Committee considered the amount and mix of compensation provided as a direct link to creating sustainable long-term shareholder value, achieving our vision and business strategy, and advancing the core principles of our compensation philosophy and objectives without excessive risk.

Base Salary

Our Named Executive Officers receive base salaries constituting a basic level of compensation for services rendered during the year. The base salaries of our Named Executive Officers are determined by the Committee upon each officer’s initial hire and reviewed based on a promotion or other change in job responsibility. Each base salary is also reviewed by the Committee annually thereafter, both individually and, for internal pay equity purposes, relative to other Executive Officers. Base salary adjustments are made to reflect our desired position in the competitive market.

As part of its base salary review, the Committee considers input from our Chief Executive Officer (except with respect to his own compensation), competitive compensation from our Compensation Peer Group and other survey data, job responsibilities, individual performance, and expected future contributions of each Named Executive Officer. The Committee also considers input from its compensation consultant within the framework of the Company’s compensation philosophy and objectives.

In February 2017, the Committee, in consideration of the industry downturn, and with consultation from its external compensation consultant, elected to freeze base salaries for Named Executive Officers, resulting in no 2017 increases over the 2016 base salaries. Further, salaries were also frozen in 2016 at the 2015 levels. As a result, there have been no increases to base salaries for our Named Executive Officers since 2015.

The following base salaries in U.S. dollars were approved by the Committee for the individuals listed below.

Executive	2017 Base Salary	Increase over 2016
Mr. Thigpen	1,000,000	0%
Mr. Mey	760,000	0%
Mr. Stobart	670,000	0%
Mr. Davis	550,000	0%
Mr. Long	525,000	0%

Annual Performance Bonus

Our Performance Award and Cash Bonus Plan (the “Bonus Plan”) is a formulaic, goal-driven plan that provides participants, including the Named Executive Officers, with the opportunity to earn annual cash bonuses based on performance as measured against predetermined performance objectives. Individual target award levels, expressed as percentages of the participants’ base salaries, are established by the Committee at the beginning of the year. The target award opportunities under the Bonus Plan, when combined with base salaries, are intended to position the participants to earn total cash compensation approximating competitive market median levels. Individual awards correlate to company performance, so the executives achieve above-target awards only when the Company achieves above-target performance.  Further, the bonus opportunity is capped at a maximum payout level as noted below.

Under the Bonus Plan for 2017, each Named Executive Officer had a potential payout range of 0% to 200% of his individual target award opportunity. The Committee established a 2017 target bonus opportunity for each of the following Named Executive Officers at the same target opportunity as established for 2016 and 2015. The 2017 target bonus opportunity for each Named Executive Officer, expressed as a percentage of base salary, is as follows:

Executive	Bonus Target
Mr. Thigpen	120%
Mr. Mey	85%
Mr. Stobart	100%
Mr. Davis	75%
Mr. Long	70%

2017 Bonus Structure

The annual cash bonus structure is designed with a focus on financial, operational and safety performance. These three focus areas have a direct line of sight to annual company operational and financial results while maintaining a strong focus on personnel, industrial and environmental safety. During the industry downturn, driven largely by low commodity pricing beyond the Company’s control, this annual bonus structure is designed to focus on those areas where we can differentiate ourselves from our competitors and be well-positioned to outperform the competition in the market recovery.

The design of each measure, relative weighting, and construction of our threshold-target-maximum payout range, incorporate the Company’s 2017 business plan, our 2016 performance results and a focus on continuous improvement. The following chart compares the 2017 bonus structure measures and relative weightings compared to the 2016 bonus plan structure. This 2017 bonus structure further sharpens the focus on personnel safety as measured through Total Recordable Incident Rate and increases the relative weight applied to key financial results as measured through EBITDA. Each of the 2017 bonus plan measures is defined and discussed in more detail below.

Bonus Performance Measure	2016 Weighting	2017 Weighting
SAFETY (Total Recordable Incident Rate)	10%	20%
SAFETY (Operational Integrity/Process Safety)	10%	--
SAFETY (Dropped Object Potential Severity)	5%	--
UPTIME	25%	20%
EBITDA	50%	60%
Total Bonus Structure	100%	100%

Safety Performance

Our business involves numerous operating hazards, and we are strongly committed to protecting our personnel, our property and our environment. Our goal is expressed in our safety vision of “an incident-free workplace all the time, everywhere.” Encouraged by the continuous improvement demonstrated in the Dropped Object Potential Severity rate and Operational Integrity performance during 2016, the safety component of the 2017 bonus structure has evolved from the three safety measures found in the 2016 bonus plan to a single measure focused on Total Recordable Incident Rate (“TRIR”). However, to maintain focus on Operational Integrity, the 2017 TRIR measure includes a formulaic calibration wherein the TRIR year-end result is reduced by 25% for any Tier 1 Operational Integrity event (see definition below).

Developing Our Total Recordable Incident Rate (TRIR) Target

TRIR is a safety performance metric recognized by the U.S. Occupational Safety & Health Administration and is used by companies across an array of industries. We calculate TRIR based upon the guidelines set forth by the industry’s International Association of Drilling Contractors (the “IADC”). The IADC methodology calculates TRIR by taking the aggregate number of occurrences of work-related injuries or illnesses that result in any of the following: death; a physician or licensed health care professional recommending days away from work due to an injury or illness; an employee not being able to perform all routine job functions (but not resulting in days away from work); or any other medical care or treatment beyond minor first aid. The TRIR is the number of such occurrences for every 200,000 employee hours worked.

The Committee approved a TRIR target for 2017 of 0.39. In setting this target, the Committee received input from the Board’s Health, Safety and Environment (HSE) Committee, comprised of fellow independent directors. Values above and below this target were calculated in accordance with the chart below, with outcomes falling between the two boundaries interpolated on a straight-line basis:

TRIR Outcome to Target	Bonus Payout
Maximum = 0.33	200%
Target = 0.39	100%
Minimum = 0.44	0%

Any TRIR outcome representing a result of 0.44 or greater would result in a 0% bonus payout for the TRIR measure. TRIR results of 0.33 or less would result in a payout of 200% for the TRIR measure. As noted above, the year-

end TRIR payout would be reduced by 25% for any Tier 1 Operational Integrity event experienced during the year.  Further, the Committee evaluates whether to use negative discretion in response to unforeseen, extraordinary circumstances in considering overall bonus results.

In setting the 2017 TRIR threshold-target-maximum values, the Committee considered the following:

1.	Two successive years, 2015 and 2016, represented the best TRIR results in the Company’s history (2015 TRIR was 0.42, followed by 0.34 in 2016).
2.

As with any continuous improvement initiative, the law of diminishing marginal productivity increasingly challenges improvement in safety results as the Company aspires to be an incident-free workplace.

3.

Consideration of anticipated increased rig activations in 2017, accompanied by increased hiring and the need to train these new hires in the Company’s safety programs and processes.  The Committee recognized this increased activity would challenge the Company’s ability to maintain our record setting level of continuous safety performance improvement.

With consideration given to these factors, the Committee approved the 2017 TRIR target at 0.39, approximating the average of the Company’s outstanding trailing two-year results noted above. The Committee considered this to be an aggressive target in light of the anticipated increase in rig activity, increased hiring and necessary safety training requirements.

In setting the threshold and maximum values, the Committee applied a 15% range above and below the target of 0.39. This range created a minimum, or entry point, of 0.44 demonstrating continuous improvement over the 2016 range minimum. This stretch resulted in a maximum value of 0.33 representing continuous improvement compared to the 2016 range maximum and an enhancement over the 2016 actual TRIR result of 0.34.

Further, the Committee recognized the impact of Operational Integrity on personnel safety. Operational Integrity is an internally developed safety measure designed to prevent, or mitigate the impact of, a significant event. We use industry standard definitions of significant events, which include:

•	Fire, explosion, release of a hazardous substance with serious injury or fatality
•	Major structural damage
•	Serious injuries/fatalities
•	Uncontrolled release of hazardous fluids

Consistent with our 2016 bonus plan design, a Tier 1 event, as defined in the Company’s Health and Safety Policies and Requirements, is the most serious Operational Integrity event, requiring immediate and potentially significant Company time and resources to rectify.

Measuring Total Recordable Incident Rate (TRIR) Results

Our TRIR outcome for 2017 was 0.18, exceeding maximum performance as compared to target and representing the best formulaic result in the Company’s history. This result is outstanding, particularly considering the Company hired approximately 1,300 offshore personnel during 2017, which brought with it the challenge of training each new employee on the Company’s safety culture.

This resulted in a formulaic result of 200% of target for the TRIR metric and a formulaic result for this measure of 40% of the total target bonus opportunity for each of the Named Executive Officers, which was reduced in the Committee’s discretion as described below in the section titled Actual Bonus Plan Compensation for 2017.

Financial Performance

Developing Our EBITDA Target

For the 2017 bonus plan, the Committee determined the financial metric Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), a commonly accepted measure of financial performance, to be the most appropriate measure to align with the Company’s financial objectives. EBITDA was weighted at 60% of the total 2017 annual bonus plan opportunity. The use of EBITDA is consistent with the 2016 bonus plan, but refined to reflect our increased weighting applied to financial performance and an updated range (i.e., Threshold – Target – Maximum) that was consistent with our 2017 business plan. Attached as Appendix A to this proxy statement is a reconciliation of EBITDA, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure.

We believe EBITDA represents a holistic view of the Company’s financial performance in current market conditions. The measure reflects the complete revenue and cost cycle in our business. EBITDA is an objective performance measure commonly used among our drilling company peers and is a financial indicator transparent and familiar to our shareholders.

In establishing the 2017 bonus plan EBITDA target and range, the Committee considered the Company’s 2017 financial plan. Threshold and maximum performance outcomes were then set based on the potential for decreases or increases to financial outcomes tied to dynamic market conditions. While the 2017 EBITDA target was set below the 2016 actual financial result, the target reflected the reality of the continuing industry downturn and related financial challenges.

EBITDA Target	Achievement (MM-$)
Threshold	1,180
Target	1,360
Maximum	1,540

Measuring EBITDA Results

2017 EBITDA results were pressured given the challenging industry environment, driven mainly by continued weak demand for rigs and declining contract dayrates. However, a strong focus on cost management, including stacking costs, combined with outstanding revenue efficiency for deployed rigs and effective contract management, resulted in actual EBITDA results exceeding the target for this measure.

EBITDA results achieved 133% of target, and a formulaic result for this measure of 80% of the total target bonus opportunity for each of the Named Executive Officers.

Operational Performance

Developing Our UPTIME Target

In 2016, Uptime was identified as the operational performance measure that would best align with our customers’ interests, and we elected to maintain this measure for 2017. This measure represented 20% of the 2017 total target annual bonus opportunity, reinforcing the importance of maintaining excellence in our rig operations. We believe that Uptime is the best measure of operational efficiency, which is imperative to our customers.

While Uptime is a common operational metric in our industry, there is no standard industry definition or reporting structure for it. As a result, the Company has developed its own definition, and that definition recognizes the key impediments to Uptime: equipment failures and human performance errors.

Uptime is measured as operating hours, minus downtime, expressed as a percentage. Operating hours are defined as the number of hours a rig is engaged in a contract. Downtime is defined as the number of hours the rig is not engaged in drilling activities, resulting from mechanical failure or human performance error. Using this formula, zero mechanical failures and human performance errors would result in a rig operating at 100% Uptime. Downtime events detract from optimal performance and have a direct negative impact on the customer’s operational plan.

In setting the threshold-target-maximum range for this measure, the mathematical differential of 3% from threshold to maximum is significant considering the total number of operating hours during a calendar year (e.g., approximately 196,000 hours of operation in 2017).

The Committee approved the following Uptime target for 2017:

Uptime Target	Achievement
Threshold	94.0%
Target	95.5%
Maximum	97.0%

In setting the 2017 Uptime target, the Committee considered the Company’s outlook for 2017, which featured: (i) two newbuilds commencing operations; (ii) five idle rigs returning to activity; (iii) the need to hire new personnel to staff the newbuilds and reactivations; and (iv) shorter contract durations, resulting in more rig mobilizations. These factors led the Committee to conclude that the risk of equipment failure and human performance errors – i.e., the two determinants of downtime – were elevated for 2017, compared to 2016. Nonetheless, the Committee did not feel comfortable lowering the threshold-target-maximum range it established in 2016. Instead, it elected to maintain the 2016 range, recognizing that achieving the target would be difficult and, thus, would be consistent with its desire to require continuous improvement.

Measuring Uptime Results

Based on this high level of operational efficiency, we achieved 96.8% Uptime performance in 2017. This incremental 1.3% above target performance, equates to approximately 2,550 hours, or 106.3 days, of additional operational productivity across the fleet, resulting in greater customer satisfaction and higher earnings.

This achievement result represents 189% of target, and a weighted payout result of 38% of the total target bonus opportunity for each of the Named Executive Officers.

Actual Bonus Plan Compensation for 2017

Based on the performance measures described above and using the pre-determined weightings assigned to each measure by the Committee, the formulaic bonus outcome for each of our Named Executive Officers was 158% of the targeted bonus opportunity under the Performance Award and Cash Bonus Plan for 2017. The components of this total bonus payout under the Cash Bonus Plan for 2017 are as follows:

Performance Measure	Threshold Payout	Target Payout	Maximum Payout	Actual Achievement
Safety	0%	20%	40%	40%
EBITDA	0%	60%	120%	80%
Uptime	0%	20%	40%	38%
Total				158%

A strict application of the Cash Bonus Plan for 2017 would have resulted in a payout of 158% of the targeted bonus opportunity for each of our Named Executive Officers. However, the Committee remains mindful of its authority to exercise discretion to avoid outcomes that are inconsistent with the purposes of the Plan. These outcomes can be caused by unforeseen, extraordinary circumstances that arise during the year. One such circumstance arose in December 2017, when a personnel safety incident occurred on a rig operating in the U.S. Gulf of Mexico. While the incident is already included in the TRIR calculation for 2017, the Committee evaluated the incident qualitatively, with input from the Board’s HSE Committee. This cross-functional engagement led the Committee to conclude that the incident justified a reduction in the final actual bonus outcome for each Named Executive Officer from 158% to 138%. This result reiterates our unwavering commitment to working toward a “zero incident” safety culture.

While the bonus result of 138% of target falls well below the 2016 bonus result of 166% of target, the annual results of the last two years demonstrate a strong commitment to operational, financial and safety performance during the prolonged and challenging industry downturn.

For specific award amounts, see “Executive Compensation—Summary Compensation Table” below.

Long-Term Incentives

We establish competitive long-term incentive (“LTI”) opportunities for our Named Executive Officers that motivate them to increase total shareholder return, align the interests of participants with those of shareholders, and vary in the actual value based on the Company’s actual total shareholder return and share price performance.

To provide an appropriate balance of incentives tied to performance, three types of long-term equity instruments were used in 2017: Performance Units, Restricted Share Units and Non-Qualified Stock Options. The weighting of each instrument in our LTI program was as follows:

This LTI mix is designed to ensure that a minimum of 50% of the total weighting is applied to the Performance Units. Restricted Share Units are included in the incentive mix to reinforce a direct relationship to the shareholder experience. Stock Options only deliver value to the executive when the Company’s share price exceeds the strike price on the option. All three equity instruments are also designed to be retentive in nature through multi-year performance and vesting periods.

The following LTI awards were delivered to our Named Executive Officers in 2017 and 2016.

Named Executive Officer	2016 LTI Fair Value U.S.$	2017 LTI Fair Value U.S.$
Mr. Thigpen	5,553,499	5,951,252
Mr. Mey	2,327,183	2,570,951
Mr. Stobart	2,337,755	2,580,454
Mr. Davis	1,745,381	2,047,241
Mr. Long	1,388,378	1,904,399

Increased 2017 equity grant values, relative to 2016 grant values, were based on the Committee’s review of relevant market data, the performance of each Executive Officer and the need for retention of key executive talent. The forms of equity awards made to our Named Executive Officers are discussed in greater detail below.

Performance Share Units (PSU)

The target value of the 2017 PSU grants to each of the Named Executive Officers was approximately 50% of each officer’s total 2017 LTI award target value.

Each PSU represents one share and is earned based on performance over a three-year cycle from January 1, 2017 through December 31, 2019. Performance is determined by comparing the Company’s TSR performance relative to the Company’s Performance Peer Group over the three-year performance cycle.

In constructing this performance equity plan, the Committee considered the value of including an absolute financial measure; however, after a thorough review of market conditions and the substantial challenges in setting absolute financial measures as long-term incentive goals, the Committee concluded that a single measure of relative TSR within the 2017 Performance Peer Group offered the best shareholder alignment and best supported the Company’s strategic objective of becoming the undisputed leader in offshore drilling.

In further recognition of the importance of shareholder alignment, the Committee capped the earning of PSUs at target if the Company’s absolute TSR during the performance period is less than negative 15%. We set the cap at this level to ensure that management does not benefit disproportionately from shareholder returns that are more than marginally negative.

Actual results at the completion of the three-year performance cycle will be determined by the following ordinal ranking of TSR performance:

Company Ranking	% of Target Performance Units
1	200%
2	175%
3	150%
4	125%
5	100%
6	83%
7	67%
8	50%
9	0%
10	0%

Upon completion of the 2017 - 2019 PSU performance cycle, the Committee will determine final payout levels, and PSUs will be distributed to the Named Executive Officer, along with a cash payment equal to any dividends or equivalents accrued during the performance cycle for earned and vested shares.

Restricted Share Units (RSU)

The target value of the 2017 RSU grants to each of the Named Executive Officers was approximately 25% of each officer’s total 2017 LTI award target value.

Time-vested RSUs were granted to all Named Executive Officers as part of the 2017 annual long-term incentive grants. Each RSU represents one share and vests over a three-year schedule (ratably one-third each year), contingent upon continued service.

Non-Qualified Stock Options (NQSO)

The target value of the 2017 NQSO grants to each of the Named Executive Officers was approximately 25% of each officer’s total 2017 LTI award target value.

Time-vested NQSOs were granted to each Named Executive Officers as part of the 2017 LTI grants. Each NQSO represents the option to purchase one share and vests over a three-year schedule (ratably one-third each year), contingent upon continued service.

Realized Long-Term Incentive Compensation for 2017

In 2018, the Committee evaluated the Company’s performance for the three-year performance period from January 1, 2015 through December 31, 2017, and determined the Company’s performance to be 158.3% of target. This result represents only the second payout in the last eight performance cycles for the Company, with the other payout achieved in 2017 for the 2014 – 2016 performance cycle.

This performance plan consisted of two measures, equally weighted at 50% of the total award opportunity. The two measures included relative TSR as measured against a performance peer group, and Return on Capital Employed (ROCE) during the first year of the three-year performance cycle. Final measurement for this performance cycle included ROCE results at maximum performance. Actual ROCE financial results are not disclosed due to the proprietary nature of this information in establishing the Company’s competitive position in the market. With respect to relative TSR, the Company ranked 5 of 12 against performance peer companies, resulting in performance slightly above target for this measure. The two measures combined resulted in the 158.3% of target performance outcome.

However, when considering the Company’s share price decline during the 2015 - 2017 period, the 158.3% achievement level translates to approximately 98% of target in realizable value on the date the Committee approved the payouts compared to the expected target value at grant. Considering the value of RSUs and NQSOs are also directly related to share price, the realizable value delivered through the performance plan, combined with the other equity awards, reinforces the designed linkage between the executive’s delivered compensation and changes in share value.

Beginning with the 2016 three-year performance plan, and replicated again in the 2017 three-year performance plan, the Company has removed ROCE from the plan design and created a single relative TSR measure for enhanced shareholder alignment.

Employment Agreements with Named Executive Officers

Employment agreements with our Executive Management Team comply with the Minder Ordinance, which prohibits the payment of severance benefits to members of the Executive Management Team. Other than the individual compensation terms applicable for each executive, the same basic form of employment agreement was used for Named Executive Officers with employment agreements.

Expatriate Benefits

For our Named Executive Officers who accept an international assignment, we have provided certain expatriate benefits, including housing, car, cost of living allowances and educational expenses for dependent children. These benefits were designed to help defray the significant expense associated with expatriation. Beginning in 2014, the Named Executive Officers ceased to be eligible for tax protection or tax equalization on these expatriate benefits. At the beginning of 2017, Mr. Stobart was the only Named Executive Officer receiving the above-mentioned expatriate benefits. In May 2017, Mr. Stobart repatriated to the United States, at which time all expatriate benefits ceased. As a result, the company currently has no Named Executive Officers receiving the above-mentioned expatriate benefits.

The types and values of these expatriate benefits received in 2017 by Mr. Stobart are included in the Summary Compensation Table under “All Other Compensation” and described in the notes to that table.

Indirect Compensation

In addition to base salary, annual and long-term incentive compensation, we offer limited indirect compensatory arrangements to our executives. These indirect elements of executive compensation are not performance-based and are offered as part of the overall compensation package to ensure that the package is competitive with other companies with which we compete for talent. Below is a summary of the indirect elements of compensation for our Named Executive Officers.

Health, Welfare and Retirement

Our Named Executive Officers are eligible for Company-wide benefits on substantially the same basis as other full-time employees, including savings, frozen pension, medical and life insurance benefits. Our Named Executive Officers also receive a supplemental life insurance benefit equal to four times base salary capped at a maximum of U.S. $1 million. In addition, we make a supplemental non-qualified defined contribution restoration plan available to employees (including the Named Executive Officers) to compensate for benefits that otherwise would be unavailable due to U.S. Internal Revenue Service limits on qualified plans.

Perquisites

The Committee elected to eliminate all executive perquisites for our Named Executive Officers, effective January 1, 2017.

Post-Employment Compensation

We believe that the competitive marketplace for executive talent and our desire to retain our Executive Officers require us, subject to compliance with applicable law, to provide our Executive Officers with a severance package. Each of our Executive Officers who are not members of our Executive Management Team is eligible to receive severance benefits in the event we choose to terminate the Executive Officer at our convenience. Subject to Committee approval, the benefits provided in the event of an involuntary termination under the terms of our executive severance benefit policy include a cash severance benefit limited to 52 weeks of base salary; a pro rata share of the termination year’s award under the Bonus Plan for such executive; treatment of long-term incentive awards under certain termination provisions as provided for in the terms and conditions of each award (as more fully described under “Executive Compensation—Potential Payments Upon Termination or Change of Control”); and outplacement services not to exceed 5% of the base salary of the executive.

We also believe that the interests of our shareholders are served by including a double-trigger change-of-control provision in the Bonus Plan and the Long-Term Incentive Plan for Named Executive Officers who would be integral to the success of, and are most likely to be impacted by, a change of control. By requiring two triggering events to occur, we believe that those Executive Officers who remain with us through a change of control will be appropriately focused while those who depart because of a change of control will be appropriately compensated. The types of payments that will be made to our executives, along with estimated values as of December 31, 2017, are described under “Executive Compensation-Potential Payments Upon Termination or Change in Control.”

The Committee periodically reviews severance packages offered to the Executive Officers to ensure the benefits are aligned with prevailing market practices. For a Named Executive Officer to receive the benefits described above, the Named Executive Officer must first sign a release of all claims against the Company and enter into a non-competition and confidentiality agreement covering our trade secrets and proprietary information.

The Minder Ordinance prohibits certain types of compensation payments to members of the Executive Management Team, including severance payments in any form. Therefore, members of the Executive Management Team are not eligible to participate in the executive severance benefits policy. Pursuant to their employment agreements, members of the Executive Management Team must receive at least twelve months’ notice prior to a termination of employment without cause.

Executive Compensation Governance, Policy and Practice

The Committee is responsible for the executive compensation program design and decision-making process. The Committee solicits input from the independent members of the Board of Directors, the Chief Executive Officer, other members of management, and the independent compensation consultant to assist with its responsibilities. The following summarizes the roles of each of the key participants in the executive compensation decision-making process.

Compensation Committee

The Committee, composed solely of members of the Board of Directors who (i) are not employees of the Company, (ii) meet the independence requirements of the NYSE, and (iii) meet the qualifications of outside directors under Section 162(m) of the U.S. Internal Revenue Code, is responsible for overseeing our executive compensation and long-term incentive programs. Specifically, the Committee is responsible for:

•	reviewing and approving the target and actual compensation paid and the benefit levels received by our Executive Officers;
•

annually recommending focus areas for our Chief Executive Officer for approval by the members of our Board of Directors who meet the independence and experience requirements set forth in the Committee charter, annually evaluating all aspects of our Chief Executive Officer’s performance in light of these focus areas (with the participation of all non-executive members of the Board of Directors), and setting our Chief Executive Officer’s compensation based on this evaluation and after reviewing data concerning compensation practices in the competitive market;

•

establishing and approving our executive compensation plans and arrangements to provide benefits to our Executive Officers in accordance with the goals and objectives of the Company, as established by the Board of Directors;

•	administering the Company’s LTI plans, including determining plan eligibility and approving individual awards for all plan participants;
•	administering the Company’s Performance Award and Cash Bonus plan and approving individual awards for all Executive Officers;
•

considering and approving executive employment and, to the extent permissible under Swiss law, severance agreements or other contractual agreements that may be entered into with our Executive Officers (that shall not include “single-trigger” change-in-control agreements);

•	reviewing and discussing this Compensation Discussion and Analysis, the Company’s Swiss statutory compensation report and maximum aggregate compensation limits for the Board of Directors and members of the Executive Management Team with our management and, based upon such review and discussion, recommending to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement for our Annual General Meeting or our annual report, as applicable; and

•	assessing the risks associated with the Company’s compensation arrangements.

During 2017 the Compensation Committee consisted of four directors: Tan Ek Kia (Chairman), Frederico F. Curado, Vincent J. Intrieri and Martin B. McNamara. Mr. McNamara retired from the Board effective January 30, 2018.

Independent Compensation Consultant

To assist in discharging its responsibilities, the Committee engaged an independent executive compensation consulting firm, Pay Governance LLC, which advised the Committee on executive compensation matters for 2017.

In order not to impair the independence of the Committee’s compensation consultant or create the appearance of such an impairment, the Committee adopted a policy that any compensation consultant to the Committee may not provide other services to the Company in excess of U.S. $100,000. Neither Pay Governance nor any of its affiliates provided the Company with any other services in 2017. In May 2017, the Committee assessed whether the work of Pay Governance for the Committee during 2017 raised any conflict of interest by conducting a review of several independence factors, which included the factors set forth under Rule 10C‑1 of the Exchange Act. The Committee concluded that no conflict of interest was raised that would prevent Pay Governance from independently representing the Committee.

In advising the Committee, the compensation consultant reports to and acts at the direction of the Committee. The Committee directs the compensation consultant in the performance of its duties under its engagement to provide certain guidance on an ongoing basis, including:

•	expertise on compensation strategy and program design;
•	information relating to the selection of the Company’s peer groups;
•	relevant market data and alternatives to consider when making compensation decisions;
•	assistance in establishing and updating annual and long-term incentive guidelines;
•	periodic reviews of the total executive compensation program; and
•	support and advice as the Committee conducts its analysis of and makes its decisions regarding executive compensation.

The Committee does not necessarily adopt all recommendations given by the compensation consultant but uses the consultant’s work as a reference in exercising its own judgment with respect to its own executive compensation actions and decisions.

The compensation consultant participates in every meeting of the Committee and meets privately with the Committee at the Committee’s request. Our management provides information to the consultant but does not direct or oversee its activities with respect to our executive compensation program.

Other Advisors

From time-to-time, management engages other advisors to assist in providing advice to the Committee. Such advisors have included, among others, an outside law firm to provide advice regarding various legal issues, financial analysts to examine relevant performance metrics and an outside actuarial firm to evaluate benefit programs. The Committee evaluates these advisors for independence, when retained.

Management

Our Chief Executive Officer annually reviews the competitive pay position and the performance of each member of senior management other than himself. Our Chief Executive Officer’s conclusions and recommendations, including base salary adjustments and award amounts for the current year and target annual award amounts for the next year under our Performance Award and Cash Bonus Plan (other than for himself), are presented to the Committee. The Committee makes all compensation decisions and approves all share-based awards for the Named Executive Officers and other Executive Officers. The Committee may exercise its discretion in modifying any compensation element to any Executive Officer, including reducing or increasing the payment amount for one or more components of such awards.

Officers and other employees in our Human Resources Department assist our Chief Executive Officer with his recommendations and develop and present other recommendations regarding compensation to the Committee as needed. Our officers and other employees participate in Committee discussions in an informational and advisory capacity and have no authority in the Committee’s decision-making process.

Additional Executive Compensation Information

Use of Tally Sheets

The Committee reviews compensation tally sheets, prepared by management, that present comprehensive data on the total compensation and benefits package for each of our Named Executive Officers. Tally sheets include all current compensation obligations, as well as additional analyses with respect to payments at hypothetical terminations to consider the Company’s obligations under such circumstances. The Committee does not use the tally sheets to determine the various elements of compensation or the actual amounts of compensation to be approved but, rather, to evaluate the Company’s obligations under the various programs.

Share Ownership Guidelines for Executives

We believe it is important for our Named Executive Officers to build and maintain an appropriate equity stake in the Company. The Company’s share ownership guidelines for Named Executive Officers are intended to further align executives’ interests with the interests of our shareholders. Under these guidelines, Named Executive Officers must retain 50% of any shares that vest (net of tax shares) until the ownership guidelines are met. Each of our Named Executive Officers must own an amount of shares equivalent to the following:

CEO	6x base pay
Executive Vice President	3x base pay
Senior Vice President	2x base pay
Vice President	1x base pay

Compliance with this policy is reviewed by the Committee, and executives must certify their compliance on an annual basis. The Committee may exercise its discretion in response to any non-compliance of this policy.

No Hedging of Company Shares

We have a policy that prohibits any of our Executive Officers and directors from holding derivative instruments tied to our shares, other than derivative instruments that may be granted by us (e.g., stock options). Our Executive Officers and directors are prohibited from hedging, engaging in short sales and holding our shares in margin accounts.

No Pledging of Company Shares

We have a policy that prohibits any Executive Officer or director from pledging shares issued by us.

Our Executive Officers and directors must certify compliance with the hedging and pledging provisions of our Insider Trading Policy on an annual basis, and all have done so.

Executive Compensation Recoupment/Clawback Policy

Under the Incentive Compensation Recoupment Policy, the Company is authorized to recover or adjust incentive compensation to the extent the Committee determines that payments or awards have exceeded the amount that would otherwise have been received, due to a restatement of financial results or if the Committee determines that an executive has engaged in, or has knowledge of, and fails to prevent or disclose, fraud or intentional misconduct pertaining to any financial reporting requirement.

The Committee expects to update this policy if and when the SEC issues final rules on the recoupment of executive compensation.

Tax Impact on Compensation

To the extent attributable to our United States subsidiaries and otherwise deductible, Section 162(m) of the Internal Revenue Code (“Section 162(m)”) limits the tax deduction that United States subsidiaries can take with respect to the compensation of designated Executive Officers, unless the compensation is “performance-based.”

Under the 2017 Tax Act, effective for our taxable year beginning January 1, 2018, the exception under Section 162(m) for performance-based compensation will no longer be available, subject to transition relief for certain grandfathered arrangements in effect as of November 2, 2017. Given the lack of regulatory guidance to date, the Compensation Committee is not yet able to determine the full impact of the 2017 Tax Act changes to Section 162(m) on the Company and our compensation programs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the above Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the above Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee:

Tan Ek Kia, Chairman Frederico F. Curado Vincent J. Intrieri

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation paid by the Company for the fiscal year ended December 31, 2017 to each of our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated Executive Officers as of December 31, 2017, who are collectively referred to herein as our Named Executive Officers.

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards(1) $	Option Awards(1) $	Non-Equity Incentive Plan Compensation(2) $	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) $	All Other Compensation(4) $	Total $
Jeremy D. Thigpen President and Chief Executive Officer	2017 2016 2015	1,000,000 1,000,000 693,182	-- -- 500,000	4,549,792 4,362,658 7,990,424	1,401,460 1,190,841 --	1,656,000 1,992,000 1,164,545	-- -- --	361,637 557,568 548,422	8,968,889 9,103,067 10,896,573
Mark Mey Executive Vice President and Chief Financial Officer	2017 2016 2015	760,000 760,000 449,667	-- -- 500,000	1,965,520 1,828,164 5,199,332	605,432 499,019 --	891,480 1,072,360 540,162	-- -- --	324,235 508,751 418,116	4,546,667 4,668,294 7,107,276
John B. Stobart Executive Vice President and Chief Operating and Performance Officer	2017 2016 2015	670,000 670,000 670,000	-- -- --	1,972,782 1,836,467 1,854,320	607,672 501,289 --	924,600 1,112,200 938,000	11,931 369 7,499	512,220 513,909 666,406	4,699,205 4,634,234 4,136,225
Howard Davis Executive Vice President and Chief Administrative and Information Officer	2017 2016	550,000 550,000	-- --	1,565,136 1,371,118	482,105 374,263	569,250 684,750	-- --	140,804 96,981	3,307,295 3,077,112
Brady Long Senior Vice President and General Counsel	2017 2016	525,000 525,000	-- --	1,455,930 1,090,669	448,469 297,709	507,150 610,050	-- --	130,817 70,624	3,067,366 2,594,052

(1) Represents the aggregate grant-date fair value under accounting standards for recognition of share-based compensation expense for the specified year. For a discussion of the valuation assumptions with respect to these awards, please see Note 13 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2017.

(2) Non-Equity Incentive Plan Compensation includes annual cash bonuses paid to the Named Executive Officers based on service during the year included in the table and awarded in the following year pursuant to the Performance Award and Cash Bonus Plan. The Performance Award and Cash Bonus Plan, including the performance targets used for 2017, is described under “Compensation Discussion and Analysis—2017 Bonus Structure.”

(3) There are no nonqualified deferred compensation earnings included in this column because no Named Executive Officers received above-market or preferential earnings on such compensation during 2017, 2016 or 2015.

(4) All other compensation for 2017 consists of the following:

Name	Company Contributions to Savings Plans(1) $	Life, Health and Welfare Insurance Premiums $	Dividend Equivalents on Restricted Share Unit (RSU) $	Executive Expatriate Allowances and Perquisites(2) $	Expatriate Relocation $	All Other Compensation Total $
Jeremy D. Thigpen	299,200	20,936	34,135	--	7,366	361,637
Mark Mey	183,236	17,112	22,086	--	101,801	324,235
John B. Stobart	178,220	17,284	155,732	83,115	77,869	512,220
Howard Davis	123,475	16,329	1,000	--	--	140,804
Brady Long	113,505	17,312	--	--	--	130,817

(1) All Named Executive Officers participate in the U.S. 401(k) Savings Plan and Savings Restoration Plan.

(2) Amounts include automobile and housing allowance ($45,557); cost of living allowance ($30,001); home country leave allowances; and a 2016 financial planning benefit for Mr. Stobart.

Grants of Plan-Based Awards for 2017

The following table provides information concerning the annual performance bonus and long-term incentive awards made to each of the Named Executive Officers in the fiscal year ended December 31, 2017.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Number of Shares of Stock or Units(3)	Exercise Price of Option Award(4) $	Grant Date Fair Value of Stock and Option Awards (5) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jeremy Thigpen	--	--	1,200,000	2,400,000
	2/10/2017				--	187,238	374,476			2,499,627
	2/10/2017							112,897	--	1,507,175
	2/10/2017							217,618	13.35	1,400,677
Mark Mey	--	--	646,000	1,292,000
	2/10/2017				--	80,887	161,774			1,079,841
	2/10/2017							48,772	--	651,106
	2/10/2017							94,001	13.35	605,092
John Stobart	--	--	670,000	1,340,000
	2/10/2017				--	81,186	162,372			1,083,833
	2/10/2017							48,952	--	653,509
	2/10/2017							94,359	13.35	607,332
Howard Davis	--	--	412,500	825,000
	2/10/2017				--	64,410	128,820			859,874
	2/10/2017							38,837	--	518,474
	2/10/2017							74,861	13.35	481,835
Brady Long	--	--	367,500	735,000
	2/10/2017				--	59,916	119,832			799,879
	2/10/2017							36,127	--	482,295
	2/10/2017							69,638	13.35	448,218

(1) This column shows the amount of cash payable to the Named Executive Officers under our Performance Award and Cash Bonus Plan. Actual amounts earned by the Named Executive Officers under the plan appear in the Non-Equity Incentive Plan Compensation Column of the Summary Compensation Table. For more information regarding our Performance Award and Cash Bonus Plan, including the performance targets used for 2017, see “Compensation Discussion Analysis—2017 Bonus Structure.”

(2) The February 10, 2017, performance share unit award is subject to a three-year performance period ending December 31, 2019. The actual number of performance units received will be determined in the first 60 days of 2020 and is contingent on our performance in total shareholder return relative to the Performance Peer Group. Any earned shares will vest on December 31, 2019. For more information regarding long-term incentives plans, including the performance targets used for 2017 and the contingent nature of the long-term incentives granted, please see “Compensation Discussion and Analysis—Long-Term Incentives.”

(3) This column shows the number of time-vested restricted share units and non-qualified stock options granted to the Named Executive Officers under the long-term incentives plans. The units and options vest in one-third increments over a three-year period commencing on March 1, 2018, and the anniversary of the date of grant, respectively.

(4) This column shows the exercise or base price of option awards granted to the Named Executive Officers as long-term incentives.

(5) This column represents the grant-date fair value of these awards calculated in accordance with accounting standards for recognition of share-based payment awards. The 2017 performance share unit fair value is calculated using the Monte Carlo simulation to value total shareholder return at the share price on the grant date.

Outstanding Equity Awards at Year-End 2017

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2017, for the Named Executive Officers.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Not Exercisable	Option Exercise Price ($/Share)	Grant/ Award Date	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (1) (#)	Market Value of Shares or Units of Stock That Have Not Vested (2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: market or Payout Value of Unearned Shares, Units, Other Rights That Have Not Vested (2) ($)
Jeremy Thigpen	77,985	155,972	8.61	2/11/2016	2/10/2026
	-	217,618	13.35	2/10/2017	2/9/2027
				4/22/2015		113,785	1,215,224
				2/11/2016		91,432	976,494
				2/10/2017		112,897	1,205,740
				2/11/2016				274,295(3)	2,929,471
				2/10/2017				187,238(4)	1,999,702
Mark Mey	32,679	65,360	8.61	2/11/2016	2/10/2026
	-	94,011	13.35	2/10/2017	2/9/2027
				5/28/2015		73,620	786,262
				2/11/2016		38,314	409,194
				2/10/2017		48,772	520,885
				2/11/2016				114,943(3)	1,227,591
				2/10/2017				80,887(4)	863,873
John Stobart	38,597		59.30	2/14/2013	2/13/2023
	32,828	65,657	8.61	2/11/2016	2/10/2026
	-	94,359	13.35	2/10/2017	2/9/2027
				2/13/2015		18,353	196,010
				2/11/2016		38,488	411,052
				2/10/2017		48,952	522,807
				2/11/2016				115,465(3)	1,233,166
				2/10/2017				81,186(4)	867,066
Howard Davis	24,509	49,020	8.61	2/11/2016	2/10/2026
	-	74,861	13.35	2/10/2017	2/9/2027
				8/17/2015		6,667	71,204
				2/11/2016		28,736	306,900
				2/10/2017		38,837	414,779
				2/11/2016				86,207(3)	920,691
				2/10/2017				64,410(4)	687,899
Brady Long	19,496	38,993	8.61	2/11/2016	2/10/2026
	-	69,638	$13.35	2/10/2017	2/9/2027
				11/10/2015		17,834	190,467
				2/11/2016		22,858	244,123
				2/10/2017		36,127	385,836
				2/11/2016				68,574(3)	732,370
				2/10/2017				59,916(4)	639,903

(1) Represents time-vested restricted share units. Restricted share units vest in one-third increments over a three-year period.

(2) For purposes of calculating the amounts in these columns, the closing price of our shares on the NYSE on December 31, 2017, of $10.68 was used.

(3) Represents performance share units, which are subject to a three-year performance period ending on December 31, 2018. The actual number of performance shares units received will be determined in the first 60 days of 2019 and is contingent on our performance in the total shareholder return relative to the Performance Peer Group. Any shares earned will vest on December 31, 2018. For more information regarding long-term incentives plans, please see “Compensation Discussion and Analysis—Long-Term Incentives.”

(4) Represents performance share units, which are subject to a three-year performance period ending on December 31, 2019. The actual number of performance shares units received will be determined in the first 60 days of 2020 and is contingent on our total shareholder return relative to the Performance Peer Group. Any shares earned will vest on December 31, 2019. For more information regarding long-term incentives plans, please see “Compensation Discussion and Analysis—Long-Term Incentives.”

Option Exercises and Shares Vested for 2017

The following table sets forth certain information with respect to the exercise of options and the vesting of restricted share units, as applicable, during 2017 for the Named Executive Officers.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
Jeremy Thigpen	--	--	159,499	1,928,055
Mark Mey	--	--	92,777	972,963
John Stobart	--	--	82,508	1,128,834
Howard Davis	--	--	21,034	250,392
Brady Long	--	--	29,262	367,084
(1) Value realized on vesting is calculated by multiplying the closing price of our shares on the NYSE on the date of vesting multiplied by the number of shares that vested on such date.

Pension Benefits for 2017

We maintain the following pension plans for executive officers and other employees that provide for post-retirement income based on age and years of service:

•    Transocean Savings Restoration Plan

•    Transocean U.S. Retirement Plan

•    Transocean Pension Equalization Plan

The following table and narrative disclosure set forth certain information with respect to pension benefits payable to the Named Executive Officers pursuant to these plans:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During 2017 ($)
Jeremy D. Thigpen	Transocean Savings Restoration Plan	3	516,873	--

Mark Mey	Transocean Savings Restoration Plan	3	284,278	--

John B. Stobart	Transocean Pension Equalization Plan	3	240,381	--
	Transocean Savings Restoration Plan	3	406,958	--
	Transocean U.S. Retirement Plan	3	97,970	--
Howard Davis	Transocean Savings Restoration Plan	2	148,805	--

Brady Long	Transocean Savings Restoration Plan	2	133,621	--

Transocean Savings Restoration Plan

The Company maintains the Transocean Savings Restoration Plan, a nonqualified, unfunded, defined contribution plan for key management employees who earn compensation in excess of certain limits in the Internal Revenue Code. All Named Executive Officers participate in this plan. Effective January 1, 2017, all participants in this plan are fully vested. The plan provides that eligible participants receive an annual contribution equal to 10% (or such other percentage as determined by the administrative committee) of the compensation earned in a particular calendar year that is in excess of the Internal Revenue Code limits. Compensation considered under this plan includes basic salary and annual performance bonus. A participant must be employed on the last day of the calendar year in order to receive a contribution for a particular year.

Transocean U.S. Retirement Plan

The Transocean U.S. Retirement Plan is a tax-qualified pension plan. Benefit accruals under this plan were frozen effective as of December 31, 2014. Mr. Stobart is the only the Named Executive who participates in this plan.

The purpose of the plan is to provide post-retirement income benefits to employees in recognition of their long-term service to the Company. Benefits available to executives are no greater than those offered to non-executive participants. The plan is funded through cash contributions made by the Company based on actuarial valuations and regulatory requirements. Employees working for the Company in the U.S. are fully vested after completing five years of eligible employment. Employees earn the right to receive a benefit upon retirement at the normal retirement age of 65 or upon early retirement (age 55 or older with five years of service).

The elements of compensation included in computing the retirement benefit are basic salary and annual performance bonuses earned prior to January 1, 2015. Retirement benefits are calculated as (i) the sum of 1% of the employee’s compensation for each calendar year (or partial year) of employment, divided by (ii) twelve.

Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2017. The present value of these benefits was calculated based on assumptions used in the Company’s financial statements for 2017.

Transocean Pension Equalization Plan

The Pension Equalization Plan (“PEP”) is a nonqualified, unfunded, noncontributory pension plan that was frozen effective December 31, 2014. Mr. Stobart is the only Named Executive with a frozen benefit in the PEP.

Certain employees are eligible to receive a benefit under the PEP if the level of their compensation prior to January 1, 2015, would otherwise cause them to exceed the Internal Revenue Code compensation limitations imposed on the Transocean U.S. Retirement Plan. The purpose of the PEP is to provide supplemental post-retirement income in recognition of service to the Company. Benefits are payable upon a participant’s termination of employment, or six months after termination in the case of certain officers.

The plan recognizes the same forms of compensation and the same formula used to calculate the plan benefit as the Transocean U.S. Retirement Plan however, earnings are not limited to the pay cap under the Internal Revenue Code Section 401(a)(17) ($260,000 in 2014 when the PEP was frozen). Benefits are not earned until the individual has five years of credited service with the Company.

Certain assumptions and calculation methods were used to determine the values of the pension benefits disclosed in the Pension Benefits Table above. In particular, monthly accrued pension benefits, payable at age 65, were determined as of December 31, 2017. The present value of these benefits was calculated based on assumptions used in the Company’s financial statements for 2017.

CEO Pay Ratio

Pursuant to the Securities Exchange Act of 1934, as amended, the Company is required to disclose in this proxy statement the ratio of the total annual compensation of our CEO to the median of the total annual compensation of all employees of the Company other than the CEO.

Based on SEC rules for this disclosure and applying the methodology described below, the Company determined that our CEO’s total compensation for 2017 was $8,968,889,  and the median total 2017 compensation provided to all employees was $111,358. Accordingly, the Company estimates the ratio of our CEO’s total compensation for 2017 to the median compensation of all employees to be 81 to 1.

In determining the applicable median salary, we first excluded 218 of our non-U.S. employees located in India, representing 4.9% of our workforce, a de minimis number of non-US employees as allowed under the SEC rules. Next, for all other non-U.S. employees paid in local non-U.S. currency, salaries were denominated in U.S. dollars by applying applicable currency exchange rates in place on December 31, 2017. This currency exchange was necessary for comparison to our CEO pay which is denominated in U.S. dollars. We then identified the median employee based on a tabulation of base annual salary for all included employees on December 31, 2017, the last day of our fiscal year.

Once the median employee was identified as described above, the total annual compensation for 2017 for that employee was determined using the same rules that apply to reporting NEO compensation in the “Total” column of the Summary Compensation Tables.

Potential Payments Upon Termination or Change of Control

The following tables and narrative disclosure set forth certain information with respect to compensation that would be payable to the Named Executive Officers, as of December 31, 2017, upon a variety of termination or change of control scenarios.

As of December 31, 2017, the Named Executive Officers of the Company were eligible for the executive severance benefit policy. However, members of the Executive Management Team are further subject to the full limitations of the Minder Ordinance regarding severance.

Voluntary Not-for-Cause Termination

Compensation Element	Mr. Thigpen $	Mr. Mey $	Mr. Stobart(1) $	Mr. Davis $	Mr. Long $
Pension Equalization Plan	--	--	240,381	--	--
Savings Restoration Plan	516,873	284,278	406,958	148,805	133,621
Total Potential Payments	516,873	284,278	647,339	148,805	133,621
(1) The amount of PEP and Savings Restoration Plan benefits included in the table represents the present value of those benefits which would have been payable as of December 31, 2017.

Involuntary Not-for-Cause Termination

Compensation Element	Mr. Thigpen $	Mr. Mey $	Mr. Stobart $	Mr. Davis(1) $	Mr. Long(1) $
Cash Severance Payment	--	--	--	550,000	525,000
Non-Equity Incentive Compensation	1,656,000	891,480	924,600	569,250	507,150
Equity Incentive Compensation
Vested Stock Options	161,429	67,646	67,954	50,734	40,357
Unvested Stock Options(2)	--	--	--	--	--
Time-based Restricted Share Units(3)	2,170,645	1,191,176	602,634	381,915	453,902
Performance-based Units(4)	2,205,799	941,269	945,066	732,095	642,954
Pension Equalization Plan(5)	--	--	240,381	--	--
Outplacement Services	--	--	--	27,500	26,250
Savings Restoration Plan(5)	516,873	284,278	406,958	148,805	133,621
Total Potential Payments	6,710,746	3,375,849	3,187,593	2,460,299	2,329,234

(1) Any involuntary not-for-cause termination as of December 31, 2017, would have been calculated under the executive severance benefit and the Performance Award and Cash Bonus Plan.

(2) The terms and conditions of the non-qualified option awards provide that upon an involuntary, not-for-cause termination, any unvested options are canceled as of the date of termination.

(3) Upon an involuntary, not-for-cause termination, all unvested, time-based restricted shares granted prior to 2017 and a pro-rata portion granted in 2017 would vest.

(5) Performance-based Units (PSUs) are based upon the achievement of a performance standard over a three-year period. Upon an involuntary, not-for-cause termination, the Named Executive Officers would receive a pro-rata portion of the earned PSUs. The performance achievement of the PSUs will be determined within 60 days of the end of each three-year performance period and the pro-rata portion of the earned PSUs is determined based on the period of time the Named Executive Officer was employed during the performance period.

(6) The amount of PEP and Savings Restoration Plan benefits included in the table represents the present value of those benefits which would have been payable as of December 31, 2017.

Death

Compensation Element	Mr. Thigpen $	Mr. Mey $	Mr. Stobart $	Mr. Davis $	Mr. Long $
Non-Equity Incentive Compensation(1)	1,656,000	891,480	924,600	569,250	507,150
Equity Incentive Compensation
Vested Stock Options	161,429	67,646	67,954	50,734	40,357
Unvested Stock Options(2)	484,291	135,295	135,910	101,471	80,716
Time-based Restricted Share Units(2)	3,397,458	1,716,340	1,129,869	792,883	820,427
Performance-based Units(3)	4,929,172	2,091,464	2,100,233	1,608,590	1,372,273
Pension Equalization Plan(4)	--	--	173,637	--	--
Life Insurance Benefit	1,000,000	1,000,000	1,000,000	1,000,000	1,000,000
Savings Restoration Plan(4)	516,873	284,278	406,958	148,805	133,621
Total Potential Payments	12,145,223	6,186,503	5,939,161	4,271,733	3,954,543

(1) Each Named Executive Officer’s beneficiary would receive the pro-rata non-equity incentive plan earned compensation for 2017. If the Named Executive Officer died on December 31, 2017, then this pro-rata share would be equal to 100% of such Named Executive Officer's targeted non-equity incentive compensation for 2017.

(2) Unvested stock options and RSUs vest immediately upon death.

(3) The beneficiary of each Named Executive Officer is entitled to a pro-rata portion of PSUs upon such Named Executive Officer's death.

(4) The amount of PEP and Savings Restoration Plan benefits included in the table represents the present value of those benefits which would have been payable upon death.

Disability

Compensation Element	Mr. Thigpen $	Mr. Mey $	Mr. Stobart $	Mr. Davis $	Mr. Long $
Non-Equity Incentive Compensation (1)	1,656,000	891,480	924,600	569,250	507,150
Equity Incentive Compensation
Vested Stock Options	161,429	67,646	67,954	50,734	40,357
Unvested Stock Options(2)	484,291	135,295	135,910	101,471	80,716
Time-based Restricted Share Units(2)	3,397,458	1,716,340	1,129,869	792,883	820,427
Performance-based Units(3)	4,929,172	2,091,464	2,100,233	1,608,590	1,372,273
Pension Equalization Plan(4)	--	--	240,381	--	--
Disability Benefit(5)	--	--	--	--	--
Savings Restoration Plan	516,873	284,278	406,958	148,805	133,621
Total Potential Payments	11,145,223	5,186,503	5,005,905	3,271,733	2,954,543

(1) The potential non-equity incentive plan compensation payments under this “Disability” scenario would be the same as contemplated under the “Death” scenario described above.

(2) Unvested stock options and RSUs vest immediately upon disability.

(3) Each Named Executive Officer is entitled to a pro-rata portion of the PSUs upon disability.

(4) The amount of PEP benefits included in the table represents the present value of those benefits which would have been payable upon disability.

(5) Named Executive Officers are not eligible for any disability benefits beyond those benefits that are available generally to all salaried employees.

Retirement

Compensation Element	Mr. Thigpen $	Mr. Mey $	Mr. Stobart $	Mr. Davis $	Mr. Long $
Non-Equity Incentive Compensation	1,656,000	891,480	924,600	569,250	507,150
Equity Incentive Compensation
Vested Stock Options	161,429	67,646	67,954	50,734	40,357
Unvested Stock Options	--	--	--	--	--
Time-based Restricted Share Units	2,170,645	1,191,176	602,634	381,915	453,902
Performance-based Units(1)	2,205,799	941,269	945,066	732,095	642,954
Pension Equalization Plan(2)	--	--	240,381	--	--
Savings Restoration Plan(2)	516,873	284,278	406,958	148,805	133,621
Total Potential Payments	6,710,746	3,375,848	3,187,593	1,882,799	1,777,983

(1) The treatment of PSU awards upon retirement would be the same as described under “Involuntary Not-for-Cause Termination” above.

(2) The amount of PEP and Savings Restoration Plan benefits included in the table represents the present value of those benefits, which would have been payable upon retirement.

Change of Control

Compensation Element	Mr. Thigpen $	Mr. Mey $	Mr. Stobart $	Mr. Davis(1) $	Mr. Long(1) $
Cash Severance Payment	--	--	--	550,000	525,000
Non-Equity Incentive Compensation	1,656,000	891,480	924,600	569,250	507,150
Equity Incentive Compensation
Vested Stock Options	161,429	67,646	67,954	50,734	40,357
Unvested Stock Options (2)	484,291	202,941	203,864	152,205	121,072
Time-based Restricted Share Units (2)	3,397,458	1,716,340	1,129,869	792,883	820,427
Performance-based Units (3)	4,929,172	2,091,464	2,100,233	1,608,590	1,372,273
Pension Equalization Plan(4)	--	--	240,381	--	--
Outplacement Services	--	--	--	27,500	26,250
Savings Restoration Plan(4)	516,873	284,278	406,958	148,805	133,621
Total Potential Payments	11,145,223	5,254,149	5,073,859	3,899,966	3,546,150

(1) Any termination in connection with a change of control as of December 31, 2017, would have been calculated under the executive severance benefit policy and the Performance Award and Cash Bonus Plan.

(2) Unvested stock options and RSUs vest immediately upon a change of control termination.

(3) Each Named Executive Officer is entitled to the number of PSUs equal to the target award upon a change of control termination.

(4) The amount of PEP and Savings Restoration Plan benefits included in the table represents the present value of those benefits which would have been payable upon Change of Control termination.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information concerning securities authorized for issuance under our equity compensation plans as of December 31, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted‑Average Exercise Price of Outstanding Options, Warrants and Rights (b) (U.S.$)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders(1)	2,753,463	34.98	15,823,896
Equity compensation plans not approved by security holders	—	—	—
Total	2,753,463	34.98	15,823,896

(1) We may also grant restricted shares and restricted share units under our long-term incentive plans previously approved by our shareholders. At December 31, 2017, we had 5,942,727 shares available for future issuance pursuant to grants of restricted shares and restricted share units

OTHER MATTERS

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee of the Board of Directors during 2017 were Tan Ek Kia, Chairman, Frederico F. Curado, Vincent J. Intrieri and Martin B. McNamara, who retired from the Board of Directors on January 30, 2018. There are no matters relating to interlocks or insider participation that we are required to report.

Section 16(a) Beneficial Ownership Reporting Compliance

Federal securities laws require the Company’s Executive Officers and directors, and persons who own more than ten percent of the Company’s shares, to file initial reports of ownership and reports of changes in ownership of the Company’s equity securities with the SEC. Based solely on a review of such reports furnished to the Company and written representations that no report on Form 5 was required for 2017, the Company believes that no director, officer or beneficial owner of more than ten percent of the Company’s shares failed to file a report on a timely basis in 2017.

Householding

The SEC permits us, under certain circumstances, to send a single set of the Notice, proxy materials, and annual reports to any household at which two or more shareholders reside if they appear to be members of the same family. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses.

In order to take advantage of this opportunity, we have delivered only one copy of the Notice or, if you previously requested to receive paper proxy materials by mail, one proxy statement and annual report to shareholders who share an address (unless we received contrary instructions from one or more of the affected shareholders prior to the mailing date). However, if any such shareholder residing at such an address wishes to receive a separate copy of any of these documents either now or in the future, or if any such shareholder who elected to continue to receive separate copies wishes to receive a single copy in the future, that shareholder should send a request in writing to Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, Texas 77046 or by calling +1 (713) 232‑7500. We will deliver, promptly upon written or oral request to Investor Relations, a separate copy of the Notice, proxy materials or annual report, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered.

A number of brokerage firms have instituted householding. If your family or others with a shared address have one or more “street name” accounts under which you beneficially own shares, you may have received householding information from your broker/dealer, financial institution or other nominee in the past. Please contact the holder of record directly if you have questions, require additional copies of the proxy materials or wish to revoke your decision to household and thereby receive multiple copies.

Proposals of Shareholders

Shareholder Proposals in the Proxy Statement. Rule 14a‑8 under the Exchange Act addresses when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders. Under Rule 14a‑8, in order for your proposals to be considered for inclusion in the proxy statement and proxy card relating to our 2019 Annual General Meeting, your proposals must be received at our principal executive offices c/o Transocean Management Ltd., Turmstrasse 30, CH-6312 Steinhausen, Switzerland by no later than 5:00 p.m. Swiss time on November 20, 2018. However, if the date of the 2019 Annual General Meeting changes by more than 30 days from the anniversary of the 2018 Annual General Meeting, the deadline is a reasonable time before we begin to print and mail our proxy materials. We will notify you of this deadline in a Quarterly Report on Form 10‑Q, in a Current Report on Form 8‑K or in another communication to you. Shareholder proposals must also be otherwise eligible for inclusion.

Shareholder Proposals and Nominations for Directors to be Presented at Meetings. If you desire to bring a matter before an annual general meeting and the proposal is submitted outside the process of Rule 14a‑8, you must follow the procedures set forth in our Articles of Association. Our Articles of Association provide generally that, if you desire to propose any business at an annual general meeting (including the nomination of any director), you must give us written notice at least 30 calendar days prior to the anniversary date of the proxy statement in connection with Transocean’s last annual general meeting; provided, however, that if the date of the annual general meeting is 30 calendar days before or after the anniversary date of the last annual general meeting, such request must instead be made by the tenth day following the date on which we have made public disclosure of the date of the annual general meeting. The deadline under our Articles of Association for submitting proposals will be 5:00 p.m. Swiss time on February 17, 2019, for the 2019 annual meeting unless it is more than 30 calendar days before or after May 18, 2019.

In order for the notice to be considered timely under Rule 14a‑4(c) of the Exchange Act, proposals must be received no later than 5:00 p.m. Swiss time on February 17, 2019. The request must specify the relevant agenda items and motions, together with evidence of the required shareholdings recorded in the share register, as well as any other information required to be included in a proxy statement pursuant to the rules of the SEC.

If you desire to nominate directors to be presented at an annual general meeting, you must give us written notice within the time period described in the preceding paragraph. If you desire to nominate directors to be presented at an extraordinary general meeting at which the Board of Directors has determined that directors will be elected, you must give us written notice by the close of business on the tenth day following our public disclosure of the meeting date. Notice for the nomination of directors at any general meeting must set forth:

•    your name and address and the name and address of the person or persons to be nominated;

•    a representation that you are a holder of record of our shares entitled to vote at the meeting or, if the record date for the meeting is subsequent to the date required for that shareholder notice, a representation that you are a holder of record at the time of the notice and intend to be a holder of record on the date of the meeting and, in either case, setting forth the class and number of shares so held, including shares held beneficially;

•    a representation that you intend to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice;

•    a description of all arrangements or understandings between you and each nominee you propose and any other person or persons under which the nomination or nominations are to be made by you;

•    any other information regarding each nominee you propose that would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; and

•    the consent of each nominee to serve as a director if so elected.

The Board of Directors may refuse to transact any business you propose or to acknowledge your nomination of any person if you fail to comply with the foregoing procedures. You may obtain a copy of our Articles of Association and Organizational Regulations, in which these procedures are set forth, upon written request to our Corporate Secretary, Transocean Ltd., Turmstrasse 30, CH‑6312 Steinhausen, Switzerland.

Cost of Solicitation

The accompanying proxy is being solicited on behalf of the Board of Directors. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by us. We have retained D.F. King & Co., Inc. (New York) to aid in the solicitation of proxies. Proxies may be solicited by personal interview, mail, telephone, facsimile, internet or other means of electronic distribution by our directors, officers and employees, who will not receive additional compensation for those services. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares held by those persons, and we will reimburse them for reasonable expenses incurred by them in connection with the forwarding of solicitation materials.

Forward‑Looking Statements

The statements included in this proxy statement, including in the letter to shareholders and in the section entitled “Compensation Discussion and Analysis—Executive Summary—2017 Business Overview,” regarding future financial performance, results of operations, liquidity, stacking of assets and the market and other statements that are not historical facts are forward‑looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. Forward‑looking statements are subject to numerous risks, uncertainties and assumptions, including, but not limited to, the future prices of oil and gas, operating hazards and delays, actions by customers and other third parties, conditions in the drilling industry and in the capital markets and those described under “Item 1A. Risk Factors” in the 2017 Annual Report and in our other filings with the SEC. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward‑looking statements. All subsequent written and oral forward‑looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward‑looking statements. Each forward‑looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward‑looking statements, except as required by law.

ANNEX A – Renewal of Authorized Share Capital

Genehmigtes Aktienkapital	1	Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum 18. Mai 2020 im Maximalbetrag von CHF 2’770’388.90 durch Ausgabe von höchstens 27’703’889 vollständig zu liberierenden Aktien mit einem Nennwert von je CHF 0.10 zu erhöhen. Eine Erhöhung (i) auf dem Weg einer Festübernahme durch eine Bank, ein Bankenkonsortium oder Dritte und eines anschliessenden Angebots an die bisherigen Aktionäre sowie (ii) in Teilbeträgen ist zulässig.	Authorized Share Capital	1

The Board of Directors is authorized to increase the share capital, at any time until May 18, 2020, by a maximum amount of CHF 2,770,388.90 by issuing a maximum of 27,703,889 fully paid up Shares with a par value of CHF 0.10 each. An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of the Company, and (ii) in partial amounts shall be permissible.

	2	Der Verwaltungsrat legt den Zeitpunkt der Ausgabe, den Ausgabebetrag, die Art, wie die neuen Aktien zu liberieren sind, den Beginn der Dividendenberechtigung, die Bedingungen für die Ausübung der Bezugsrechte sowie die Zuteilung der Bezugsrechte, welche nicht ausgeübt wurden, fest. Nicht-ausgeübte Bezugsrechte kann der Verwaltungsrat verfallen lassen, oder er kann diese bzw. Aktien, für welche Bezugsrechte eingeräumt, aber nicht ausgeübt werden, zu Marktkonditionen platzieren oder anderweitig im Interesse der Gesellschaft verwenden.		2

The Board of Directors shall determine the time of the issuance, the issue price, the manner in which the new Shares have to be paid up, the date from which the Shares carry the right to dividends, the conditions for the exercise of the preemptive rights and the allotment of preemptive rights that have not been exercised. The Board of Directors may allow the preemptive rights that have not been exercised to expire, or it may place such rights or Shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in the interest of the Company.

	3	Der Verwaltungsrat ist ermächtigt, die Bezugsrechte der Aktionäre zu entziehen oder zu beschränken und einzelnen Aktionären oder Dritten zuzuweisen:		3	The Board of Directors is authorized to withdraw or limit the preemptive rights of the shareholders and to allot them to individual shareholders or third parties:
		(a) wenn der Ausgabebetrag der neuen Aktien unter Berücksichtigung des Marktpreises festgesetzt wird; oder			(a)	if the issue price of the new Shares is determined by reference to the market price; or
		(b)

für die Übernahme von Unternehmen, Unternehmensteilen oder Beteiligungen oder für die Finanzierung oder Refinanzierung solcher Transaktionen oder die Finanzierung von neuen Investitionsvorhaben der Gesellschaft; oder

					(b)

for the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any of such transactions, or for the financing of new investment plans of the Company; or

A-1

	(c)

zum Zwecke der Erweiterung des Aktionärskreises in bestimmten Finanz- oder Investoren-Märkten, zur Beteiligung von strategischen Partnern, oder im Zusammenhang mit der Kotierung von neuen Aktien an inländischen oder ausländischen Börsen; oder

			(c)

for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new Shares on domestic or foreign stock exchanges; or

	(d)

für die Einräumung einer Mehrzuteilungsoption (Greenshoe) von bis zu 20% der zu platzierenden oder zu verkaufenden Aktien an die betreffenden Erstkäufer oder Festübernehmer im Rahmen einer Aktienplatzierung oder eines Aktienverkaufs; oder

			(d)	for purposes of granting an over-allotment option (Greenshoe) of up to 20% of the total number of Shares in a placement or sale of Shares to the respective initial purchaser(s) or underwriter(s); or
	(e)

für die Beteiligung von Mitgliedern des Verwaltungsrates, Mitglieder der Geschäftsleitung, Mitarbeitern, Beauftragten, Beratern oder anderen Personen, die für die Gesellschaft oder eine ihrer Tochtergesellschaften Leistungen erbringen.

			(e)

for the participation of members of the Board of Directors, members of the Executive Management Team, employees, contractors, consultants or other persons performing services for the benefit of the Company or any of its subsidiaries.

4	Die neuen Aktien unterliegen den Eintragungsbeschränkungen in das Aktienbuch von Artikel 7 und 9 dieser Statuten.	4	The new Shares shall be subject to the limitations for registration in the share register pursuant to Articles 7 and 9 of these Articles of Association.

A-2

ANNEX B - TRANSOCEAN LTD. 2015 LONG-TERM INCENTIVE PLAN

1.	Plan. Transocean Ltd., a Swiss corporation (the “Company”), established this Transocean Ltd. 2015 Long-Term Incentive Plan (this “Plan”), effective as of May 15, 2015 (the “Effective Date”).
2.

Objectives. This Plan is designed to attract and retain employees of the Company and its Subsidiaries, to attract and retain qualified non-employee directors of the Company, to encourage the sense of proprietorship of such employees and directors and to stimulate the active interest of such persons in the development and financial success of the Company and its Subsidiaries. These objectives are to be accomplished by making Awards under this Plan and thereby providing Participants with a proprietary interest in the growth and performance of the Company and its Subsidiaries.

3.	Definitions. As used herein, the terms set forth below shall have the following respective meanings:

“Award” means the grant of any Option, Share Appreciation Right, Share-Based Award or Cash Award, any of which may be structured as a Performance Award, whether granted singly, in combination or in tandem, to a Participant pursuant to such applicable terms, conditions and limitations as the Committee may establish in accordance with the objectives of this Plan.

“Award Agreement” means the document (in written or electronic form) communicating the terms, conditions and limitations applicable to an Award.  The Committee may, in its discretion, require that the Participant execute such Award Agreement or may provide for procedures through which Award Agreements are made effective without execution.

“Board” means the Board of Directors of the Company.

“Cash Award” means an Award denominated in cash.

“Change of Control” means:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then outstanding shares of the Company (the “Outstanding Company Shares”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation or other entity controlled by the Company or (4) any acquisition by any corporation or other entity pursuant to a transaction which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(ii) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) Consummation of a scheme of arrangement, reorganization, merger, demerger, conversion or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares or shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Shares and Outstanding Company Voting Securities, as the case may be, and (y) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the action of the Board providing for such Business Combination; or

(iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Committee” means the Compensation Committee of the Board, and any successor committee thereto or such other committee of the Board as may be designated by the Board to administer this Plan in whole or in part including any subcommittee of the Board as designated by the Board.

“Company” means Transocean Ltd., a Swiss corporation, or any successor thereto.

“Director” means an individual serving as a member of the Board who is not an Employee.

“Director Award” means the grant of any Award (other than an Option, SAR or Cash Award) to a Participant who is a Director pursuant to such applicable terms, conditions, and limitations established by the Board.

“Dividend Equivalents” means, in the case of Restricted Share Units or Performance Units settled in Shares, an amount equal to all dividends and other distributions (or the economic equivalent thereof) that are payable to shareholders of record during the Restriction Period or performance period, as applicable, on a like number of Shares that are subject to the Award.  Dividend Equivalents may be payable in cash or in any form determined by the Committee in its absolute discretion.

“Employee” means an employee of the Company or any of its Subsidiaries.

“Employee Award” means the grant of any Award, whether granted singly, in combination, or in tandem, to an Employee pursuant to such applicable terms, conditions, and limitations established by the Committee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exercise Price” means the price at which a Participant may exercise an Option or SAR.

“Fair Market Value” means, as of any day, the closing price of the Shares on such day (or on the next preceding business day, if such day is not a business day or if no trading occurred on such day) as reported on the New York Stock Exchange or on such other securities exchange or reporting system as may be designated by the Committee. In the event that the price of a Share shall not be so reported, the Fair Market Value of a Share shall be determined by the Committee in its absolute discretion.

“Grant Date” means the date an Award is granted to a Participant pursuant to this Plan.

“Incentive Stock Option” means an Option that is intended to comply with the requirements set forth in Code Section 422.

“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements set forth in Code Section 422.

“Option” means a right to purchase a specified number of Shares at a specified Exercise Price, which is either an Incentive Stock Option or a Nonqualified Stock Option.

“Participant” means an Employee or Director to whom an Award has been made under this Plan.

“Performance Award” means an Award made pursuant to this Plan to a Participant which is subject to the attainment of one or more Performance Objectives.

“Performance Objective” means one or more standards established by the Committee to determine in whole or in part whether a Performance Award shall be earned.

“Performance Unit” means a unit evidencing the right to receive in specified circumstances one Share or equivalent value in cash, determined as a function of the extent to which established performance criteria have been satisfied.

“Performance Unit Award” means an Award in the form of Performance Units.

“Prior Plan” means the Long-Term Incentive Plan of Transocean Ltd., as amended and restated as of February 12, 2009.

“Qualified Performance Awards” has the meaning set forth in Paragraph 8(a)(vii)(B).

“Restricted Share Award” means an Award in the form of Restricted Shares.

“Restricted Shares” means a Share that is restricted or subject to forfeiture provisions.

“Restricted Share Unit” means a unit evidencing the right to receive in specified circumstances one Share or equivalent value in cash that is restricted or subject to forfeiture provisions.

“Restricted Share Unit Award” means an Award in the form of Restricted Share Units.

“Restriction Period” means a period of time beginning as of the date upon which a Restricted Share Award or Restricted Share Unit Award is made pursuant to this Plan and ending as of the date upon which such Award is no longer restricted or subject to forfeiture provisions.

“Share Appreciation Right” or “SAR” means a right to receive a payment, in cash or Shares, equal to the excess of the Fair Market Value of a specified number of Shares on the date the right is exercised over a specified Exercise Price.

“Share-Based Award” means an Award in the form of Shares, including a Restricted Share Award, a Restricted Share Unit Award or Performance Unit Award that may be settled in Shares, and excluding Options and SARs.

“Share-Based Award Limitations” has the meaning set forth in Paragraph 5(f)(ii).

“Shares” means the registered shares, par value 15.00 Swiss francs per share, of the Company.

“Subsidiary” means any entity, including partnerships and joint ventures, in which the Company has a significant ownership interest, as determined by the Committee.

4.

Eligibility. All Employees are eligible for Employee Awards under this Plan. All Directors are eligible for Director Awards under this Plan. The Committee (or the Board, in the case of Director Awards) shall determine the type or types of Awards to be made under this Plan and shall designate from time to time the Employees or Directors who are to be granted Awards under this Plan.

5.	Shares Available for Awards; Award Limitations.
(a)

Shares Initially Available for Awards. Subject to the provisions of Paragraph 15 hereof, there shall be available for Awards under this Plan granted wholly or partly in Shares (including rights or Options that may be exercised for or settled in Shares) an aggregate of 19,500,000 Shares plus the shares remaining available for awards under the Prior Plan as of the Effective Date, all of which shall be available for Incentive Stock Options.  Each Share issued pursuant to an award of Restricted Shares or Restricted Share Units (including those designated as Performance Awards) granted on or after the Effective Date shall reduce the Available Shares by 1.68.

(b)

Shares Again Available for Awards. If an Award expires or is terminated, cancelled or forfeited, the Shares associated with the expired, terminated, cancelled or forfeited Award shall again be available for Awards under this Plan. Notwithstanding the foregoing, the following Shares shall not become available for Awards under this Plan: (i) Shares tendered by an Participant or withheld by the Company for payment of an Exercise Price, (ii) Shares tendered by a Participant or withheld by the Company to satisfy the Company’s tax withholding obligation in connection with an Award, (iii) Shares reacquired in the open market or otherwise using cash proceeds from the exercise of Options, and (iv) Shares that are not issued to a Participant due to a net settlement of an Award.  For purposes of clarity, SARs and Options shall be counted in full against the Shares available for issuance under this Plan, regardless of the number of Shares issued upon settlement of the SARs and Options.

(c)

Prior Plan. Shares represented by awards granted under the Prior Plan that are forfeited, expired or canceled without delivery of Shares shall again become available for Awards under this Plan, with each such Share that relates to (i) awards of Options or SARs granted at any time or awards of Restricted Shares, Restricted Share Units, or Performance Units granted prior to May 15, 2009, increasing the Shares available for Awards under this Plan by 1.00 Share and (ii) awards of Restricted Shares, Restricted Share Units, or Performance Units granted between May 15, 2009 and the Effective Date, increasing the Shares available for Awards under this Plan by 1.68 Shares.

(d)

Substitute Awards. The foregoing notwithstanding, subject to applicable securities exchange listing requirements, the number Shares available for Awards shall not be reduced by (x) Shares issued under Awards granted in assumption, substitution or exchange for previously granted awards of a company acquired by the Company and (y) available shares under a shareholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) and such shares shall be available for Awards under this Plan.

(e)

Authority. The Board and the appropriate officers of the Company shall from time to time take whatever actions are necessary to file any required documents with governmental authorities, stock exchanges and transaction reporting systems to ensure that Shares are available for issuance pursuant to Awards.

(f)	Award Limitations. Notwithstanding anything to the contrary contained in this Plan, the following limitations shall apply to any Awards made hereunder:
i.	No Employee may be granted during any calendar year Awards consisting of Options or SARs that are exercisable for more than 600,000 Shares;
ii.

No Employee may be granted during any calendar year Awards that are Share-Based Awards covering or relating to more than 600,000 Shares (the limitation set forth in this clause (ii), together with the limitation set forth in clause (i) above, being hereinafter collectively referred to as the “Share-Based Award Limitations”);

iii.	No Employee may be granted during any calendar year Awards that may be settled solely in cash having a value determined on the Grant Date in excess of $5,000,000; and
iv.	No Director may be granted during any calendar year Director Awards having a value determined on the Grant Date in excess of $1,000,000.

Shares delivered by the Company in settlement of Awards may be authorized and unissued Shares (Shares issued out of the Company’s authorized or conditional share capital), Shares held in the treasury of the Company, Shares purchased on the open market or by private purchase or any combination of the foregoing.

6.	Administration.
(a)

Authority of the Committee. Except as otherwise provided in this Plan with respect to actions or determinations by the Board, this Plan shall be administered by the Committee; provided, however, that (i) any and all members of the Committee shall satisfy any independence requirements prescribed by any stock exchange on which the Company lists its Shares; (ii) Awards may be granted to individuals who are subject to Section 16(b) of the Exchange Act only if the Committee is composed solely of two or more “Non-Employee Directors” as defined in Securities and Exchange Commission Rule 16b-3 (as amended from time to time, and any successor rule, regulation or statute fulfilling the same or similar function); and (iii) any Award intended to qualify for the “performance-based compensation” exception under Code Section 162(m) shall be granted only if the Committee is composed solely of two or more “outside directors” within the meaning of Code Section l62(m) and regulations pursuant thereto. Subject to the provisions hereof, the Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper, all of which powers shall be exercised in the best interests of the Company and in keeping with the objectives of this Plan. Subject to Paragraph 6(c) hereof, the Committee may, in its discretion, (x) provide for the extension of the exercisability of an Award, or (y) in the event of death, disability, retirement, Change of Control or any other reason, accelerate the vesting or exercisability of an Award, eliminate or make less restrictive any restrictions contained in an Award, waive any restriction or other provision of this Plan or an Award or otherwise amend or modify an Award in any manner that is, in either case, (i) not materially adverse to the Participant to whom such Award was granted, (ii) consented to by such Participant or (iii) authorized by Paragraph 15(c) hereof; provided, however, that except as expressly provided in Paragraph 8(a)(i) or 8(a)(ii) hereof, no such action shall permit the term of any Option or SAR to be greater than 10 years from its Grant Date.  The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable to further this Plan’s purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. The Board shall have the same powers as the Committee with respect to Director Awards.

(b)

Indemnity. No member of the Board or the Chief Executive Officer of the Company to whom the Committee has delegated authority in accordance with the provisions of Paragraph 7 of this Plan shall be liable for anything done or omitted to be done by such person, by any member of the Board or the Committee or by any officer of the Company in connection with the performance of any duties under this Plan, except for his own willful misconduct or as expressly provided by statute.

(c)

Prohibition on Repricing of Awards.  Except for adjustments made pursuant to Paragraph 15, in no event will the Committee, without first obtaining approval by the majority of the shareholders of the Company, (i) decrease the Exercise Price of an Option or SAR after the Grant Date; (ii) accept for surrender to the Company any outstanding Option or SAR granted under this Plan as consideration for the grant of a new Option or SAR with a lower Exercise Price or for the grant of any other Award; (iii) repurchase from Participants whether for cash or any other consideration any outstanding Options or SARs that have an Exercise Price per share higher than the then current Fair Market Value of a Share; or (iv) grant any Option or SAR that contains a so-called “reload” feature under which additional Options, SARs or other Awards are granted automatically to the Participant upon exercise of the original Option or SAR.

7.

Delegation of Authority. The Committee may delegate any of its authority to grant Awards to Employees who are not subject to Section 16(b) of the Exchange Act subject to Paragraph 6(a) above, to the Board or the Chief Executive Officer of the Company, provided such delegation is made in writing and specifically sets forth such delegated authority. The Committee and the Board, as applicable, may engage or authorize the engagement of a third party administrator to carry out administrative functions under this Plan.  Any such delegation hereunder shall only be made to the extent permitted by applicable law.

8.	Employee Awards.
(a)

Award Provisions. The Committee shall determine the type or types of Employee Awards to be made under this Plan and shall designate from time to time the Employees who are to be the recipients of such Awards. Each Employee Award shall be embodied in an Award Agreement, which shall contain such terms, conditions and limitations as shall be determined by the Committee, in its sole discretion, and, if required by the Committee, shall be signed by the Participant to whom the Award is granted and by the Company. Awards may consist of those listed in this Paragraph 8(a) and may be granted singly, in combination or in tandem. Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under this Plan or any other plan of the Company or any of its Subsidiaries, including the plan of any acquired entity. All or part of an Award may be subject to conditions established by the Committee. Upon the termination of employment by a Participant who is an Employee, any unexercised, unvested or unpaid Awards shall be treated as set forth in the applicable Award Agreement or in any other written agreement the Company has entered into with the Participant.
i.

Options. An Employee Award may be in the form of an Option. An Option awarded pursuant to this Plan may consist of either an Incentive Stock Option or a Nonqualified Stock Option. The Exercise Price of an Option shall be not less than the Fair Market Value of the Shares on the Grant Date, subject to adjustment as provided in Paragraph 15 hereof. The term of an Option shall not exceed 10 years from the Grant Date. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Option, including, but not limited to, the term of any Option and the date or dates upon which the Option becomes vested and exercisable, shall be determined by the Committee.

ii.

Share Appreciation Rights. An Employee Award may be in the form of an SAR. The Exercise Price for an SAR shall not be less than the Fair Market Value of the Shares on the Grant Date, subject to adjustment as provided in Paragraph 15 hereof. The holder of a tandem SAR may elect to exercise either the Option or the SAR, but not both.  The exercise period for an SAR shall extend no more than 10 years after the Grant Date. Subject to the foregoing provisions, the terms, conditions, and limitations applicable to any SAR, including, but not limited to, the term of any SAR and the date or dates upon which the SAR becomes vested and exercisable, shall be determined by the Committee.

iii.

Restricted Share Awards. An Employee Award may be in the form of a Restricted Share Award. The terms, conditions and limitations applicable to any Restricted Share Award, including, but not limited to, the Restriction Period, shall be determined by the Committee.

iv.

Restricted Share Unit Awards. An Employee Award may be in the form of a Restricted Share Unit Award.  The terms, conditions and limitations applicable to a Restricted Share Unit Award, including, but not limited to, the Restriction Period, shall be determined by the Committee. Subject to the terms of this Plan, the Committee, in its sole discretion, may settle Restricted Share Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the vested Restricted Share Units.

v.

Performance Unit Awards. An Employee Award may be in the form of a Performance Unit Award.  Subject to the terms of this Plan, after the applicable performance period has ended, the Participant shall be entitled to receive settlement of the value and number of Performance Units earned by the Participant over the performance period, as determined based on the extent to which the corresponding performance objectives have been achieved.  Settlement of earned Performance Units shall be as determined by the Committee and as evidenced in an Award Agreement.  Subject to the terms of this Plan, the Committee, in its sole discretion, may settle earned Performance Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units as soon as practicable after the end of the performance period and following the Committee’s determination of actual performance against the performance measures and related goals established by the Committee.

vi.

Cash Awards. An Employee Award may be in the form of a Cash Award. The terms, conditions and limitations applicable to a Cash Award, including, but not limited to, vesting or other restrictions, shall be determined by the Committee.

vii.

Performance Awards. Without limiting the type or number of Awards that may be made under the other provisions of this Plan, an Employee Award may be in the form of a Performance Award. The terms, conditions and limitations applicable to an Award that is a Performance Award shall be determined by the Committee. The Committee shall set Performance Objectives in its discretion which, depending on the extent to which they are met, will determine the value and/or amount of Performance Awards that will be paid out to the Participant and/or the portion of an Award that may be exercised.

(A)

Nonqualified Performance Awards. Performance Awards granted to Employees that are not intended to qualify as qualified performance-based compensation under Code Section 162(m) shall be based on achievement of such Performance Objectives and be subject to such terms, conditions and restrictions as the Committee or its delegate shall determine.

(B)

Qualified Performance Awards. Performance Awards granted to Employees under this Plan that are intended to qualify as qualified performance-based compensation under Code Section 162(m) (“Qualified Performance Awards”) shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Objectives established by the Committee prior to the earlier to occur of (1) 90 days after the commencement of the period of service to which the Performance Objective relates and (2) the lapse of 25% of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain. A Performance Objective is objective if a third party having knowledge of the relevant facts could determine whether the goal is met. One or more of such goals may apply to the Employee, one or more business units, divisions or sectors of the Company, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A Performance Objective shall include one or more of the following: (1) increased revenue; (2) net income measures (including but not limited to income after capital costs and income before or after taxes); (3) Share price measures (including but not limited to growth measures and total shareholder return); price per Share; market share; earnings per Share (actual or targeted growth); (4) earnings before interest, taxes, depreciation, and amortization (“EBITDA”); (5) economic value added (or an equivalent metric); (6) market value added; (7) debt to equity ratio; (8) cash flow measures (including but not limited to cash flow return on capital, cash flow return on tangible capital, net cash flow and net cash flow before financing activities cash flow value added, cash flow return on market capitalization); (9) return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity); (10) operating measures (including operating income, funds from operations, cash from operations, after-tax operating income; sales volumes, production volumes and production efficiency); (11) expense measures (including but not limited to overhead cost and general and administrative expense cost control and project management); (12) margins; (13) shareholder value; (14) total shareholder return; (15) proceeds from dispositions; and (16) total market value and corporate values measures (including ethics compliance, environmental, human resources development and safety).

Unless otherwise stated, such a Performance Objective need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria).  In interpreting Plan provisions applicable to Qualified Performance Awards, it is the intent of this Plan to conform with the standards of Code Section 162(m) and Treasury Regulation § 1.162-27(e)(2)(i), as to grants to Employees, who are or may be “covered employees,” as defined in Code Section 162(m), and the Committee in establishing such goals and interpreting this Plan shall be guided by such provisions.  Prior to the payment of any compensation based on the achievement of Performance Objectives applicable to Qualified Performance Awards, the Committee must certify in writing that applicable Performance Objectives and any of the material terms thereof were, in fact, satisfied.  For this purpose, approved minutes of the Committee meeting in which the certification is made shall be treated as such written certification.  Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Qualified Performance Awards made pursuant to this Plan shall be determined by the Committee.

(b)	Minimum Vesting. Subject to Paragraph 6(a) hereof, all Employee Awards shall have a minimum vesting period or Restriction Period, as applicable, of one year from the Grant Date.
9.

Director Awards. The Board has the sole authority to grant Director Awards from time to time in accordance with this Paragraph 9. Director Awards may consist of the forms of Award described in Paragraph 8, with the exception of Options, SARs, Performance Awards and Cash Awards, and shall be granted subject to such terms and conditions as specified in Paragraph 8. Each Director Award may, in the discretion of the Board, be embodied in an Award Agreement, which shall contain such terms, conditions, and limitations as shall be determined by the Board, in its sole discretion. Subject to Paragraph 6(a) hereof, all Director Awards shall vest at such time as the Board may designate in its sole discretion, but not earlier than the first to occur of (a) the first anniversary of the Grant Date of such Director Award or (b) the date of the annual general meeting of the Board next following the Grant Date of such Director Award.
10.	Award Payment; Dividends and Dividend Equivalents.
(a)

General. Payment of Awards may be made in the form of cash or Shares, or a combination thereof, and may include such restrictions as the Committee (or the Board, in the case of Director Awards) shall determine, including, but not limited to, in the case of Shares, restrictions on transfer and forfeiture provisions. For a Restricted Share Award, the certificates evidencing the shares of such Restricted Shares (to the extent that such shares are so evidenced) shall contain appropriate legends and restrictions that describe the terms and conditions of the restrictions applicable thereto. For a Restricted Share Unit Award that may be settled in Shares, the Shares that may be issued at the end of the Restriction Period shall be evidenced by book entry registration or in such other manner as the Committee may determine.

(b)

Dividends and Dividend Equivalents. Rights to (i) dividends will be extended to and made part of any Restricted Share Award and (ii) Dividend Equivalents may be extended to and made part of any Restricted Share Unit Award and Performance Unit Award, subject in each case to such terms, conditions and restrictions as the Committee may establish; provided, however, that no such Dividend Equivalents shall be paid with respect to unvested Restricted Share Unit Awards or Performance Unit Awards. Dividend Equivalents with respect to unvested Restricted Share Unit Awards or Performance Unit Awards may, in the discretion of the Committee, be accumulated and paid to the Participant at the time that such Restricted Share Unit Award or Performance Unit Award vests. Dividends and/or Dividend Equivalents shall not be made part of any Options or SARs.

11.

Option Exercise. The Exercise Price shall be paid in full at the time of exercise in cash or, if permitted by the Committee and elected by the Participant, the Participant may purchase such shares by means of the Company withholding Shares otherwise deliverable on exercise of the Award or tendering Shares valued at Fair Market Value on the date of exercise, or any combination thereof. The Committee, in its sole discretion, shall determine acceptable methods for Participants to tender Shares or other Awards. The Committee may provide for procedures to permit the exercise or purchase of such Awards by use of the proceeds to be received from the sale of Shares issuable pursuant to an Award (including cashless exercise procedures approved by the Committee involving a broker or dealer approved by the Committee). The Committee may adopt additional rules and procedures regarding the exercise of Options from time to time, provided that such rules and procedures are not inconsistent with the provisions of this Paragraph 11.

12.

Taxes. The Company shall have the right to deduct applicable taxes from any Award payment and withhold, at the time of delivery or vesting of cash or Shares under this Plan, an appropriate amount of cash or number of Shares or a combination thereof for payment of required withholding taxes or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for withholding of such taxes; provided, however, that the number of Shares withheld for payment of required withholding taxes must equal no more than the required minimum withholding taxes. The Committee may also permit withholding to be satisfied by the transfer to the Company of Shares theretofore owned by the holder of the Award with respect to which withholding is required.  If Shares are used to satisfy tax withholding, such Shares shall be valued based on the Fair Market Value when the tax withholding is required to be made.

13.

Amendment, Modification, Suspension or Termination. The Board may amend, modify, suspend or terminate this Plan (and the Committee may amend an Award Agreement) for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment or alteration that would materially adversely affect the rights of any Participant under any Award previously granted to such Participant shall be made without the consent of such Participant and (ii) no amendment or alteration shall be effective prior to its approval by the shareholders of the Company to the extent shareholder approval is otherwise required by applicable legal requirements or the requirements of the securities exchange on which the Company’s shares are listed, including any amendment that expands the types of Awards available under this Plan, materially increases the number of Shares available for Awards under this Plan, materially expands the classes of persons eligible for Awards under this Plan, materially extends the term of this Plan, materially changes the method of determining the Exercise Price of Options, or deletes or limits any provisions of this Plan that prohibit the repricing of Options or SARs.

14.

Assignability. Unless otherwise determined by the Committee (or the Board in the case of Director Awards) or expressly provided for in an Award Agreement, no Award or any other benefit under this Plan shall be assignable or otherwise transferable except (i) by will or the laws of descent and distribution or (ii) pursuant to a domestic relations order issued by a court of competent jurisdiction that is not contrary to the terms and conditions of this Plan or applicable Award and in a form acceptable to the Committee. The Committee may prescribe and include in applicable Award Agreements other restrictions on transfer. Any attempted assignment of an Award or any other benefit under this Plan in violation of this Paragraph 14 shall be null and void. Notwithstanding the foregoing, no Award may be transferred for value or consideration.

15.	Adjustments.
(a)

The existence of outstanding Awards shall not affect in any manner the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the capital stock of the Company or its business or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock (whether or not such issue is prior to, on a parity with or junior to Shares) or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding of any kind, whether or not of a character similar to that of the acts or proceedings enumerated above.

(b)

In the event of any subdivision or consolidation of outstanding Shares, declaration of a dividend payable in Shares, combination of shares, or other stock split, then (1) the number of Shares reserved under this Plan, (2) the number of Shares covered by outstanding Awards in the form of Shares or units denominated in Shares, (3) the Exercise Price or other price in respect of such Awards, (4) the Share-Based Award Limitations, and (5) the appropriate Fair Market Value and other price determinations for such Awards shall each be proportionately adjusted by the Committee as appropriate to reflect such transaction. In the event of any other recapitalization or capital reorganization of the Company, any consolidation or merger of the Company with another corporation or entity, the adoption by the Company of any plan of exchange affecting the Shares, rights offer, dissolution, demerger, conversion, spin-off, or any distribution to holders of Shares of securities or property (other than normal cash dividends or dividends payable in Shares), the Committee shall make appropriate adjustments to (i) the number of Shares reserved under this Plan, (ii) the number and kind of Shares covered by Awards in the form of Shares or units denominated in Shares, (iii) the Exercise Price or other price in respect of such Awards, (iv) the appropriate Fair Market Value and other price determinations for such Awards, and (v) the Share-Based Award Limitations to reflect such transaction; provided that such adjustments shall only be such as are necessary to maintain the proportionate interest of the holders of the Awards and preserve, without increasing, the value of such Awards.

(c)

In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee may make such adjustments to Awards or other provisions for the disposition of Awards as it deems equitable, and shall be authorized, in its discretion, (i) to provide for the substitution of a new Award or other arrangement (which, if applicable, may be exercisable for such property or stock as the Committee determines) for an Award or the assumption of the Award, regardless of whether in a transaction to which Code Section 424(a) applies, (ii) to provide, prior to the transaction, for the acceleration of the vesting and exercisability of, or lapse of restrictions with respect to, the Award and, if the transaction is a cash merger, provide for the termination of any portion of the Award that remains unexercised at the time of such transaction, or (iii) to cancel any such Awards and to deliver to the Participants cash in an amount that the Committee shall determine in its sole discretion is equal to the Fair Market Value of such Awards on the date of such event, which in the case of Options or Share Appreciation Rights shall be the excess (if any) of the Fair Market Value of Shares on such date over the Exercise Price of such Award.

(d)	No adjustment or substitution pursuant to this Paragraph 15 shall be made in a manner that results in noncompliance with the requirements of Code Section 409A, to the extent applicable.
16.

Restrictions. No Shares or other form of payment shall be issued with respect to any Award unless the Company shall be satisfied based on the advice of its counsel that such issuance will be in compliance with applicable federal and state securities and other laws. Certificates evidencing Shares delivered under this Plan (to the extent that such Shares are so evidenced) may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or transaction reporting system upon which the Shares are then listed or to which it is admitted for quotation and any applicable federal or state securities or other laws. The Committee may cause a legend or legends to be placed upon such certificates (if any) to make appropriate reference to such restrictions.

17.

Unfunded Plan. This Plan is unfunded. Although bookkeeping accounts may be established with respect to Participants who are entitled to cash, Shares or rights thereto under this Plan, any such accounts shall be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets that may at any time be represented by cash, Shares or rights thereto, nor shall this Plan be construed as providing for such segregation, nor shall the Company, the Board or the Committee be deemed to be a trustee of any cash, Shares or rights thereto to be granted under this Plan. Any liability or obligation of the Company to any Participant with respect to an Award of cash, Shares or rights thereto under this Plan shall be based solely upon any contractual obligations that may be created by this Plan and any Award Agreement, and no such liability or obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.  None of the Company, the Board or the Committee shall be required to give any security or bond for the performance of any obligation that may be created by this Plan. With respect to this Plan and any Awards granted hereunder, Participants are general and unsecured creditors of the Company and have no rights or claims except as otherwise provided in this Plan or any applicable Award Agreement.

18.	Code Section 409A.
(a)

Awards made under this Plan are intended to comply with or be exempt from Code Section 409A, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent. No payment, benefit or consideration shall be substituted for an Award if such action would result in the imposition of taxes under Code Section 409A. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under this Plan would result in the imposition of an additional tax under Code Section 409A, that Plan provision or Award shall be reformed, to the extent permissible under Code Section 409A, to avoid imposition of the additional tax, and no such action shall be deemed to adversely affect the Participant’s rights to an Award.

(b)

Unless the Committee provides otherwise in an Award Agreement, each Restricted Share Unit Award, Performance Unit Award or Cash Award (or portion thereof if the Award is subject to a vesting schedule) shall be settled no later than the 15th day of the third month after the end of the first calendar year in which the Award (or such portion thereof) is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee determines that a Restricted Share Unit Award, Performance Unit Award or Cash Award is intended to be subject to Code Section 409A, the applicable Award Agreement shall include terms that are designed to satisfy the requirements of Code Section 409A.

(c)

If the Participant is identified by the Company as a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i) on the date on which the Participant has a “separation from service” (other than due to death) within the meaning of Treasury Regulation § 1.409A-1(h), any Award payable or settled on account of a separation from service that is deferred compensation subject to Code Section 409A shall be paid or settled on the earliest of (i) the first business day following the expiration of six months from the Participant’s separation from service, (ii) the date of the Participant’s death, or (iii) such earlier date as complies with the requirements of Code Section 409A.

19.

Governing Law. This Plan and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, shall be governed by and construed in accordance with the laws of the State of Texas.

20.

Right to Continued Service or Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company or any of its Subsidiaries to terminate any Participant’s employment or other service relationship with the Company or its Subsidiaries at any time, nor confer upon any Participant any right to continue in the capacity in which such Participant is employed or otherwise serves the Company or its Subsidiaries.

21.

Non-Uniform Determinations. Determinations by the Committee or the Board under this Plan (including, without limitation, determinations of the persons to receive Awards under this Plan; the form, amount and timing of such Awards; the terms and provisions of such Award Agreements evidencing same; and provisions with respect to termination of employment or service) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under this Plan, whether or not such persons are similarly situated.

22.

Clawback Right. Notwithstanding any other provisions in this Plan, any Award shall be subject to recovery or clawback by the Company under any clawback policy adopted by the Company whether before or after the Grant Date of the Award.

23.

Usage. Words used in this Plan in the singular shall include the plural and in the plural the singular, and the gender of words used shall be construed to include whichever may be appropriate under any particular circumstances of the masculine, feminine or neuter genders.

24.	Headings. The headings in this Plan are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Plan.
25.

Effectiveness. This Plan shall be effective as of the Effective Date. This Plan shall continue until terminated by action of the Board. Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon the approval by the holders of a majority of Shares present, or represented, and entitled to vote at the 2015 annual general meeting of the Company’s shareholders. If the shareholders of the Company should fail to so approve this Plan at such meeting, (i) this Plan shall not be of any force or effect and (ii) any grants of Awards hereunder shall be null and void.

FIRST AMENDMENT TO TRANSOCEAN LTD. 2015 LONG-TERM INCENTIVE PLAN

WHEREAS, Transocean Ltd., a Swiss corporation (the “Company”), has established and maintains the Transocean Ltd. 2015 Long-Term Incentive Plan (the “Plan”); and

WHEREAS, pursuant to Section 13 of the Plan, the Company has the right to amend the Plan at any time by action of its Board of Directors, subject to prior approval by the Company’s shareholders to the extent such approval is determined to be required by applicable legal and/or securities exchange requirements; and

WHEREAS, the Company desires to amend the Plan to increase the number of registered shares of the Company (“Shares”) available for issuance under the Plan, subject to approval of the shareholders of the Company; and

WHEREAS, such increase in shares of Common Stock shall be submitted for shareholder approval at the Annual Meeting of Stockholders of the Company on May 18, 2018;

NOW, THEREFORE, in consideration of the foregoing, the aggregate number of Shares available for issuance under the Plan is hereby increased by 12,000,000 Shares and the first sentence of Section 5(a) of the Plan is hereby amended to read as follows, effective May 18, 2018, contingent on the approval of the shareholders of the Company:

“Subject to the provisions of Paragraph 15 hereof, there shall be available for Awards under this Plan granted wholly or partly in Shares (including rights or Options that may be exercised for or settled in Shares) an aggregate of 31,500,000 Shares plus the 1,212,966 Shares remaining available for awards under the Prior Plan as of the Effective Date, all of which shall be available for Incentive Stock Options.”

APPENDIX A

Transocean Ltd. and subsidiaries

Non-GAAP Financial Measures and Reconciliations

Earnings Before Interest, Taxes and Depreciation and Related Margins

(in millions, except percentages)

YTD
12/31/17

Operating revenues	$2,973
Drilling contract termination fees	(201)
Adjusted Normalized Revenues	$2,772

Net income (loss)	$(3,097)
Interest expense, net of interest income	448
Income tax expense (benefit)	94
Depreciation expense	832
EBITDA	(1,723)

Litigation matters	(8)
Restructuring charges	3
Acquisition costs	4
Loss on impairment of assets	1,498
(Gain) loss on disposal of assets, net	1,590
Loss on retirement of debt	55
Adjusted EBITDA	1,419

Drilling contract termination fees	(201)
Adjusted Normalized EBITDA	$1,218

EBITDA margin	(58)%
Adjusted EBITDA margin	48%
Adjusted Normalized EBITDA margin	44%

AP-1

VOTE BY INTERNET - www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information up until 8:00 a.m. Eastern Daylight Time/2:00 p.m. Swiss Time on the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. TRANSOCEAN LTD. TURMSTRASSE 30 CH-6312 STEINHAUSEN SWITZERLAND ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to: Transocean 2018 AGM Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA or Schweiger Advokatur / Notariat, Dammstrasse 19, CH-6300 Zug, Switzerland. All proxy cards must be received no later than 8:00 a.m. Eastern Daylight Time/2:00 p.m. Swiss Time, on the meeting date. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E40783-P04398 THIS PROXY CARD IS VALID ONLY WHEN SIGNED. Please indicate in the appropriate space how you wish the shares to be voted. If you give no specific voting instructions in relation to one or several proposals, you instruct the independent proxy to exercise your voting rights for all proposals in accordance with the recommendation of the Board of Directors (“FOR” proposals 1-4, 6, 8-10 and 12, “FOR” each nominee and ratification listed in proposals 5, 7 and 11). For For Against Abstain Against Abstain ! ! ! 1. Approval of the 2017 Annual Report, Including the Audited Consolidated Financial Statements and the Audited Statutory Financial Statements of Transocean Ltd. for Fiscal Year 2017 7. Election of the Members of the Compensation Committee, Each for a Term Extending Until Completion of the Next Annual General Meeting (please mark the boxes next to each nominee) 2. Discharge of the Members of the Board of Directors and Executive Management Team From Liability for Activities During Fiscal Year 2017 Appropriation of the Accumulated Loss for Fiscal Year 2017 and Release of CHF 1,500,000,000 of Statutory Capital Reserves from Capital Contribution and Allocation to Free Capital Reserves from Capital Contribution Renewal of Authorized Share Capital ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 7A. Frederico F. Curado 3. 7B. Vincent J. Intrieri 7C. Tan Ek Kia 8. Reelection of Schweiger Advokatur / Notariat as the Independent Proxy for a Term Extending Until Completion of the Next Annual General Meeting Appointment of Ernst & Young LLP as the Company's Independent Registered Public Accounting Firm for Fiscal Year 2018 and Reelection of Ernst & Young Ltd, Zurich, as the Company's Auditor for a Further One-Year Term 4. 5. Reelection of 11 Directors (5A – 5K), Each for a Term Extending Until Completion of the Next Annual General Meeting (please mark the boxes next to each nominee) 9. ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 5A. Glyn A. Barker ! ! ! 5B. Vanessa C.L. Chang 10. Advisory Vote to Approve Named Executive Officer Compensation 11. Prospective Votes on the Maximum Compensation of the Board of Directors and the Executive Management Team, respectively (please mark the boxes next to each item) 5C. Frederico F. Curado 5D. Chadwick C. Deaton 11A. Ratification of an amount of US $4,121,000 as the Maximum Aggregate Amount of Compensation of the Board of Directors for the Period Between the 2018 and 2019 Annual General Meetings Ratification of an amount of US $24,000,000 as the Maximum Aggregate Amount of Compensation of the Executive Management Team for Fiscal Year 2019 ! ! ! 5E. Vincent J. Intrieri 5F. Samuel J. Merksamer 11B. ! ! ! ! ! ! 5G. Merrill A. "Pete" Miller, Jr. 5H. Frederik W. Mohn 12. Approval of Amendment to Transocean Ltd. 2015 Long-Term Incentive Plan for Additional Reserves 5I. Edward R. Muller 5J. Tan Ek Kia As Recommended by the Board of Directors 5K. Jeremy D. Thigpen Against Abstain If any modifications to agenda items or proposals identified in the notice of meeting or other matters on which voting is permissible under Swiss law are properly presented at the Annual General Meeting for consideration, you instruct the independent proxy, in the absence of other specific instructions, to vote in accordance with the recommendations of the Board of Directors. 6. Election of Merrill A. "Pete" Miller, Jr. as the Chairman of the Board of Directors for a Term Extending Until Completion of the Next Annual General Meeting ! ! ! The signature on this Proxy Card should correspond exactly with the shareholder’s name as printed above. In the case of joint tenancies, co-executors or co-trustees each should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title. Signature [PLEASE SIGN WITHIN BOX] Date Signature [PLEASE SIGN WITHIN BOX] Date

Transocean Ltd. Admission Card If you choose to personally attend and exercise your voting rights at the Transocean Ltd. Annual General Meeting on May 18, 2018 at 6:30 p.m., Swiss Time, at the Offices of Transocean Ltd., Turmstrasse 30, CH-6312 Steinhausen, Switzerland, please present this detached card, together with proof of identification, at the admission office prior to the meeting. If you hold several admission cards, please present all of them for validation at the meeting. Your vote is important. To ensure the shares are represented, you should complete, sign and date the below proxy card and return it promptly in the enclosed postage pre-paid envelope to: Transocean 2018 AGM, Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA or Transocean 2018 AGM, Vote Processing, c/o Schweiger Advokatur / Notariat, Dammstrasse 19, CH-6300 Zug, Switzerland, so that it arrives no later than 8:00 a.m., Eastern Daylight Time, 2:00 p.m. Swiss Time, on May 18, 2018 whether or not you intend to attend the meeting. You may revoke your proxy and vote in person if you decide to attend the meeting. You must separate this Admission Card before returning the Proxy Card in the enclosed envelope. Important notice regarding the availability of Proxy Materials for the Annual General Meeting of Shareholders to be held May 18, 2018: The Combined Document is available at: http://www.deepwater.com E40784-P04398 TRANSOCEAN LTD. THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Proxy Card for use at the Annual General Meeting of Shareholders of Transocean Ltd., a Swiss corporation (“Transocean”), or any adjournment or postponement thereof (the “Meeting”), to be held on May 18, 2018 at 6:30 p.m. Swiss Time, at the Offices of Transocean Ltd., Turmstrasse 30, CH-6312 Steinhausen, Switzerland. IMPORTANT NOTE: Please sign, date and return this Proxy Card in the enclosed postage pre-paid envelope to: Transocean 2018 AGM, Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, USA or Transocean 2018 AGM, Vote Processing, c/o Schweiger Advokatur / Notariat, Dammstrasse 19, CH-6300 Zug, Switzerland. We urge you to return your proxy card as soon as possible to ensure that your proxy card is timely submitted. Any proxy card must be received by either Broadridge or Schweiger Advokatur / Notariat no later than 8:00 a.m. Eastern Daylight Time, 2:00 p.m. Swiss Time, on May 18, 2018. The signatory, revoking any proxy heretofore given in connection with the Meeting, appoints the independent proxy, Schweiger Advokatur / Notariat, as proxy to represent the signatory at the Meeting and to vote all shares the signatory is entitled to vote at the Meeting on all matters properly presented at the Meeting in accordance with the signatory's voting instructions on the reverse side of this Proxy Card. Please provide your specific voting instructions by marking the applicable instruction boxes on the reverse side of this Proxy Card. If you do not provide specific voting instructions in relation to one or several proposals described on the reverse side, you instruct the independent proxy to vote “FOR” proposals 1-4, 6, 8-10 and 12, “FOR” each nominee and ratification listed in proposals 5, 7 and 11 and as recommended by the Board of Directors on any modifications to an agenda item or any other matter which may be properly presented or brought before the Meeting. The undersigned hereby acknowledges receipt of notice of, and the proxy statement for, the aforesaid Meeting. Continued on the reverse side. Must be signed on the reverse side.